As filed with the Securities and Exchange Commission on May 14, 2009

Registration No. 333-152149

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________

AMENDMENT NO. 1
to
FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SUNSET SUITS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	2320	26-1516905
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

ul. Garbary 57, 61-758 Poznań, Poland
Telephone Number of Registrant’s Principal Executive Offices
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
____________________________
Mirosław Kranik
ul. Garbary 57, 61-758 Poznań, Poland
+48 (61) 642 40 04

Copies to:
Louis A. Bevilacqua, Esq.
Joseph R. Tiano, Esq.
Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, N.W., Washington, D.C. 20037
202.663.8000
(Names, addresses and telephone numbers of agents for service)
____________________________

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be	Amount to be	Proposed maximum offering	Proposed maximum	Amount of
registered	registered(1)(3)	price per share (2)	aggregate offering price(2)	registration fee
Common stock, $0.001 par value, including common stock purchase rights appurtenant thereto	5,128,217	$3.12	$16,000,037	$628.80

(1)

In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended, based on the last private sales price for shares of common stock of the Registrant as there is currently no public market price for the Registrant’s common stock. Management considered the total number of shares outstanding post offering, estimated market capitalization, forward looking net income and targeted price-to-earnings ratio to determine the offering price per share.

(3)

Represents 5,128,217 shares of the Registrant’s common stock being offered by the selling stockholders named in the Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

Subject to completion, dated May 14, 2009

SUNSET SUITS HOLDINGS, INC.

5,128,217 Shares of Common Stock

This prospectus relates to 5,128,217 shares of common stock of Sunset Suits Holdings, Inc. that may be sold from time to time by the selling stockholders named in this prospectus.

We will not receive any proceeds from the sales by the selling stockholders.

Our common stock is not listed on any principal market, nor is it quoted on any securities quotation system. Therefore, there is no reported sales price per share of our common stock as of the date of this prospectus.

The selling stockholders will sell our shares at a price per share equal to $3.12 until our shares are quoted on the Over-the-Counter Bulletin Board, and thereafter at prevailing market prices or at privately negotiated prices.

Any participating broker-dealers and any selling stockholders who are affiliates of broker-dealers may be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any commissions or discounts given to any such broker-dealer or affiliate of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is _____________, 2009.

TABLE OF CONTENTS

SUMMARY	1
RISK FACTORS	8
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	15
USE OF PROCEEDS	16
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	16
DIVIDEND POLICY	16
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	17
CORPORATE STRUCTURE AND HISTORY	36
OUR BUSINESS	39
MANAGEMENT	49
EXECUTIVE COMPENSATION	50
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS; DIRECTOR INDEPENDENCE	52
PRINCIPAL AND SELLING STOCKHOLDERS	53
DESCRIPTION OF CAPITAL STOCK	60
SHARES ELIGIBLE FOR FUTURE SALE	61
PLAN OF DISTRIBUTION	62
LEGAL MATTERS	64
EXPERTS	64
WHERE YOU CAN FIND MORE INFORMATION	64

You should only rely on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover, but the information may have changed since that date.

SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, including the financial statements, the notes thereto and matters set forth under “Risk Factors.”

Overview

We are a designer and retailer of high quality menswear based in Poland. Our merchandise includes suits, sport coats, slacks, dress shirts and ties. We offer an assortment of styles and maintain a broad selection of fabrics, colors and sizes. We manufacture our menswear through our subsidiary, Fashion Service Sp. z o.o., or Fashion Service, and we also purchase some of our inventory from third party suppliers.

We distribute our clothing primarily through our sales outlets, which we operate, and which are dedicated exclusively to the sale of our clothing. As of March 31, 2009, our operations included 90 domestic retail stores located in Poland with total retail space of approximately 12,063 square meters, and 3 stores located in Latvia with total retail space of approximately 358 meters. Our sales outlets are located mainly in larger shopping centers in urban areas with populations in excess of 50,000 people. All of our Polish sales outlets are leased. We believe our sales outlets set, reinforce and capitalize on the image and distinct sensibility of our brand and provide a shopper-friendly environment. The display of our merchandise in our sales outlets varies depending upon the selling season and the size and location of the store. Generally, our sales outlets are leased for initial periods ranging from 5 to 10 years with renewal options for an additional 5 years. The outlets range in size from 60 square meters to 255 square meters.

We target our sales to men in the 18 to 35 year-old age group, one of the most rapidly developing demographics in our industry. Our products are targeted toward consumers of business attire, consumers who are purchasing attire for special events, and consumers who are shopping for “smart” casual attire.

Because we concentrate on men’s business attire, which is characterized by infrequent and more predictable fashion changes, we believe that we are not as exposed to trends typical of more fashion-forward apparel retailers, where significant markdowns and promotional pricing are more common. In addition, because our inventory mix includes “business casual” merchandise, we are able to meet demand for such products resulting from the trend over the past decade toward more relaxed dress codes in the workplace. We believe that the quality and selection we provide to our customers have been significant factors in enabling us to consistently gain market share in Poland.

We market our clothing principally through the direct efforts of our in-house sales staff. We had 379 sales personnel as of March 31, 2008. As of March 31, 2009, the sales personnel amounted to 417 persons. We believe we provide a superior level of customer service relative to our competitors. Additionally, our in-store salespersons are trained as clothing consultants to provide customers with assistance and advice on their apparel needs, including product style, color coordination, fabric choice and garment fit. We encourage our sales staff to be friendly and knowledgeable.

Fashion Service, our wholly-owned subsidiary, is the primary designer, manufacturer and supplier for both our domestic and international retail operations. We select our designers on the basis of their understanding of the retail industry and their ability to understand what consumers desire and which designs are most likely to be commercially viable. We maintain a staff of designers and merchandisers who are supported by a staff of design professionals.

Our design staff designs substantially all of our products using computer aided design stations, which provide timely translation of designs into sample depictions varying in color, cut and style. We conduct the manufacturing of our merchandise primarily at our factory in Krzyżanowo, Poland. As of March 31, 2009, we have approximately 299 employees working in our manufacturing facilities.

Our principal raw material is fabric, including woolens, cottons, polyester and blends of wool and polyester. Approximately 90% of the raw materials that we purchased in 2007 were purchased from foreign mills, including mills in China, Korea and Europe. Purchases from foreign mills, especially with respect to higher quality fabrics, reflect enhanced diversity of available styles relative to Polish-sourced fabric. Purchases from our largest fabric supplier represented 45% of our total fabric requirements in 2007, compared to 40% in 2006. No other supplier accounted for over 25% of our 2007 total raw material requirements. As is customary in the industry, we have no long-term contracts with our suppliers.

We operate under substantial time constraints. In order to deliver, in a timely manner, merchandise that reflects current trends, we attempt to schedule a substantial portion of our raw material commitments relatively late in the production cycle, thereby favoring suppliers able to make quick adjustments in response to changing production needs. Since we operate our own manufacturing facilities, we do not have the same obligations to secure advance production facilities that face other companies in the clothing industry.

For the fiscal year ended December 31, 2008, we had net sales of $38 million compared to net sales of $33 million for the fiscal year ended December 31, 2007, an increase of 15%. Approximately 18% of this increase, however, results from the increase in value of the PLN compared to the USD from 2006 to 2007.

We compete with several designers and manufacturers of apparel, domestic and foreign. Our ability to continuously evaluate and respond to changing consumer demands and tastes, across multiple markets, is critical to our success. We emphasize fashion, quality and service in engaging in the apparel business. Our business depends on our ability to shape, stimulate, and respond to changing consumer trends and demands by producing innovative, attractive and exciting clothing as well as on our ability to remain competitive in the areas of quality and price.

Our Industry

Overview of the Global Apparel Industry

Sales of menswear are spread relatively equally over Europe, USA and the Asia Pacific Region. According to SMI-ATI Federazione Imprese Tessili e Moda Italiane, or SMI-ATI, clothing sales in Europe represent approximately 28.4% of global clothing sales. Approximately 90% of these sales derive from countries in Europe other than Hungary, the Czech Republic, Poland and Russia. Sales of menswear in Poland are the highest in Central Europe, constituting 2.1% of total European sales. Sales of menswear in the Czech Republic and Hungary are much lower constituting only 0.8% and 0.7%, respectively, of total European sales. According to Datamonitor, Russia, which covers a much greater geographic area than Poland, generates only about 6.6% of total European sales (about 3 times more sales than Poland notwithstanding its significantly greater geographic size). According to SMI-ATI, the eastern European markets (e.g., Ukraine, Russia) will represent an increasingly larger segment of the European menswear market over the next several years both in terms of production and distribution of menswear products.

According to Eurostat in its 2008 report entitled “Textiles, Clothing, Leather and Footwear,” the textiles, clothing and leather manufacturing sector of the European Union (27 countries) consisted of about 266,000 enterprises in 2004, generating EUR 67.8 billion of value. According to Eurostat, this value corresponds to 1.3 % of the value generated by the non-financial business economy of the European Union. According to Eurostat, the textiles, clothing and leather manufacturing sector of the EU-27 employed 3.4 million workers in 2004, constituting 2.7% of the non-financial business economy workforce of the European Union.

According to Eurostat, over the last five years, clothing consumption has increased at a slow pace in the largest European markets (with the exception of Germany, where sales of clothing has slightly decreased). Sales of clothing in new European member states has grown slightly over the last several years, however, average consumption of clothing is still relatively low.

According to Eurostat, European clothing prices have shown relative stability notwithstanding an overall increase in prices for consumer goods generally. In some European countries such as Spain and Italy, clothing prices have steadily increased, while in other European countries such as the United Kingdom and most Northern European countries, clothing prices have declined.

The recent trend in clothing prices is likely to have been affected by macro-economic conditions, including slow economic growth in the European Union. We also believe that clothing prices were affected by the following factors: (1) changing consumption patterns (increasing concerns for price, increasing popularity of seasonal sales, outlets, and increasing appeal of other product categories), which resulted in a reduction in clothing consumption for the average European family; (2) the liberalization of international clothing and textile trade, which has exposed European manufacturers to the increasing pressure of low-cost Asian imports; (3) the consolidation of China as the world leading producer of clothing, and its increasing weight on European imports; and (4) the increasing appreciation of the European currency, which might have negatively affected the international competitiveness of European goods. Within the clothing industry, these changes have been associated with broad changes in international value chains and retail formats, resulting in increasing pressure for cost-reduction on European manufacturers.

Overview of the Polish Clothing Market

The Polish clothing market has grown significantly in recent years. According to the Central Statistical Office of Poland, or GUS, the yearly average increase in the Polish clothing sector has been between approximately 5% and 18% over the period from 2005 through 2007. Many factors have contributed to this growth, including the consolidation of Polish clothing manufacturers, an increase in investments in, and restructuring of, Polish clothing manufacturers, an increase in Polish and foreign investment in the construction of shopping centers, the diversification of customers and the creation of trademarks tailored for specific customer groups and an increased focus on sales and marketing efforts.

The value of retail sales in Poland is subjected to significant fluctuation from year to year. According to GUS, in 2005, retail sales in Poland shrunk by 2.4%, in part as a reaction to the slower pace of economic growth and in part because of a high comparative base (material portion of retail sales growth in 2004 was generated by the one-off impact of Poland’s accession to the EU). In 2006 GUS noted a close to 13% increase in retail sales to over PLN 490 billion (approximately $207 billion). In Poland, 30% of the value of retail sales is generated on non-food goods. Clothing and footwear accounts for a relatively stable percentage share of total sales, oscillating around 5-6% (5.4% in 2006).

According to the Economist Intelligence Unit, or the EIU, and Gfk Polonia, an international market research organization specializing in custom research in areas such as consumer trends and goods, clothing sales in Poland are also highly dependent upon price. According to Gfk Polonia, on average 91% of respondents to their survey claim that price is a key prerequisite for the purchase of clothing. Among other significant factors, discounts (88% of respondents), a wide range of products (84% of respondents), high quality (77%) were mentioned. Only 10-15% of Poles purchase clothing as a result of a real need. Moreover according to Gfk Polonia in its report titled "Fashion in Poland 2006", young Poles are becoming more and more attractive group of consumers for producers of clothing and they are more and more interested in fashion. This year already two-fifths of the surveyed respondents (out of which almost two-thirds are younger than 30) declared an interest in fashion.

Our Competitive Strengths

We believe that we have the following competitive strengths in our industry that allow us to compete effectively:

  Recognizable Brand in Our Markets. We believe that our brand has built a loyal following of fashion-conscious consumers who desire high-quality, well-designed apparel. We believe that brand recognition is critical in the apparel industry, where a strong brand name helps define consumer preferences. We are one of the most recognized brands in Poland, both in terms of overall brand recognition and in the category of elegant apparel.

  Distribution Through Our Specialty Retail Sales Outlets. Our sales outlets are located mainly in larger shopping centers located in urban areas. We believe our sales outlets set, reinforce and capitalize on the image and distinct sensibility of our brand.

  Company-Owned Manufacturing Operations. We own the manufacturing operations that supply us with most of the products that we sell. As a result, we do not have to outsource design or production of our products. We therefore have more control over the timing of delivery and quality of our products. Furthermore, since we manufacture our products, we do not have to seek advance production facilities and do not have scheduling conflicts or unavailability of production facilities, as is the case with some of our competitors.

  Design Expertise. Our design staff designs substantially all of our products using computer aided design stations, which provide timely translation of designs into sample depictions varying in color, cut and style. The use of these design tools provides our customers with products that meet current fashion trends. Since our design team is local, it is also more in tune with the local tastes and trends.

  Capacity for Growth. We intend to reach new and existing customers by increasing our sales network and increasing the number of our sales outlets.

  Experienced Management Team. Our management team has significant experience in the apparel industry and has extensive experience in growing brands and in the retail environment. Mr. Kranik, our significant stockholder and Chief Executive Officer, has worked in the apparel industry for over 20 years.

Our Growth Strategy

We are committed to enhancing profitability and cash flows through the following strategies:

  Increased Sales Network. We plan to increase our sales network both in Poland and internationally. In Poland, as of March 31, 2009, we had a sales network of 417 salespersons and we plan to expand our network further during the 2009 fiscal year. Internationally, through the acquisition of outlets from Mirosław Kranik, our significant stockholder and Chief Executive Officer, and through the opening of new outlets, we plan to develop our sales networks in Lithuania, Latvia, Estonia, the Czech Republic, Slovakia, Romania, Hungary and Bulgaria.

  Opening of Additional Sales Outlets. We plan to open additional sales outlets in Poland and internationally. In Poland, we plan to increase the number of our sales outlets from 93 to 102 during fiscal year 2009, and internationally, in addition to acquiring 16 outlets from Mirosław Kranik, our significant stockholder and Chief Executive Officer, we also plan to increase the number of our sales outlets over the next several years.

  Building a New Business for our Commercial Network in Poland. We plan on revising our domestic business model in the following ways: (1) increasing our distribution channels, (2) concentrating on the mid-priced and traditional menswear sectors, (3) implementing a rewards program for loyal customers, and (4) enhancing our monitoring and forecasting of sales in our sales outlets.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks, as discussed more fully in the section titled “Risk Factors,” including for example:

  inability to effectively manage rapid growth and meet increased customer demands;

  difficulty in servicing our debt;

  the possibility that we may be responsible for liabilities of our predecessor, Sunset Suits Men’s Fashion– Moda Męska.

  the seasonal nature of our business;

  interruptions in production or distribution;

  the general decline in sales in the men’s tailored clothing market;

  unfavorable change in the prices for our raw materials;

  changes in laws or regulations that affect the operation of clothing companies generally;

  inability to respond timely to changing fashion trends;

  the possibility of losing key members of our senior management;

  fluctuations in the prices of the raw materials that we use to produce our products; and

  the high level of competition in our industry.

Any of the above risks could materially and adversely affect our business, financial position and results of operations. An investment in our common stock involves risks. You should read and consider the information set forth in “Risk Factors” and all other information set forth in this prospectus before investing in our common stock.

Corporate Information

We were incorporated on September 26, 2007 in the State of Nevada and are the holding company for our direct subsidiary and indirect subsidiary in Poland. We conduct our principal operations in Poland through our wholly-owned subsidiary, Sunset Suits, and our indirect wholly-owned subsidiary, Fashion Service.

The address of our principal executive office in Poland is ul. Garbary 57, 61-758 Poznań, Poland and our telephone number is +48 (61) 642 40 04. We maintain a website at www.sunsetsuits.pl that contains information about our Company, but that information is not part of this prospectus.

Conventions and Treatment of Stock Split

In this prospectus, unless indicated otherwise, references to

  “common stock” or “shares of common stock” means the common stock, $0.001 par value per share, of Sunset Suits Holdings, Inc., along with the common stock purchase rights appurtenant thereto;

  “Company,” “we,” “us,” or “our,” are references to the combined business of Sunset Suits Holdings, Inc. and its wholly-owned subsidiaries, Sunset Suits S.A. and Fashion Service Sp. z o.o., but do not include the stockholders of Sunset Suits Holdings, Inc.;

  “EUR” or “Euro” refers to the legal currency of the European Union;

  “Fashion Service” refers to Sunset Suits’ wholly-owned subsidiary Fashion Service Sp. z o.o.;

  “LIBOR” refers to the London Interbank Offered Rate;

  “PLN” refers to the legal currency of Poland, the Polish Zloty.

  “Poland,” “Polish” and “Pole” refer to the Republic of Poland;

  “SEC” are to the Securities and Exchange Commission.

  “Securities Act” are to the Securities Act of 1933, as amended, and “Exchange Act” are to the Securities Exchange Act of 1934, as amended;

  “Sunset Suits” refers to Sunset Suits Holdings, Inc.’s wholly-owned subsidiary Sunset Suits S.A.;

  “U.S. dollars,” “dollars,” “USD” and “$” refer to the legal currency of the United States; and

  “WIBOR” refers to the Warsaw Interbank Offered Rate;

Throughout this prospectus, we have converted PLN to USD using a conversion rate of 2.37 PLN = 1 USD.

Effective February 19, 2008, we implemented a 2.5-for-1 forward stock split of issued and outstanding shares of our common stock which increased the number of our issued and outstanding shares from 500,071 to 1,250,178 shares.

Unless otherwise indicated, all share and per share information contained herein has been adjusted to give effect to such forward stock split.

The Offering

Common stock offered by selling stockholders	5,128,217 shares. This number represents 41% of our current outstanding common stock (1)
Common stock outstanding before the offering	12,499,645 shares.
Common stock outstanding after the offering	12,499,645 shares.
Proceeds to us	We will not receive proceeds from the resale of shares by the Selling Stockholders.

(1)     Based on 12,499,645 shares of common stock outstanding as of May 11, 2009.

Summary Consolidated Financial Information

The following table summarizes selected financial data regarding our business and should be read in conjunction with our consolidated financial statements and related notes contained elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The financial statement data as of and for each of the fiscal years ended December 31, 2007 and 2008 have been derived from our audited consolidated financial statements included elsewhere in this prospectus.

(All amounts in thousands of U.S. dollars)

STATEMENT OF INCOME
	Year Ended December 31,
	2008	2007
Revenues	38,076	33,147
Operating expenses	18,243	14,588
Operating income	4,071	3,004
Income taxes	789	563
Net income	1,774	2,151

BALANCE SHEET DATA	Year Ended December 31,
	2008	2007
Working capital	(3,345)	(17,676)
Current assets	10,878	8,841
Total assets	23,813	23,727
Current liabilities	14,223	26,517
Total liabilities	25,260	37,212
Total liabilities and stockholders’ equity	23,813	23,727

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the value of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

The recent changes in general economic conditions, and the impact on consumer confidence and consumer spending, could adversely impact our results of operations.

Our performance is subject to general economic conditions and their impact on levels of consumer confidence and consumer spending. Recently, consumer confidence and consumer spending have deteriorated significantly, and could remain depressed for an extended period. Some of the factors influencing this deterioration include fluctuating interest rates and credit availability, fluctuating fuel and other energy costs, fluctuating commodity prices, higher levels of unemployment, higher consumer debt levels, reductions in net worth based on market declines, home foreclosures and reductions in home values, and general uncertainty regarding the overall future economic environment. Consumer purchases of discretionary items, including our merchandise, generally decline during periods when disposable income is adversely affected or there is economic uncertainty, and this has recently adversely impacted, and could in the future adversely impact, our results of operations.

Disruptions in the capital and credit markets related to the current national and worldwide financial crisis, which may continue indefinitely or intensify, could adversely affect our results of operations, cash flows and financial condition, or those of our customers and suppliers.

The current disruptions in the capital and credit markets may continue indefinitely or intensify, and adversely impact our results of operations, cash flows and financial condition, or those of our customers and suppliers. Disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives or failures of significant financial institutions could adversely affect our access to liquidity needed to conduct or expand our businesses or conduct acquisitions or make other discretionary investments, as well as our ability to effectively hedge our currency or interest rate. Such disruptions may also adversely impact the capital needs of our customers and suppliers, which, in turn, could adversely affect our results of operations, cash flows and financial condition.

Our ability to effectively manage our growth and expand our business, including our number of retail stores, may be limited.

A large part of our initial growth resulted from an increase in the number of our retail sales outlets and the increased sales volume and profitability provided by these sales outlets. However, in connection with the relocation of our sales outlets to modern shopping centers, in recent years the number of our sales outlets has decreased. The number of our sales outlets decreased from 140 in 2003 to 96 in 2004 and then to 87 in 2005 and 76 in 2006. In the future, we will depend upon the addition of new retail stores to increase our sales volume and profitability. In 2009, we plan to open approximately 7 sales outlets in Poland and over 90 new stores by 2013 in Poland and an additional approximately 80 stores in neighboring countries over the same period. Opening these stores will significantly increase our expenses and we may encounter problems in opening these new stores that would affect our profitability. These problems include the insufficiency of capital to open new stores, delays in opening stores, and our inability to identify suitable locations for new stores. Any of these problems that we encounter may have a material adverse impact on our financial results.

The addition of new retail sales outlets includes obtaining suitable store locations, hiring qualified personnel, establishing distribution methods and advertising our brand name and distinguishing characteristics to consumers who may not be familiar with them. We cannot assure you that we will be able to achieve our planned expansion, that we will be able to timely open and operate our new sales outlets or that any such expansion will be profitable. The costs associated with opening new stores may negatively affect our profitability. Our expansion strategy may also be negatively affected by conditions in the commercial real estate market existing at the time we seek to expand.

To accommodate our growth, we will need to implement a variety of new and upgraded operational and financial systems, procedures, and controls, including improvements to our accounting and other internal management systems, by dedicating additional resources to our reporting and accounting function and improvements to our record keeping and contract tracking system. We will also need to recruit more personnel and train and manage our growing employee base.

The expansion of our business may place significant strain on our personnel, management, financial systems and operational infrastructure and may impede our ability to meet any increased demand for our apparel. Our business growth also presents numerous risks and challenges, which are difficult to quantify but could be significant, including the costs associated with such growth.

If we encounter any of the risks described above or if we are otherwise unable to establish or successfully operate additional capacity, we may be unable to grow our business and revenues, reduce our operating costs, maintain our competitiveness or improve our profitability and, consequently, our business, financial condition, results of operations and prospects will be adversely affected.

We have a significant amount of debt, which could have negative consequences to us.

We have a significant amount of debt. As of March 31, 2009, we had, on a consolidated basis, approximately $6.7 million principal amount of indebtedness outstanding. Our substantial indebtedness could have important consequences, including:

  increasing our vulnerability to adverse general economic and industry conditions and adverse changes in governmental regulations;

  limiting our ability to obtain additional financing to fund capital expenditures and other general corporate requirements;

  requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund capital expenditures or other general corporate purposes;

  limiting our flexibility in planning for or reacting to changes in our business and the industry in which we operate; and

  placing us at a competitive disadvantage compared to our less leveraged competitors.

Our ability to pay interest on our indebtedness and to satisfy our other debt obligations will depend upon, among other things, our future operating performance and cash flow and our ability to refinance indebtedness when necessary. Each of these factors is, to a large extent, dependent on general economic, financial, competitive, legislative, regulatory and other factors beyond our control. If in the future we cannot generate sufficient cash from operations to make scheduled payments on our indebtedness or to meet our liquidity needs or other obligations, we will need to refinance our existing debt, obtain additional financing or sell assets. We cannot assure you that we will be able to renegotiate or refinance any of our debt on commercially reasonable terms or at all. In addition, our interest expense may increase if general economic conditions result in an increasing interest rate environment because most of our debt is based on variable as opposed to fixed rates. We cannot assure you that our business will generate cash flow, or that we will be able to obtain funding sufficient to satisfy our debt service requirements.

Both Sunset Suits and Fashion Service assumed all liabilities relating to the assets contributed to them by their predecessor, Sunset Suits Men’s Fashion–Moda Męska, up to the value of the assets contributed. It is possible that questions could arise as to the proper allocation of the liabilities to the assets contributed, and therefore, certain additional liabilities retained by Sunset Suits Men’s Fashion-Moda Męska could be deemed allocable to the assets contributed,

Both Sunset Suits and its wholly-owned subsidiary, Fashion Service, were the recipients of in-kind contributions of certain assets of their predecessor, Sunset Suits Men’s Fashion–Moda Męska, or Men’s Fashion. The assets received by Sunset Suits include Sunset Suits, a network of Sunset Suits retail stores in Poland, know-how, and equipment of those retail sales outlets. The assets received by Fashion Service include the garment manufacturing facility in Śrem, Poland (including both land and improvements), fixed assets, intangibles and inventory. In connection with the contribution of these assets, under Polish law, Sunset Suits and Fashion Service assumed all liabilities related to the contributed assets up to the value of the assets contributed. As the in-kind contributions related to certain, but not all, assets of an on-going business concern, it is possible that the allocation of the liabilities to the assets contributed could be questioned. It is not certain whether, if any, of the remaining liabilities relating to assets retained by Men’s Fashion would be deemed to be liabilities of Sunset Suits and/or Fashion Service. We are unable to quantify the amount, if any, of this potential liability, except that such liability will not exceed the value of the assets contributed to us.

Sunset Suits and Fashion Service are jointly and severally liable for certain delinquent tax and social security obligations of their predecessor, Men’s Fashion.

The predecessor of Sunset Suits and Fashion Service, Men’s Fashion, failed to make certain payments to the Polish tax authorities and Polish social security administration. Due to the in-kind contributions from Men’s Fashion relating to the capitalization of both Sunset Suits and Fashion Service, Sunset Suits, Fashion Service and Mirosław Kranik, our significant stockholder, Chief Executive Officer and President, are jointly and severally liable for these payments.

At December 31, 2008 and at December 31, 2007, social security tax payables amounting to $5,914,000 and $9,967,000, respectively, were overdue. In 2009 management submitted a final application for a settlement with the Polish social security authority enclosing a proposed overdue social security tax payable schedule according to which overdue social security tax payable is due in the years 2009 – 2014. Management is in the opinion that the settlement with Polish social security authority will be signed in the near future.

Sunset Suits, Fashion Service and Mirosław Kranik, our significant stockholder, Chief Executive Officer and President, are jointly and severally liable for certain delinquent tax and social security obligations of Mirosław Kranik.

Our significant stockholder, Chief Executive Officer and President, Mirosław Kranik, failed to make certain payments to the Polish tax authorities and Polish social security administration for which Sunset Suits, Fashion Service, and Mirosław Kranik are jointly and severally liable. The past due social security obligations of Mirosław Kranik, as of November 30, 2007, amounted to a total of PLN 33,399,627.85 (approximately $13,583,158).

On May 12, 2008, the social security authority issued a formal decision confirming joint and several responsibility of Men’s Fashion and Fashion Service for outstanding social security obligations of PLN 24,268,853.21 (approximately $11,026,285). In the decision, the social security authority determined that Fashion Service is not jointly and severally liable for the remaining portion of the outstanding social security obligations.

As of May 31, 2008, the total amount of these past due payments amounted to of PLN 26,139,581.55 (approximately $11,977,448).

On June 5, 2008, the amount of PLN 11,425,914,61(approximately $5,230,448) was paid to the social security authority for the past due social security obligations out of the proceeds of our recent private placement. Formal applications for the deferment of the remaining payment were filed by Mirosław Kranik and Fashion Service with the social security authority on June 6, 2008.

A deferment fee will be required for the deferment of the past due obligations, which will be added to the installments. The deferment fee is based on a percentage of the amount to be deferred. For 2009 it is approximately 5.25% per annum.

If the above-referenced deferment applications are denied, we may be held liable for these delinquent tax and social security obligations. These obligations may be too expensive to pay without recourse to high-interest borrowing arrangements, sales of important assets or other unfavorable fundraising actions that could materially and adversely affect our ability to remain a going concern.

Our business is seasonal and is affected by general economic conditions.

Like most other retail businesses, our business is seasonal. The last quarter of the year is the best sales period when customers purchase coats, occasional suits and business suits from an autumn-winter collection. We also typically experience increased sales during the Spring (April, May, June). During this period consumers typically purchase menswear for various special occasions including weddings, first communion and other special events. The seasonality of our sales may result in fluctuating financial results which may negatively affect our overall financial condition.

Like other retail businesses, our operations may be negatively affected by local, regional, national or international economic conditions, such as levels of disposable consumer income, consumer debt, interest rates and consumer confidence. Any economic downturn might cause consumers to reduce their spending, which could negatively affect our sales. We cannot assure you that a long economic downturn would not have an adverse economic affect on our business.

Any interruption in our production or distribution processes could impair our financial performance and negatively affect our brand.

We manufacture our merchandise primarily at our facilities in Krzyżanowo, Poland. Our manufacturing process involves the coordination of raw materials from third parties, internal tailoring processes and external distribution processes. While these operations are modified on a regular basis in an effort to improve manufacturing and distribution efficiency and flexibility, we may experience difficulties in coordinating the various aspects of our manufacturing processes, thereby causing downtime and delays. We may also experience difficulties in our distribution processes. We may encounter interruption in our manufacturing or distribution processes due to a catastrophic loss or events beyond our control such as fires, explosions, labor disturbances or violent weather conditions. Any interruptions in our production or capabilities at our facilities could result in our inability to produce or distribute our apparel, which would reduce our net sales and earnings for the affected period. If there is a stoppage in production of our merchandise, even if only temporary, or delays in distribution to retail stores carrying our merchandise, and thus to our customers, our business and reputation could be severely affected.

There are a variety of risks associated with our manufacturing business conducted by our subsidiary, Fashion Service.

Our wholly-owned subsidiary, Fashion Service, manufactures the majority of our clothing. There are a variety of risks associated with the manufacturing business including those associated with labor, machinery maintenance, product scheduling and delivery systems and obtaining raw materials on a timely basis. Fashion Service’s principal raw material is fabric. Although we believe that we could find other suppliers if one of our current suppliers is unable or unwilling to provide fabric, the supply cost could increase and switching suppliers would likely be disruptive to our operations. Most of Fashion Service’s supply arrangements are seasonal.

Fluctuations in the price, availability and quality of raw materials could cause delay and increase costs.

Fluctuations in the price, availability and quality of the fabrics or other raw materials used by us in our manufactured apparel could have a material adverse effect on our cost of sales or our ability to meet our customers’ demands. The prices for such fabrics depend largely on the market prices for the raw materials used to produce them, particularly cotton. The price and availability of such raw materials may fluctuate significantly, depending on many factors, including higher energy prices, increased tariffs and duties, and increased labor costs. In the future, we may not be able to pass all or a portion of such higher raw material prices on to our customers.

Our industry is highly competitive.

The men’s tailored clothing market is fragmented, and we face intense competition for customers and suitable store locations. We compete with specialty men’s clothing stores, traditional department stores, other off-price retailers and manufacturer-owned stores, independently owned outlet stores and discount operators. Our biggest competitor in Poland is Vistula & Wólczanka. We also compete with other clothing manufacturers and clothing distributors in Poland such as Peek & Cloppenburg, Hugo Boss, and Royal Collection.

Poland’s accession to the European Union may result in increased competition for us from other well-known foreign manufacturers and distributors. Brand name, foreign competitors will present a special challenge for us because we are targeting the middle class market in Poland by offering our own brand name, stylish clothing. High end foreign menswear will be an attractive alternative to our products and we may lose market share to these brand name foreign competitors.

We may not be able to respond to changing fashion and retail trends in a timely manner, which could have a material adverse effect on us.

We operate in a market characterized by possible rapid changes in terms of consumer patterns and buying power. Buying power with respect to clothing products is driven by macroeconomic factors. The company seeks to respond to changes in consumer patterns relating to general fashion trends and preferences for shopping locations by implementing a targeted design, sales and marketing strategy. However, there is also a risk that the company may lose some of its popularity among customers.

The apparel industry has historically been subject to rapidly changing fashion trends and consumer preferences. If we cannot gauge consumer needs and fashion trends and respond appropriately, then consumers may not purchase our products, which could have a material adverse effect on us. We are subject to the risk of a “missed” collection (i.e., a collection that is not in line with current consumer trends in the menswear industry). Quickly changing fashion trends and highly unpredictable customers’ taste have a significant impact on our business. A failure to tailor the product offer to customer’s taste may result in decreased sales and a need to reduce our prices.

We experience fluctuations in operating results.

Our annual and quarterly operating results have fluctuated, and are expected to continue to fluctuate. Among the factors that may cause our operating results to fluctuate are customers’ response to merchandise offerings, the timing of the rollout of new sales outlets, seasonal variations in sales, the timing of merchandise receipts, the level of merchandise returns, changes in merchandise mix and presentation, our cost of merchandise, unanticipated operating costs, and other factors beyond our control, such as general economic conditions and actions of competitors. As a result of these factors, we believe that period-to-period comparisons of historical and future results will not necessarily be meaningful and should not be relied on as an indication of future performance.

Our success depends on our key personnel and our ability to attract and retain additional personnel.

Mr. Mirosław Kranik has been very important to our success. Mr. Kranik is our founder, he is also a significant stockholder, our Chief Executive Officer, President and director and the Chief Executive Officer of our subsidiary, Fashion Service. The loss of Mr. Kranik’s services could have a significant negative effect on us. Also, our continued success and the achievement of our expansion goals are dependent upon our ability to attract and retain additional qualified employees as we expand. If we are unable to attract additional and retain qualified employees our operating results will suffer and we will not be able to expand as projected.

Because we plan to do business internationally, our business could be harmed if changes in political or economic stability, laws, exchange rates or foreign trade policies should occur.

Future sales of our apparel in foreign markets and our future relationships with our foreign suppliers will subject us to the risks of doing business abroad. As a result of our future suppliers, in some instances, being at great geographic distances from us, our transportation costs will be increased and longer lead times will be required, which will reduce our flexibility. Our finished goods will also be subject to import duties, quotas and other restrictions. Other risks in doing business internationally include political or economic instability, any significant fluctuations in the value of the Euro against foreign currencies, terrorist activities and restrictions on the transfer of funds. Although we have not yet been affected in a material way by any of the foregoing factors, as we have not commenced international operations, we cannot predict the likelihood or frequency of any such events occurring in the future once we have commenced international operations, and any material disruption may have an adverse affect on our business.

We may require additional capital and we may not be able to obtain it on acceptable terms or at all.

As of March 31, 2009, we had cash and cash equivalents of $248,000. We believe that our current cash on hand and cash flow from operations will be sufficient to meet our present cash needs for at least the next twelve months. We may, however, require additional cash resources due to changes in business conditions or other future developments. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our operations. Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including:

  investors’ perception of, and demand for, securities of Polish-based companies involved in the clothing business;

  conditions of the U.S. and other capital markets in which we may seek to raise funds;

  our future results of operations, financial condition and cash flows; and

  economic, political and other conditions in Poland.

Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could have a material adverse effect on our business, financial condition and results of operations.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have the operating effectiveness of our internal controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, the SEC adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-K. In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on the operating effectiveness of our internal controls. In the future, our management may conclude that our internal controls over our financial reporting are not effective due to the identification of one or more material weaknesses, or our independent registered public accounting firm may issue an adverse opinion on our internal control over financial reporting if one or more material weaknesses are identified. We can provide no assurance that we will comply with all of the requirements imposed by SOX 404 and there can be no positive assurance that we will receive a positive attestation from our independent auditors. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

RISKS RELATED TO DOING BUSINESS IN POLAND

There are risks associated with investing in emerging markets such as Poland.

Poland has undergone significant political and economic change since 1989. These changes have thus far been largely beneficial for Polish businesses, but future political, economic, social and other developments could adversely affect our business. In particular, future changes in laws or regulations affecting Polish economic growth (or in the interpretation of existing laws or regulations), whether caused by changes in the government of Poland or otherwise, could have a material adverse effect on us and our ability to service our indebtedness. For example, while there is no limitation for most foreign exchange transactions conducted by businesses in Poland, we cannot assure you that foreign exchange control restrictions, taxes or limitations will not be imposed or increased in the future with regard to repatriation of earnings and investments from Poland.

Poland has been one of the fastest growing economies in Europe over the years that we have been in operation. There is no guarantee, however, that this growth will continue. Any significant slowdown in Poland’s economic growth could adversely affect our business.

Poland is generally considered by international investors to be an emerging market. In general, investing in the securities of companies such as ours with substantial operations in markets such as Poland involves a higher degree of risk than investing in the securities of companies having substantial operations in the United States or other similar jurisdictions.

Since there is volatility in the Polish tax system, our cash flows and ability to service our debt may be adversely affected.

The Polish tax system is characterized by frequent changes in tax regulations, as a result of which many tax regulations are either not the subject of firmly established interpretations or are subject to frequently changing interpretation. The volatility of the Polish tax system makes tax planning difficult and results in an increased risk of tax non-compliance for Polish companies. Furthermore, changing interpretations of tax regulations by the tax authorities, extended time periods relating to overdue liabilities and the possible imposition of high penalties and other sanctions result in the tax risk for a Polish company being significantly higher than in countries with more stable tax systems.

RISKS RELATED TO THIS OFFERING AND THE MARKET FOR OUR STOCK GENERALLY

No market exists for the trading of our securities and no market may ever develop. Accordingly, you may not have any means of trading the shares you acquire in this offering.

A market does not presently exist for our securities and no assurance can be given that a market will ever develop. Consequently, you may not be able to liquidate your investment in our securities for an emergency or at any time, and the securities will not be readily acceptable as collateral for loans. Although we will endeavor to establish a trading market for our securities in the future, no assurance can be given as to the timing of this event or whether the market, if established, will be sufficiently liquid to enable an investor to liquidate his investment in us.

Certain provisions of our Articles of Incorporation and our Rights Plan may make it more difficult for a third party to effect a change-of-control.

Our Articles of Incorporation authorizes our board of directors to issue up to 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by our stockholders. These terms may include preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

In addition, on June 9, 2008, our board of directors enacted a shareholder rights plan, or Rights Plan, for the purpose of impeding any effort to acquire our Company on terms that are inconsistent with its underlying value and which would not therefore be in the best interests of our stockholders. The existence of the Rights Plan will make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control that is not approved by our board of directors, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock. See “Description of Capital Stock – The Rights Plan”.

We do not intend to pay dividends on shares of our common stock for the foreseeable future.

We have never declared or paid any cash dividends on shares of our common stock. We intend to retain any future earnings to fund the operation and expansion of our business and, therefore, we do not anticipate paying cash dividends on shares of our common stock in the foreseeable future.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. If our common stock becomes a “penny stock”, we may become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock if the SEC finds that such a restriction would be in the public interest.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements include, among other things, statements relating to:

  general economic conditions;

  our expectations regarding our ability to maintain and grow our business;

  our expectations regarding the continued growth of the Polish clothing industry;

  our beliefs regarding the competitiveness of our products;

  our expectations with respect to increased revenue growth and our ability to achieve increased profitability;

  our future business development, results of operations and financial condition; and

  competition from other apparel companies.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. The selling stockholders will receive all of the net proceeds from the sales of common stock offered by them under this prospectus.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is currently no public trading market for our common stock. We anticipate that our common stock will be quoted on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority, or FINRA, in the near future.

All of the shares being registered in this offering may be sold without restriction under the Securities Act, so long as the registration statement of which this prospectus is a part is, and remains, effective.

We currently have outstanding 12,499,645 shares of common stock, 1,250,178 of which can currently be sold under Rule 144.

We plan to furnish our stockholders with an annual report for each fiscal year ending December 31 containing financial statements audited by our independent certified public accountants. We are subject to the information reporting requirements of the Exchange Act. As such, we file annual, quarterly and current reports and other documents with the SEC. We intend to maintain compliance with the periodic reporting requirements of the Exchange Act.

As of July 2, 2008, there were approximately 527 stockholders of record of our common stock. This number is based upon the number of record holders as of that date.

DIVIDEND POLICY

We have never declared dividends or paid cash dividends. Our board of directors will make any future decisions regarding dividends. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the near future.

Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our stockholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

We are a holding company whose primary business operations are conducted through our wholly-owned subsidiary Sunset Suits and Sunset Suits’ wholly-owned subsidiary Fashion Service. We design, manufacture, distribute and sell high quality menswear, including suits, sport coats, slacks, dress shirts and ties. We are operating in the formal menswear market sector within its medium price segment.

In the formal menswear market sector medium price segment represents for example suits priced in the range 600 - 1000 PLN ($200 – $330) and shirts in range 100 – 180 PLN ($33 – $60). We offer an assortment of styles and maintain a broad selection of fabrics, colors and sizes. For the last four years we had the second highest sales of formal menswear in Poland behind Vistula & Wólczanka. For the year end December 31, 2008, we had net sales of $38 million compared to net sales of $33 million for the fiscal year end December 31, 2007. In comparison Vistula & Wólczanka had net sales of $120 million and $91 million for the year ended December 31, 2008 and December 31, 2007. However, based on management’s research, only half of these amounts represents sales of formal menswear. . Based upon our management’s research, we estimate that the market share of the largest retail chains selling formal menswear in Poland in 2007 was: Vistula & Wólczanka S.A. – 11%, Sunset Suits – 9%, Bytom – 5%, other chains – 15%.

We generate revenue through retail sales of our menswear, which we sell mainly through our retail sales outlets. Our distribution is carried out through a network of 90 retail outlets in Poland. We intend to continue to build upon our business strategy by implementing new initiatives that provide us with the opportunity to promote our products and to fill product and brand portfolio needs as evidenced by our opening of new retail stores in premier malls in Poland. We opened 6 of these stores during 2008 and plan to open 7 new stores during in 2009. Additionally, on January 22, 2009, our chief executive officer Mirosław Kranik transferred to Sunset Suits Holdings, Inc. all of the ownership interests in a company that owned and operated 2 stores in Latvia (and has, since the date of the transfer, opened 1 additional store). By the end of the second quarter of 2009, we plan to acquire 16 additional new stores upon the completion of the transfer to Sunset Suits Holdings, Inc. of all of the ownership interests in other companies owned by Mr. Kranik and Mrs. E Ligocka-Kramil, which own and operate Sunset Suits stores in the Czech Republic, Lithuania and Estonia.

In the next 3 to 4 years we plan to develop and to increase the number of our retail stores. Our long terms plans include doubling the current number of Sunset Suits retail stores in Poland. We also intend to continue to expand our operations globally, through direct marketing and through partnerships with licensees. We recently expanded our wholesale operations to include sales certain products to department and specialty stores throughout Central Europe. We plan to expand our distribution channel in the next 12 to 18 months by entering into franchise agreements with partners across the Central and Eastern Europe for our brands. Our efforts to enhance the channels of distribution resulted in the development of new distribution channel in 2008, specifically direct sales to corporations.

The menswear market in Poland amounted to approximately PLN 1 billion (approximately $340 million). Approximately 45% of the menswear market is controlled by well recognized brands organized as retail chains. The remaining 55% of the market covers independent shops and sales in hypermarkets and other commercial points of sale. Our long term strategy includes plans to acquire approximately 15% of this latter market segment.

To achieve our short-term goals, we will focus on expanding our presence in shopping malls by opening new locations as well as launching new distribution channels such as corporate sales and direct selling connected with bespoke or custom tailoring. We estimate that these new distribution channels could result in an increase in revenue of up to 10% in next two years.

In the long term our intention is to restructure our sales force by dividing retail chain into the following:

  Up to 40 premium shops (around 70 square meters per shop) concentrated in prestigious and modern locations to develop brand strength and to become a modern market player vis-à-vis the closest competitor that offers higher prices for comparable quality and design;

  Up to 60 medium shops (around 100 square meters per shop) concentrated in large malls with the huge market flow of clients not focused on modern and current trends in design but looking for traditional shape, good quality and competing prices;

  Up to 80 low cost shops (around 50 square meters per shop) concentrated in small malls and hypermarkets with the huge market flow of clients focused on low prices; and

  Franchising shops in urban areas outside the center.

With our 3 stores in Latvia and our anticipated acquisition of an additional 16 stores in Lithuania, Estonia and the Czech Republic, we have begun to work towards our goal of increasing our international presence. We are focused on medium sized stores (approximately 50 to 70 square meters per store) located in large and medium-sized malls with large numbers of customers seeking traditional styles, good quality and competitive prices.

In order to achieve our long-term development plans of acquiring approximately 20 new stores and building an additional 70 retail stores, we estimate we will need approximately PLN 35 million (approximately $12 million). In order to achieve these long-term development goals, we may need to raise capital through additional financings. Management estimates that approximately 60% of the capital expenditures required for our retail expansion will come from operations, while the remaining 40% will come from additional financings or bank loans.

In the short term, we are closely analyzing the current market situation in Poland and the impact of global financial crisis on our business. Accordingly, our management has determined that it is in the best interest of the Company to scale back plans to open as many new retail stores in 2009, as well as possibly in 2010, as we had initially planned. We are, however, of the opinion that steady but continuous development of our retail shop network provides us with our best opportunity for success, especially in the situation of the global financial crisis.

For the fiscal year ended December 31, 2008, we had net sales of $38 million compared to net sales of $33 million for the fiscal year ended December 31, 2007, an increase of approximately 15%. This increase, however, results from the increase in the value of the PLN compared to the USD from the year 2007 to the year 2008. The actual total net sales as denominated in PLN remained the same level in year 2008 as in year 2007. This was principally due to the net effect of (i) the realization of a strategy to increase our net margin by increasing the customer price for our apparel, resulting in an increase of our price per apparel approximately by 7% and (ii) a 5% decrease in the total volume of apparel sold, as compared to year 2007

Our gross margin increased from 53% in 2007 to 59% in 2008. Such increase in gross margin was principally due to the effect of (i) the realization of our strategy to develop a supply chain by finding high quality raw materials from cheaper supply thus reducing production costs of our own factory, and (ii) the realization of our strategy to increase our operating margin by increasing the average price per item of our apparel.

Principal Factors Affecting Our Financial Performance

We believe that the following factors will continue to affect our financial performance:

Economic growth in Poland

Polish GDP growth, employment growth and wages growth in Poland should result in increased demand for our products. According to the Polish Central Statistical Office, the economic growth in Poland in 2008 measured by its GDP was 4.% compared to 2007. The GDP for the fourth quarter 2008 showed 2.9% increase over the fourth quarter of 2007. Domestic demand, which is the main factor in GDP growth, reached 3.6% during the fourth quarter of 2008, with total consumption and individual consumption showing increases of 4.6% and 5.2%, respectively, over the fourth quarter of 2007. The contribution of individual consumption to GDP growth in 2008 was 2.8%. The Central Statistical Office forecasts that Polish GDP growth for 2009 will range from minus 1% to plus 3.7%.

The Monetary Policy Council estimates that Poland’s economic growth is slowing due to the current global economic crisis, and that this slowdown will be further impacted by a deteriorating business outlook and greater difficulty in accessing credit. Despite continued overliquidity in the banking sustem, borrowing costs remain high. At the same time, data from the Monetary Policy Council indicates that unemployment is on the rise and wage growth is slowing.

Global financial crisis

The ongoing downturn in global financial markets might affect negatively the forecasted Polish GDP growth, and as the result decrease our customers’ purchase parity power. This might negatively affect our projected total sales increase and deteriorate our profit margins.

The negative impact of the global financial crisis is believed not to affect the Polish economy as seriously as the US economy, however. This is, among others, due to a lower reliance of Polish corporations and households on financial markets. Polish corporations finance their operations from their own resources in larger part than US corporations. Polish households' dependence on mortgage loans is significantly smaller than in the US.

Clothing market development

The Polish clothing market has grown significantly in recent years. According to GUS (Main Statistic Office of Republic of Poland), the yearly average increase in the Polish clothing sector has been between approximately 5% and 18% over the period from 2005 through 2008. According to the reports of PMR Research (well recognized market research company specializing in information for Central and Eastern Europe) the total retail clothing and footwear market in Poland reached 28.8 billion PLN ($ 9.72 billion). This means that the annual growth of a total retail clothing and footwear market in Poland reached a high level of 15% for a second year in a row. On one hand, the downturn in global financial markets might affect negatively future clothing and footwear market in Poland and as the result decrease our projected total net sales and deteriorate our profit margins. On the other hand, our market segmentation might impact our total net sales positively as customers from the higher market segment might shift to our segment and as a result, increase our projected total net sales and increase our profit margins. We still believe that the overall effect of clothing market development and downturn in global financial markets might result in increased sales of menswear and positively affect our overall sales.

Supply chain development

We will continue to seek a high quality and cheaper sources of supply of materials, particularly raw materials and semi-finished products abroad. Increased liquidity allowed us to make a larger and more systematic orders from our suppliers resulting in a decrease of the supply prices. The financial effects of decrease in the supply prices resulted in achieving higher operating margins by decreasing the cost of goods sold beginning from the second quarter of 2008.

We believe that the overall supply chain development process will result in increased profit margins and positively affect our net profits ratios.

Increase in exports

We plan to expand sales of our products to foreign markets. This goal will be achieved through an acquisition of retail stores in Lithuania, Latvia, Estonia and the Czech Republic and further development of retail outlets in these countries. We believe that the overall increase in export sales through the network of acquired retail stores will result in increased sales of menswear and positively affect our overall sales.

Short-Term Financial Performance

Our short-term financial plan for the year 2009 includes achieving a positive net income and positive cash flows from operations, which will likely be achieved if the Polish social security authorities accept our settlement proposal as discussed above. Positive cash flows from operations would allow us simultaneously to pay down our current debts, pay down overdue loans and overdue tax payables according to agreed schedules. This will also allow us to have sufficient cash flows to operate normally in the year 2009. Part of our retail stores development will be financed from operations as well as two long term loans for an aggregate of approximately $5 million.

Planned Acquisitions

We plan to acquire additional 16 retail stores in the Czech Republic, Lithuania and Estonia from our majority shareholder, Mr. M. Kranik and his spouse Mrs. E. Ligocka-Kranik. The total consideration for the acquisition of these stores, including the 3 Latvian stores as discussed above, is $1,000. After consummating these acquisitions, our future minimum lease payments will increase by $2.6 million as the result of taking over new lease agreements, with terms running through 2014. This additional commitment includes the leases assumed in the January acquisition of 2 stores in Latvia and one additional retail store opened in March 2009.

Results of Operations

Operations Overview

We generate net sales from (i) the wholesale distribution of our menswear, primary within Poland; and (ii) the sale, through approximately 90 company-operated retail stores, of apparel and accessories under the Sunset Suits name. Our stores principally operate as full-priced stores within 45 cities across Poland , though we also maintain several “outlet” stores within Poland. Since the first quarter of 2007, we began operating a limited number of specialty retail stores in premier malls in Poland under the Sunset Suits brand, through which we principally sell high quality men’s apparel and accessories.

At present, we do not generate revenues from royalty or advertising fees for licensing the use of our trademarks, though we may do so in the future.

Gross profit equals total revenue less cost of goods sold. Included as cost of goods sold are costs associated with the production and procurement of product, including inbound freight costs, purchasing and receiving costs, inspection costs, internal transfer costs and other product procurement related charges.

Selling and general and administrative expenses include all other expenses, excluding interest and income taxes. Salaries and related fringe benefits is the largest component of selling expenses as well as general and administrative expenses. Rent and occupancy for retail stores is the next largest expense, of selling expenses.

The following tables set forth key components of our results of operations for the periods indicated, in dollars and key components of our revenue for the period indicated in dollars.

(All amounts are in thousands of U.S. dollars)

	Year	As a	Year	As a	Year to
	Ended	percentage	Ended	percentage	year
	December	of Revenue	December	of Revenue	change
	31, 2008		31, 2007
Sales revenue	38,076	100%	33,147	100%	15%
Cost of sales	15,763	41%	15,555	47%	1%

Gross profit	22,314	59%	17,592	53%	27%

Expenses

Administrative expenses	3,285	9%		2,531	8%		30%
Selling expenses	14,957	39%		12,057	36%		24%
Total Expenses	18,243	48%		14,588	44%		25%
Operating profit	4,071	11%		3,004	9%		36%

Financial loss	(1,508)	(4%	)	(498)	(2%	)	203%

Other income	0	0%		208	1%		(100%	)

Income before income taxes	2,564	7%		2,714	8%		(6%	)
Income taxes	(789)	(2.0%	)	(563)	(1.70%	)	40%
Net income	1,774	4.6%		2,151	6.5%		(18%	)

Revenues

Our total revenues for the fiscal year ended December 31, 2008 amounted to $38.1 million, which is $5.0 million or 15% higher than in 2007, during which we had net revenues of $33.1 million. Approximately 18% of this increase results from the increase in value of the PLN compared to the USD from 2007 to 2008. Total net revenues, as denominated in PLN, remained stable in 2008 as compared to 2007, which is the net effect of the following:

  the increase of the price of our apparel by approximately 7%, which was based on observations and analysis of customers opinions about our price levels; and

  a 5% decrease in total volume of apparel sold, which was a result of (i) the delay of our plans to open six new retail stores due to late completion of new commercial centers by developers (ii) the effect of the global economic crisis on our customers, and (iii) unusual delays in the lead time of imports of raw materials and by-products from China, which was primarily due to the extension of the time needed to implement orders because of the organization of the 2008 Olympics.

Gross Profit on Total Revenue

Gross profit as a percentage of total revenue increased by 6% in 2008 as compared 2007. Such increase was principally due to the net effect of:

  the realization of our strategy to develop a supply chain of finding high quality and less expensive supply sources of raw materials with a simultaneous reduction in our cost of production. Our management’s analysis indicates that prices for raw materials from suppliers in China were up to 20% less than suppliers in Europe. Since 2008 we have been monitoring Asian markets with a view towards establishing cooperation with suppliers that offer the highest quality raw materials at the lowest prices.

  The realization of our strategy to increase our operating margin by increasing the average prices of our apparel based upon our observations and analysis of customers opinions about our price levels.

Operating Expenses

Operating expenses consist of the following expenses: Selling and marketing and general and administration.

Our total operating expenses in fiscal year 2008 amounted to $18.1 million, which is $3.5 million or almost 24% more than that of fiscal year 2007, during which we had operating expenses of $14.6 million. The increase in our operating expenses is primarily the result of an increase in the value of the PLN compared to the USD for the twelve months period from 2007 to 2008 by approx. 18%. The increase in total operating expenses as denominated in PLN by 8% was in line with the increase in the total average number of retail stores and outlets being in operation in 2008 as compared to 2007.

Selling and Marketing Expenses

Selling and marketing expenses in 2008 were $15 million (39% of net sales), $2.9 million or nearly 24% more than the $12.1 million (36% of net sales) that we spent on selling and marketing during 2007. The increase in our selling and marketing expenses is mainly the result of an increase in the value of the PLN compared to the USD from 2007 to 2008. The increase in selling and marketing expenses as denominated in PLN amounted to approximately 8% was primarily due to (i) increase in total number of retail stores in 2008 as compared to 2007; (ii) increase in total rent cost resulting from opening of new retail stores in premier malls in Poland in the year 2008 with relatively higher rent cost per retail store; (iii) higher compensation for sales workforce being the result of increase of incentives for sales personnel; (iv) relative decrease in average rent per retail store being a result of decrease in value of EUR as compared to PLN (approximately 75% of rent agreements are denominated in EUR).

Total selling and marketing expenses as a percentage of total revenue increased from 36% in 2007 to 39% in 2008. This increase in the ratio results from increase of total number of new retail stores in the year 2008 as compared to the year 2007 with no significant increase in total net revenues.

Administrative Costs

Administrative expenses were $3.1 million (8% of net sales) and $2.5 million (8% of net sales) in the fiscal year ended December 31, 2008 and December 31, 2007, respectively. The increase in our general administration expenses was due to the following factors: (i) the result of an increase in the value of the PLN compared to the USD from 2007 to 2008 by approx. 18%; (ii) an increase in management compensation that is a result from additions to management team; (iii) an increase in total cost of professional services that is a result of a decision for going public.

Interest Expense and Financing Costs

Interest expense as $1.02 million for fiscal year December 31, 2008 and $688,000 for fiscal year December 31, 2007. An increase in total interest expenses in 2008 as compared to 2007 is the result of capitalization of overdue interest on long term debt as the result of settlement signed with banks at the end of the year 2007. Additionally, a deferment fee (interest) was accrued on overdue tax payables according to settlements with Polish tax authorities. Part of our long term debt is denominated in U.S. dollars. The majority of our interest expense relates to our variable rate long-term debt. As a result, variances in our net interest expense tend to be driven by changes in interest rate cost and, to a lesser extent, foreign exchange rate fluctuations.

Income taxes

Income tax expense accounted for 31% of pre-tax income for the year ended December 31, 2008 as compared to 21% of pre-tax income for the year ended December 31, 2007.

We presented income tax expenses of $789,000 in the year ended December 31, 2008. In the year ended December 31, 2007, a tax charge amounted to $563,000. Higher tax expense for the year 2007 as compared to the same period in the year 2007 is primarily due to higher permanent non deductible tax differences in 2008 as compared 2007.

We adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”) in the first quarter of 2007. It is possible that our estimated full year rate could change from discrete events arising from specific transactions, audits by tax authorities or the receipt of new information. Under FIN 48, additional volatility in our tax rate may occur in the future, either from quarter to quarter, or from year to year, due to events or new information that causes us to re-evaluate our unrecognized tax benefits.

Net income (profit after taxes)

We earned a net income of $1.78 million for the year ended December 31, 2008 and a net income of $ 2.15 million for the year ended December 31, 2008. This is a decrease of $377,000 from the same period in 2007. The decrease in the net income in 2008 was, principally due to a higher operating expenses and interest expenses incurred in the 2008 as compared to the same period in the year 2007.

Operating segment analysis

(All amounts are in thousands of U.S. dollars)

	Year	As a	Year	As a	Year
	Ended	percentage	Ended	percentage	to year
	December	of	December	of	change
	31, 2008	Revenue	31, 2007	Revenue
Production
Revenue	21,813	100%	10,117	100%	116%
Gross profit	4,439	20%	4,552	45%	-2%
Operating expense	1,941	9%	4,469	44%	-57%
Operating income (loss)	2,499	11%	82	1%	2948%

Retail
Revenue	32,225	100%	28,517	100%	13%
Gross profit	17,907	56%	13,104	46%	37%
Operating expense	16,302	51%	10,119	35%	61%
Operating income (loss)	1,605	5%	2,985	10%	-46%

Production segment

The total revenue increased 116% from $10 million to $22 million from 2007 to 2008. Such increase resulted primarily from (I) the change in the structure of the Company in the fourth quarter of 2007 and the incorporation of Fashion Service Sp. z o. o. This resulted in the need to change transfer prices used by Fashion Service (production segment) for merchandise being sold to Sunset Suits S.A. (retail segment); and (ii) the development of a new distribution channel.

Gross profit percentage decreased from 45% in 2007 to 20% in 2008, primarily due to the change of the structure of the Company and the changes in transfer prices for merchandises being sold to our retail segment.

Operating expenses decreased from $4.47 million to $1.94 million due to the consolidation of our selling and administrative functions.

Operating income increased from 82,000 in 2007 to 2.5 million in 2008. Such increase due to higher net sales and lower operating costs in 2008 as compared to 2007 as discussed above.

Retail segment

Total revenue increased 13% from $28.5 million in 2007 to $32.2 in 2008 which is 13% increase. However, as denominated in PLN, our total revenue decreased by 2%. Such discrepancy is due to the fluctuation in the exchange rate of the PLN to the USD. The net decrease in our revenue resulted primarily from (i) our strategy of increasing the price of our apparel by approximately by 7%, and (ii) the decrease of the total volume of our apparel sold by 5% as compared to 2007.

Gross profit percentage increased from 46% in 2007 to 56% in 2008 primarily due to our strategy to increase the price of our apparel.

Operating expenses increased from $10 million to $16 million due to a change in the structure of the Company as discussed above. Accordingly, operating income decreased from $2.99 million in 2007 to $1.61 million in 2008. This increase is a primarily consequence of the increase of operating expense in 2008 as compared to 2007.

Balance sheet analysis

(All amounts are in thousands of U.S. dollars)

	Year Ended	Year Ended	Year to
	December 31,	December	year
	2008	31, 2007	change
ASSETS
Total current assets	10,878	8,841	23%
Total non-current assets	12,934	14,887	-13%
Total assets	23,813	23,727	0%

LIABILITIES AND STOCKHOLDERS EQUITY
Total current liabilities	14,223	26,517	-46%
Non-current liabilities:
Total non-current liabilities	11,037	10,695	3%
Total stockholders equity	-1,447	-13,486	-89%
Total liabilities and stockholders' equity	23,813	23,727	0%

Current assets

Current assets increased 23% from $8.8 million in 2007 to $10.9 million in 2008. Such increase is mainly due to the increase in accounts receivable. Accounts receivable increased by $1.8 million or 65% as the result of the development of a new distribution channel.

Non-current assets

Non-current assets decreased from $14.9 million in 2007 to $12.9 million in 2008. Such decrease was primarily the result of the fluctuation of the exchange rate of the PLN to the USD. As denominated in PLN the non-current assets increased by 4% year to year, which was a net result of economic depreciation and the opening of 9 new retail outlets.

Current liabilities

Current liabilities decreased 46% from $26.5 million in 2007 to $14.2 million in 2008. Such decrease is a consequence of :

  the depreciation of the exchange rate of the PLN to the USD by approximately 18%;

  the payment of trade payables and tax payables in the second half of 2008; and

  Settlements with Polish tax authorities for payment of the overdue tax payables, which resulted in a reclassification of approximately $3.7 million tax payables from current to non-current liabilities.

Non-current liabilities

Non-current liabilities increased 3% from $10.7 million in 2007 to $11.0 million in 2008. The increase is a net effect of :

  the decrease of the exchange rate of the PLN to the USD by approximately 18% (as denominated in PLN non-current assets increased by 26%);

  payments of long term debts in 2008; and

  settlements agreed with Polish tax authorities for payment of the overdue tax payables in the long term, which resulted in a change of approximately $3.7 million tax payables from current to non-current liabilities.

Stockholders’ equity

The stockholders’ deficiency increased from $13.5 million to $1.5 million as the result of the issuance of common in 2008.

Liquidity and Capital Resources

The following table provides detailed information about our net cash flow for all financial statements periods presented in this prospectus. Our principal uses of cash are for liabilities payments, capital expenditures and long term borrowings repayments.

(All amounts are in thousands of U.S. dollars)

	Year Ended
	December 31,
	2008	2007

Net cash provided by (used in) operating activities	(7,283)	3,283

Net cash provided by (used in) investing activities	(1,439)	(1,591)

Net cash provided by (used in) financing activities	8,849	(890)

Effect of foreign currency translation on cash and cash equivalents	5	59

Net Cash Flow	132	861

Our principal source of cash is in 2007 was from operations. Our principal source of cash in 2008 was from financing activities. In the second quarter of the year 2008 we completed an issuance of common stock that raised our cash flow from financing activities. The new equity issue allowed us to pay down our liabilities incurred in prior years’ operations which, had the effect our reporting negative operating cash flow in 2008. Beside liabilities payments our principal uses of cash in 2008 were for capital expenditures and long term borrowings repayments.

Operations

Cash provided by operating activities was minus $7.28 million for the year ended December 31, 2008, compared to plus $3.28 million for the year ended December 31, 2007. This decrease by $10.56 million was due principally to the net effect of the following items:

  Lower net income reported for the year ended December 31, 2008 as compared to the same period in the year 2007;

  Negative changes in working capital principally due to (i) an increase in accounts receivables; (ii) decrease in accounts payables and other payables due, in part, to a payments made to social security administration, tax authorities and creditors for overdue operating liabilities; (iii) increase in inventories being the result of increase of retail stores and higher stock replenishment.

Issuance of Common Stock

On May 30, 2008, we completed a private placement in which we sold 5,128,217 new shares of our common stock to 71 accredited investors. As a result of this private placement, we raised approximately $16million in gross proceeds, which left us with $11.23 million in net proceeds after the deduction of offering expenses in the amount of approximately $4.78 million.

Capital Expenditures

Our capital expenditures paid in cash for the year ended December 31, 2008 were $1.44 million, compared with $1.59 million for the year ended December 31, 2007. This decrease was primarily due to rearrangement of the new retail stores openings as the result of delays opening of new commercial space by developers.

Repayments of Debt

Repayments of debt in the year ended December 31, 2008 amounted to $2.23 million, compared to repayments $1.05 million made in the year ended December 31, 2007. An increase in the long-term debt repayments is primary the result of agreed schedule of long term debt repayments that assumed payment of a greater debt in the year 2008 than in the year 2007.

Part of our long term debt is denominated in PLN. As a result, variances in our net borrowings repayment tend to in a lesser extent, be driven by changes in foreign exchange rate fluctuations.

Cash Flow Summary

Our net cash inflow for the year ended December 31, 2008 was $132,000, which included $11.23 million in net cash proceeds from private placement. Excluding the net cash proceeds from private placement , our cash outflow would have been $11.1 million, comparing to the net cash inflow for the year ended December 31, 2007 of $861,000. Such a significant decrease is primary the result of settlements made with Polish tax and social security authorities according to which there were significant cash payments made in relation to repayment of overdue debts.

We currently expect to generate a positive net cash flow in the fiscal 2009. There can be no assurance that this estimate will prove to be accurate. Unforeseen events, including changes in our net income, or working capital requirements, could occur, which could cause our cash flow to vary significantly from this estimate.

Foreign currency exposure

Financial statement translation exposure

Our consolidated financial statements are presented in USD. Transactions in foreign currencies during the year are translated into USD at the exchange rates as of the specific transaction dates. Monetary assets and liabilities denominated in foreign currencies as of the date of our balance sheet are translated into US$ at the exchange rates prevailing as of such date. All transaction differences are recorded in the income statement.

We use the PLN as our functional currency. Foreign currency translation is accounted for in accordance with SFAS No. 52, "Foreign Currency Translation". Accordingly, all assets and liabilities are translated at the exchange rates prevailing as of the date of the balance sheet and all income and expenditure items are translated at the average rates for each of the years presented. Gains and losses resulting from foreign currency translation are accumulated as separate components of stockholders' equity. The exchange rate adopted for the foreign exchange transactions are the rates of exchange quoted by the Polish National Bank.

The translation of PLN into USD has been made as follows:

December 31, 2008
Balance sheet	PLN 2.9618 to US$1.00
Statement of income and comprehensive income	PLN 2.4092 to US$1.00

December 31, 2007
Balance sheet	PLN 2.4350 to US$1.00
Statement of income and comprehensive income	PLN 2.7667 to US$1.00

As the result of foreign currency fluctuations the financial statements prepared as of the date of this prospectus would present different figures. The change of the foreign currency rate of USD to PLN as of April 30, 2009 would give a need to make a translation of amounts from PLN into United States dollars (“US$”) according to the following exchange rates:

April 30, 2009
Balance sheet	PLN 3.2859 to US$1.00
Statement of income and comprehensive income	PLN 3.3480 to US$1.00

Operating exposure

Most of the transactions of the Company were settled in Polish złoty. Our financial results are susceptible to foreign currency exposure risk. As described in Note 12 to our consolidated financial statements included in this prospectus, part of our long term debt is denominated in U.S. dollars. Therefore, our financial results are exposed to the U.S. dollar to Polish złoty foreign exchange rate fluctuations.

Our operating results are also vulnerable to foreign currency exposure risk. As described in Note 14 to our consolidated financial statements included in this prospectus, the majority of rental agreements for retail and factory outlet stores space are denominated in foreign currencies. Therefore our operating results are exposed to fluctuations in the exchange rates between the U.S. dollar and the Euro to the Polish złoty.

Principal Factors Affecting Our Liquidity

Liquidity

The current ratio is 0.33 and 0.76 as at December 31, 2007 and December 31, 2008, respectively. This significant increase of current ratio is a result of cash proceeds from the private placement amounting to $11.2 million which closed in the second quarter of 2008. Management applied for a settlement with the Polish social security administration according to which overdue social insurance tax payable is due in the years 2009 – 2014. Management is of the opinion that the application will be approved by Polish social security administration soon. This will increase the current ratio above the level of 1.0 as current liabilities will decrease by approx. $5.3 million. Expected increase in net result by the year end will also positively affect liquidity.

Net cash flow from operating activities is positive for the year ended December 31, 2007. The net cash flow from operating activities is negative for the year ended December 31, 2008. The deficiency of net operating cash flow is a result of payments made by Sunset Suits – mainly to social security administration and Polish tax authorities for past due taxes. Management is of the opinion that expected increase in net result by December 31, 2009 will result positively affect net cash flow from operating activities.

Anticipated increase in net sales, while improving the gross margin, will generate cash surpluses sufficient to finance future development.

Our ability to self-finance stems from the fact that we mainly maintain a retail sales, while using the deferred payment terms for the supply of goods and raw materials. The sale generates cash immediately at the time of the purchase by the customer. With the systematic development of sales and margins, even if the existing trade achieved, a surplus of cash guarantee cover rising inventory levels and increase of liquidity.

Realization of our strategy to develop our retail outlets with simultaneous increase of our sale margins ensures us that re-payments of our trouble debts will likely be financed from future operating cash inflows with no significant impairment to our liquidity ratios.

Working Capital

The negative working capital amounts to $17.7 million and $3.3 million as of December 31, 2007 and as of December 31, 2008 respectively. Significant increase in working capital as of December 31, 2008 is a result of:

  private placement that resulted in net cash proceeds amounting to $11.2 million;

  signed agreement with Polish tax authorities to settle the past due tax obligations in the long term amounting to $3.7 million.

Net cash flow from operating activities is positive for the year ended December 31, 2007. The net cash flow from operating activities is negative for the year ended December 31, 2008. The deficiency of net operating cash flow is a result of payments made by Sunset Suits – mainly to social security administration and Polish tax authorities for past due taxes. Management is in the opinion that expected increase in net result by December 31, 2009 will result positively affect net cash flow from operating activities.

The negative working capital is regarded as a serious going concern threat. Management applied for a settlement with the Polish social security administration according to which overdue social insurance tax payable is due in the years 2009 – 2014. Management is in the opinion that the application will be approved by the Polish social security administration soon. This will decrease current liabilities by approximately $5.3 million and make the working capital positive. Anticipated increase in net sales, while improving the gross margin, will generate cash surpluses sufficient to finance our operations for the next twelve months.

Troubled Debt Restructuring

We plan to re-pay approximately $6 million of long term notes in the years 2009 – 2013. Given the development of our retail outlets, increase of sales and margins ensures us that the operating activity will generate sufficient cash surpluses to finance future debt-repayments.

Management took actions to mitigate possible negative effect of the world’s finance crisis on realization of our key strategies which would make our plans to re-pay our debts unachievable. In order to safeguard our short and medium term liquidity, management applied for two long term loans amounting to $5 million approx. The objectives of loan application are:

  Consolidation and restructuring of our current long term debt;

  Improvement of our future import supplies credit terms;

  Improvement of our current liquidity ratios by applying for bank guarantees that would release our paid in deposits to our outlet landlords;

Improvement of our current liquidity by applying for a bank overdraft.

Loan Facilities

The following table illustrates our credit facilities and the outstanding loan balance as of December 31, 2008:

Lender	ING Bank Śląski S.A.	Bank Gospodarki Żywnościowej S.A.	Bank Gospodarki Żywnościowej S.A.	Bank Współpracy Europejskiej S.A.	Bank Współpracy Europejskiej S.A.	Bank Współpracy Europejskiej S.A.

Governing Agreement	Credit Agreement, dated March 1, 2000, as amended by a Restructuring Agreement, dated February 2, 2007, and assumed pursuant to the Assumption Agreement, dated February 8, 2007.	Credit Agreements, dated October 3, 2000 and October 6, 2000, as amended by the Restructuring Agreement, August 19, 2005, and assumed pursuant to the Assumption Agreement, dated May 15, 2007.	Credit Agreement dated February 28, 2000 as amended by the Restructuring Agreement, August 19, 2005, and assumed pursuant to the Assumption Agreement, dated May 15, 2007.	Credit Agreement, dated December 30, 1997, as amended	Credit Agreement, dated April 12, 1998, as amended	Credit Agreement, dated November 1, 2000, as amended

Maturity Date	The loan is payable in monthly installments and matures on December 29, 2011.	The loan is payable in monthly installments and matures on December 31, 2013.	The loan is payable in monthly installments and matures on December 31, 2013.	The loan is payable in monthly installments and matures on January 21, 2012.	The loan is payable in monthly installments and matures on January 21, 2012.	The loan is payable in monthly installments and matures on January 21, 2012.

Interest Rate	1 month WIBOR+2% (Interest in the amount of 2,408,356.45 PLN (approximately $1,016,184) will be forgiven if the loan is paid in full on the maturity date)

3 month LIBOR+2.5% (If the loan is paid in full on the maturity date, then the following interest will be forgiven: (i) the interest due as of the date that the Assumption Agreement was entered into in the amount of $503,652.66 USD and 3,162,360.00 PLN (approximately $1,334,329) and (ii) the interest due for the period from August 19, 2005 through August 8, 2007)

3 month WIBOR+1.5% (If the loan is paid in full on the maturity date, then the following interest will be forgiven: (i) the interest due as of the date that the Assumption Agreement was entered into in amount of 1,739,580.10 PLN (approximately $734,000) and (ii) the interest due for the period from August 19, 2005 through August 8, 2007)

1 month LIBOR+2.6% (If the loan is paid in full on the maturity date, then the following interest will be forgiven: the interest due as of the date the Assumption Agreement was entered into in the amount of $2,066.22 USD)

1 month LIBOR+3% (If the loan is paid in full on the maturity date, then the following interest will be forgiven: the interest due as of the date the Assumption Agreement was entered into in the amount of 66,844.85 PLN (approximately $28,204.58))

1 month LIBOR+3% (If the loan is paid in full on the maturity date, then the following interest will be forgiven: the interest due as of the date the Assumption Agreement was entered into in the amount of $8,421.87 USD)

Covenants and Restrictions

  Cash flows on the Company’s account should be in proportion to the percentage of the bank’s financing of the Company;

  Bank consent is required when the investments exceed PLN 200,000 (approximately $84,388);

  No guarantee shall be made nor any liability incurred without prior consent of the bank;

  The Company may not take up any loan or credit without the consent of the bank;

  The entire profit should be added to the company’s own capital;

  Renewal of the insurance policies of the assets serving as collateral;

  Bank consent is required for any further encumbrances of the assets of the Company;

  The Company shall assure the equal ranking (pari passu) of the bank’s claims and the claims of its other creditors;

  Company must satisfy payment obligations arising from access to the debt of ZPW 9 MAJA and MARPOL Sp. z o.o.

  The debtor shall assure the equal ranking (pari passu) of the bank’s claims resulting from the guarantees for ZPW 9 MAJA and MARPOL Sp. z o.o. and claims from the other guarantees issued for other creditors.

  Cash flows on the Company’s account may not be lower than the bank’s financing of the Company;

  Bank consent is required for sale or encumbrance of any assets which constitute collateral under the Credit Agreement;

  Bank consent required for any change to the legal form in which the Company runs its business;

  Accession to debt of AC Market Sp. z o.o. and Sunset Textile Ewelina- Ligocka Kranik and satisfaction of payment obligations arising thereunder.

  Cash flows on the Company’s account should be not lower than the bank’s financing of the Company;

  Bank consent is required for sale or encumbrance of any assets which constitute collateral under the Credit Agreement;

  Valuation of collateral provided to be made on Company’s cost from time to time as required by the Bank;

  Accession to debt of AC Market Sp. z o.o. and Sunset Textile Ewelina- Ligocka Kranik and satisfaction of payment obligations arising thereunder.

				Bank consent required for new encumbrances, which will exceed the amount of encumbrances existing as of the date of the agreement.	Bank consent required for new encumbrances, which will exceed the amount of encumbrances existing as of the date of the agreement.	Cash flows on the Company’s account shall equal at least 15% of the current revenues.

Principal Amount of Loan	PLN Denominated Loan Amount: 5,387,201.10 PLN (approximately $2,273,080)	USD Denominated Loan Amount: $4,714,554.66 USD	PLN Denominated Loan Amount: 3,045,046.22 PLN (approximately $1,284,829)	USD Denominated Loan Amount $136,137.93 USD	PLN Denominated Loan Amount: 4,403,955.15 PLN (approximately $1,858,209)	USD Denominated Loan Amount: $554,862.53 USD

Principal Amount Outstanding	3,270,366.53 PLN (approximately 1,104,182.10 USD)	3,220,424.27 USD	1,954,076.57 PLN (approximately 659,759.80 USD)	100,566.13 USD	3,274,790.37 PLN (approximately 1,105,675.73 USD)	410,598.71 USD

Accrued Interest Outstanding		611,373.12 USD	329,057.44 PLN (approximately 111,100.49 USD)

Total Outstanding	3,270,366.53 PLN (approximately 1,104,182.10 USD)	3,831,797.39 USD	2,283,134.01 PLN (approximately 770,860.29 USD)	100,566.13 USD	3,274,790.37 PLN (approximately 1,105,675.73 USD)	410,598.71 USD

Obligations Under Material Contracts

Below is a brief summary of the payment obligations under material contracts to which we are a party other than our credit facilities, which are described in the table above.

Material Contracts

On November 27, 2008, our subsidiary Sunset Suits S.A., entered into a services agreement, with LST Sp. z o. o. (“LST”). Under this agreement LST acts as the IT integrator in the process of implementation of the new software in Sunset Suits S.A. – an integrated retail store sales register system. The contract fee is fixed and amounts to approximately $140,000. The majority of the work will be performed in 2009.

On August 1, 2008, our subsidiary Sunset Suits S.A., entered into a services agreement, with Ernst&Young Advisory Sp. z o. o. (“Ernst&Young”). Under this agreement Ernst&Young acts as the advisor in the process of redesign and implementation of Sunset Suits Holdings Inc., Sunset Suits S.A. and Fashion Service Sp. z o. o. internal control procedures, in order comply with Section 404 of Sarbanes Oxley Act of 2002. The contract fee is based upon total working hours. Management estimates that the overall budget for this arrangement will not exceed $150,000. The majority of the work will be performed in 2009.

Troubled Debt Restructuring

Defaults of certain long term debts by affiliates of the Company in the past resulted in settlements where part of the interest was suspended. If such bank settlements are breached, the interest may be claimed by financial institutions. Total suspended interest amounted to $ 3.6 million as of December 31, 2008. Our management believes that there is low risk of breaching these settlement agreements.

Operating Leases

In the normal course of business, we rent retail and factory outlet stores space under operating lease agreements. The operating lease agreements generally contain renewal options that may be exercised at the Company’s discretion after the completion of the original term of the lease. Certain agreements provide for payment of occupancy costs. In addition, many of the rental agreements provide for payment by us of a percentage of outlet net sales or increases to the base rental rate upon the outlet turnover or at specified intervals, which usually occur on an annual basis. Sales outlets are leased for initial periods ranging from 5 to 10 years. As of December 31, 2008 the term of our rental agreements ranged from 3 months up to 10 years. As of December 31, 2008 we had a future minimum lease payments amounting to $17.2 million

Tax and Social Security Payment Obligations

Sunset Suits and Fashion Service are jointly and severally liable for certain delinquent tax and social security obligations of their predecessor, Men’s Fashion. Men’s Fashion failed to make certain payments to the Polish tax authorities and Polish social security administration. Due to the in-kind contributions from Men’s Fashion relating to the capitalization of both Sunset Suits and Fashion Service, Sunset Suits, Fashion Service and Mirosław Kranik, our significant stockholder, Chief Executive Officer and President, are jointly and severally liable for such payments.

The outstanding social security obligations of Men’s Fashion amounted to a total of PLN 33,399,627.85 (approximately $13,583,158) as of November 30, 2007. As of April 30, 2008, the total amount of these past due payments amounted to a total of PLN 35,012,988.45 (approximately $15,724,161), which results from additional accrued interest and penalties.

On May 12, 2008, the social security authority issued a formal decision confirming joint and several responsibility of Men’s Fashion and Fashion Service for only a part of the outstanding social security obligations in the amount of PLN 24,268,853.21 (approximately $11,026,285). In the decision, the social security authority determined that Fashion Service is not jointly and severally liable for the remaining part of these outstanding social security obligations. These financial statements, for periods both before and after the formal ruling, include the portion of the liability for which Sunset Suits and Fashion Service are jointly and severally liable.

As of May 31, 2008, the total amount of these past due payments amounted to a total of PLN 26,139,581.55 (approximately $11,977,448). On June 5, 2008, the Company paid PLN 11,425,914.61 (approximately $5,230,448) to the social security authority for the past due social security obligations out of the proceeds of our recent private placement. By April 27, 2009, an additional PLN 4,201,993.86 (approximately $1,223,921) was paid to the social security authority for these obligations.

As of December 31, 2008, these outstanding social security obligations amounted to PLN 16,745,952.17 (approximately $5,653,978). As of March 31, 2009, these outstanding social security obligations amounted to PLN 16,890,218.58 (approximately $4,769,093).

Formal applications for the deferment of the remaining payments were filed by Men’s Fashion and Fashion Service with the social security authority on June 6, 2008. On April 27, 2009, Fashion Service submitted its most recent application for the issuance of a decision by the social security authorities on a settlement plan.

A deferment fee will be required in order to defer the past due obligations, which will be added to the installments. The deferment fee is based on a percentage of the amount to be deferred. For 2009 such fee amounted to approximately 5.25% per annum.

Market risk — interest and exchange rate sensitivity

Financial instruments held by us include cash equivalents and long-term debt. Interest rates on our long-term debt are variable. Therefore, a change in rates would have an effect on our interest expense. Note 12, “Long-Term Debt” in the Notes to Consolidated Financial Statements included in this prospectus outlines the principal amounts, interest rates and other terms required to evaluate the expected sensitivity of interest rate changes on the fair value of our variable rate long-term debt. Given our balance of long-term debt and the current interest rates on bank deposits, the effect of an even insignificant change in long-term interest rates on our interest cost would be material.

Cash and cash equivalents held by us are affected by short-term interest rates. Therefore, a change in short-term interest rates would have an impact on our interest income. Given our balance of cash and cash equivalents and the current interest rates on bank deposits, the effect of a change in short-term interest rates on our interest income would be not be material.

Principally all of our revenue and expenses are currently denominated in Polish złotys. Translation to U.S. dollars expose us to fluctuations in foreign currency exchange rates, the rate of exchange of the United States dollar against the Polish złoty.

Certain of our rent agreements require us to pay in U. S. dollars or Euro based on the exchange rate as of the day of payment. The exposure to the rate changes during and up to the day of the rent payments is not significant, however, as only the minority of rent agreements are denominated in United States dollars or Euro.

Moreover certain of our long-term debts are denominated in United States dollars as presented in the Note 12, “Long-Term Debt” in the Notes to Consolidated Financial Statements included in this prospectus. Thus, we are primary exposed to the exchange rate changes during and up to the day of the long-term debts payments, as well as we are exposed to the exchange rate changes at the balance sheet date. During times of a strengthening U. S. dollar, our result on transaction in foreign currency will be negatively impacted, and during times of a weakening U. S. dollar, our result on transaction in foreign currency will be favorably impacted.

Our foreign wholesale operations are denominated in Polish złoty. Therefore we are not directly exposed to the change of foreign exchange rates of other currencies to Polish złoty. An increase in the Polish złoty could make our products less competitive to foreign buyers while a decrease in the Polish złoty could make us more competitive.

Seasonality

Like most other retail businesses, our business is seasonal. The best sales month is December, in which our total non-discounted sales increase. The last quarter of the year is the best sales period when customers purchase coats, occasional suits and business suits from an autumn-winter collection. We also typically experience increased sales during the Spring (April, May, June). During this period consumers typically purchase menswear for various special occasions including weddings, first communion and other special events. During these periods of increased sales, products are also sold without price reductions.

We reduce our prices during the Summer and Fall to encourage sales. As a result, our margins are reduced during these seasons. In order to make up for these reduced margins, we will often create special collections that we sell at higher prices during the Summer and Fall.

Concentration risk

We have no significant concentration risk regarding our revenues. Over 90% of total revenues are generated through retail sales to dispersed customers.

We have no significant concentration risk regarding suppliers and accounts payable. We operate with several suppliers who do not have a significant bargaining power on our operations.

We have a concentration risk related with our debtors. Approximately 60% of our accounts receivable are from four related party entities. Approximately 30% of accounts receivable are related to a corporate sale to one new customer.

Inflation

Inflationary factors, such as increases in the cost of our product and overhead costs, could impair our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of sales revenue if the selling prices of our apparel do not increase with these increased costs.

Critical Accounting Policies

Property, Plant, Equipment and Depreciation and Amortization

Property, plant and equipment are recorded at cost. Depreciation and amortization are computed by the straight-line method over the estimated useful lives of the assets. Leasehold improvements recorded at the inception of a lease are amortized using the straight-line method over the life of the lease or the useful life of the improvement, whichever is shorter; for improvements made during the lease term, the amortization period is the shorter of the useful life or the remaining lease term (including any renewal periods that are deemed to be reasonably assured). Property under capital leases is amortized over the lives of the respective leases or the estimated useful lives of the assets, whichever is shorter.

The exact historical cost of buildings, machinery and equipment and leasehold improvements acquired prior to 2006, substantially all of which were acquired in the mid to late 1990s, could not be reasonably determined due to a lack of accounting documentation. For buildings and machinery and equipment groups of tangible fixed assets, all of which were acquired in the mid to late 1990s, the historical cost was estimated using, as a starting point, an engineer’s estimate of the historical cost of past investment. Management is of the opinion that this valuation is the reasonable estimation of historical cost for these groups of tangible fixed assets. For leasehold improvements, all of which were acquired in 2000s, historical cost was recreated by identifying all bills and invoices related to retail outlets fittings, even if, they were not properly recorded in the accounting system in the past.

Intangible Assets and total stockholders’ equity

We have recognized the value of trademark in our US GAAP consolidated financial statement. Trademark is an indefinite intangible asset that represents the cost of acquired brand registered for the name of Sunset Suits S.A.. The trademark has been registered since 1994 by Men’s Fashion. In 2007 the legal right to trademark was transferred from Men’s Fashion to Sunset Suits S.A. according to a transfer agreement of an in-kind contribution, including the trademark, concluded in February 2007.

The carrying value of the trademark, which has no determinable life, constitutes its historical cost of acquisition. The fair value of the trademark as at December 31, 2008 amounts to $12.27 million and exceeds its historic cost by $10.21 million. The fair value of the trademark is recognized in the consolidated financial statements that the Company prepares in accordance with Polish Accounting Rules.

In the consolidated financial statements that the Company prepares in accordance with Polish Accounting Rules, the Company recognizes other intangible assets with indefinite useful life that were acquired in 1990s. These assets include technology and know-how. The fair value of technology amounted to $10.74 million and $13.06 million as of December 31, 2008 and as of December 31, 2007, respectively. The fair value of know-how amounted to $7.66 million and $9.31 million as of December 31, 2008 and as of December 31, 2007, respectively. These intangible assets are presented at their fair values in preparing the financial statements in accordance with Polish Accounting Rules but are not recognized according to US GAAP.

If we recognized the intangible assets as it is allowed for Polish Accounting Rules, the intangible assets as of December 31, 2008 would have been higher by $28.6 million. The $28.6 million has no basis for income tax purposes so would provide no income tax benefits upon sale, impairment or amortization. It the fair value of the intangible assets had been recorded for US GAAP purposes a deferred tax liability of approximately $5.43 million would have had to have been recognized. The unrecognized fair value of intangible assets if added to stockholders’ deficiency at December 31, 2008 as reported on the US GAAP financial statements would have resulted in the following:

Stockholders’ equity (deficiency) in accordance with US GAAP	$ (1.45) million
Add: unrecognized fair value of intangible assets	28.60 million
Less: hypothetical deferred income tax liability related to unrecognized fair value	(5.43) million
$ 21.71 million

The Company’s management believes that the above information is useful for the understanding of the financial condition of the the Company because of the significant value of the self-generated intangible assets recognized in the commercial environment in which it conducts its operations and obtains its credit.

Foreign Currency Translation

The consolidated financial statements of the Company are presented in United States dollars (“US$”). Transactions in foreign currencies during the year are translated into US$ at the exchange rates prevailing at the transaction dates. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated into US$ at the exchange rates prevailing at that date. All transaction differences are recorded in the income statement.

The Company uses local currency, Polish złoty (“PLN”), as their functional currency. On consolidation, the financial statements of Company is translated from PLN into US$ in accordance with SFAS No. 52, "Foreign Currency Translation". Accordingly, all assets and liabilities are translated at the exchange rates prevailing at the balance sheet dates and all income and expenditure items are translated at the average rates for each of the years. Gains and losses resulting from translation are accumulated in a separate component of stockholders' equity. The exchange rate adopted for the foreign exchange transactions are the rates of exchange quoted by the Polish National Bank, which are determined largely by supply and demand.

Revenue Recognition

The Company recognizes retail revenues when products are delivered and the customer takes ownership and assumes risk of loss. In general retail sales are recognized at the time of a cash receipt register in our retail stores.

The Company recognizes the wholesale revenues when products are shipped and when all risk and rewards are transferred to the customer in accordance with shipping documents, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable.

Net sales of products represent the invoiced value of goods, net of value added taxes (“VAT”), sales returns, trade discounts and allowances. According to the current Company policies, no sales returns from customers are accepted. According to the current Company contracts, there are neither trade discounts nor trade allowances.

The Company is subject to VAT which is levied on the majority of the products of the Company at the rate of 22% on the invoiced value of sales. Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by the Company in addition to the invoiced value of purchases to the extent not refunded for export sales. Provision for sales returns are recorded as a reduction of revenue in the same period that revenue is recognized. The provision for sales returns, which is based on historical sales returns data, is the Company’s best estimate of the amounts of goods that will be returned from its customers.

Use of estimates

The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The financial statements include some amounts that are based on management’s best estimates and judgments. The most significant estimates relate to allowance for uncollectible accounts receivable, inventory obsolescence, depreciation, intangible asset valuations and useful lives, goodwill impairments, employee benefit plans, environmental accruals, warranty costs, taxes and contingencies. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

Recently Issued Accounting Pronouncements

FASB Interpretation No. (“FIN”) 48, “Accounting for Uncertainty in Income Taxes” — an Interpretation of FASB Statement No. 109

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes” — an Interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that the Company recognizes in its consolidated financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for the Company on January 1, 2007, with the cumulative effect of the change in accounting principle, if any, recorded as an adjustment to opening retained earnings. The adoption of FIN 48 did not have a material impact on the Company’s consolidated financial statements or results of operations.

FASB Interpretation No. (“FIN”) 46R, “Consolidation of Variable Interest Entities”

The FASB has issued Interpretation No. 46 (FIN-46R) (Revised December 2003), Consolidation of Variable Interest Entities. FIN-46R clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. It separates entities into two groups: (1) those for which voting interests are used to determine consolidation and (2) those for which variable interests are used to determine consolidation (the subject of FIN-46R). FIN-46R clarifies how to identify a variable interest entity and how to determine when a business enterprise should include the assets, liabilities, noncontrolling interests and results of activities of a variable interest entity in its consolidated financial statements. The Company has determined that FIN-46R does not apply to the consolidated financial statements at December 31, 2008. Principally FIN-46R does not give a reason for consolidation of a retail network of foreign stores (“the network”) that are being in possession of Mr. Mirosław Kranik as of December 31, 2008. This is because the Company does not possess a variable interest in the network since (i) no subordinated financial support is provided by the Company to the network (especially no any forms of financing or warranties are provided to the Company); (ii) the Company has no direct or indirect ability through voting rights or similar rights to make decisions about an network activities; (iii) the Company does not have the obligation to absorb the expected losses of the network; (iv) the Company has no obligations to absorb expected losses and rights to receive expected residual returns related to the network; (v) the network activities are not conducted on behalf of any entities being the part of the Company. The only business relations that relate the Company with the network is a client/customer relationships and through the person of our majority shareholder Mr. Mirosław Kranik.

SFAS No. 141,“Business Combinations”

In December 2007, the FASB issued SFAS 141 (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R will significantly change the accounting for business combinations in a number of areas including the treatment of contingent consideration, contingencies, acquisition costs, in-process research and development and restructuring costs. In addition, under SFAS 141R, changes in deferred tax asset valuation allowances and acquired income tax uncertainties in a business combination after the measurement period will impact income tax expense. SFAS 141R is required to be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009.

The attached consolidated financial statements include entities under common control of Mr. Mirosław Kranik –Sunset Suits Holdings, Inc., Sunset Suits S.A. and Fashion Service Sp. z o. o.. Consistent with the provisions of FAS 141 par. 11, FAS 141 does not apply to transfer of net assets or exchanges of shares between entities under common control. However paragraphs D11–D18 of Appendix D of FAS 141 provide detailed guidance on consolidation. Since the transfer of net assets from Sunset Suits Men’s Fashion - Moda Męska to its successors – Sunset Suits S.A. and Fashion Service Sp. z o. o. resulted in a change of a reporting entity in practice the accounting method used for consolidation is similar to the pooling of interest method. The recorded assets and liabilities of separate entities are consolidated in the financial statements. The consolidated financial statements report results of operations for the period in which the combination occurs as though the companies had been consolidated as of the beginning of the earliest period presented. The consolidated financial information as of the beginning of the earliest period presented is presented as though the assets and liabilities had been transferred at that date. The financial statements of the Company are therefore called consolidated financial statements.

Off-Balance Sheet Arrangements

Members of the Group had defaulted payment of certain long term debts in the past. As the result of bank settlements, part of the interest was suspended. If the bank settlements are breached, the interest may possibly be claimed by financial institutions. Total interest suspended amounted to $3.6 million at December 31, 2008. Management is of the opinion that there is no risk of breaching the bank settlement agreements.

CORPORATE STRUCTURE AND HISTORY

Our Corporate Structure

We own all of the issued and outstanding capital stock of Sunset Suits, our operating subsidiary in Poland. We conduct our principal operations in Poland through Sunset Suits. Sunset Suits owns all of the outstanding share capital of Fashion Service. Fashion Services is a manufacturer of mens’ suits, jackets, formal and casual coats, slacks, dress shirts and ties that sells its manufactured products exclusively through the Sunset Suits outlet stores.

Our Corporate History

Prior Operations and Bankruptcy

On January 17, 2007, Senior Management Services of America III, Inc. and its affiliated companies, or the SMS Companies, filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code. On August 1, 2007, the United States Bankruptcy Court for the Northern District of Texas confirmed the First Amended, Modified Chapter 11 Plan, or the Plan, as presented by the SMS Companies and their creditors.

During the three years prior to filing the reorganization petition, the SMS Companies operated a chain of skilled nursing homes in Texas, which prior to the bankruptcy of the SMS Companies consisted of 14 nursing facilities, ranging in size from approximately 114 beds to 325 beds. In the aggregate, the SMS Companies provided care to approximately 1,600 resident patients and employed over 1,400 employees. A significant portion of the SMS Companies cash flow was provided by patients covered by Medicare and Medicaid. The SMS Companies facilities provided around-the-clock care for the health, well being, safety and medical needs of the SMS Companies’ patients. The administrative and operational oversight of the nursing facilities was provided by an affiliated management company located in Arlington, Texas.

In 2005 the SMS Companies obtained a secured credit facility from a financial institution. The credit facility eventually was comprised of an $8.3 million term loan and a revolving loan of up to $15 million that was used for working capital and to finance the purchase of the real property on which two of the SMS Companies’ nursing care facilities operated. By late 2006, the SMS Companies were in an “overadvance” position, whereby the amount of funds extended by the lender exceeded the amount of collateral eligible to be borrowed under the credit facility. Beginning in September 2006, the SMS Companies entered into a series of forebearance agreements whereby the lender agreed to forebear from declaring the financing in default as long as the SMS Companies obtained a commitment from a new lender to refinance and restructure the credit facility. The SMS Companies were unsuccessful in obtaining a commitment from a new lender and on January 5, 2007, the lender declared the SMS Companies in default and commenced foreclosure and collection proceedings. On January 9, 2007, the lender agreed to provide an additional $1.7 million to fund payroll and permit a controlled transaction to bankruptcy. Subsequently, on January 17, 2007, the SMS Companies filed a petition for reorganization under Chapter 11 of the Bankruptcy Code.

Plan of Reorganization

HFG participated with the SMS Companies and their creditors in structuring the Plan. As part of the Plan, HFG provided $115,000 to be used to pay professional fees associated with the Plan confirmation process. HFG was granted an option to be repaid through the issuance of equity securities in 23 of the SMS Companies, including Senior Management Services of El Paso Sunset, Inc.

HFG exercised the option and, as provided in the Plan, 80% of our outstanding common stock, or 1,000,000 shares, was issued to HFG in satisfaction of HFG’s administrative claims. The remaining 20% of our outstanding common stock, or 250,178 shares, was issued to 455 holders of unsecured debt. The 1,250,178 shares, or Plan Shares, were issued pursuant to Section 1145 of the Bankruptcy Code.

As further consideration for the issuance of the 1,000,000 Plan Shares to HFG, the Plan required HFG to assist us in identifying a potential merger or acquisition candidate.

We remained subject to the jurisdiction of the bankruptcy court until we acquired Sunset Suits. On May 9, 2008, we filed a certificate of compliance with the bankruptcy court which stated that the requirements of the Plan had been met, resulting in the discharge to be deemed granted. Thereafter, the post-discharge injunction provisions set forth in the Plan and the confirmation order became effective.

From August 1, 2007 (the date of the confirmation of the Plan) until May 21, 2008 when we acquired Sunset Suits, we had virtually no operations, assets or liabilities.

Immediately prior to our acquisition of Sunset Suits as described below, our corporate structure was as follows:

Reincorporation

On September 26, 2007, we consummated a merger to reincorporate in the State of Nevada. On May 27, 2008, following the share exchange with Sunset Suits we changed our name to Sunset Suits Holdings, Inc.

Background and History of Sunset Suits and Fashion Service

Men’s Fashion was started in Poland in 1987 by Mirosław Kranik as a sole proprietorship. On July 19, 2006, Sunset Suits was established as a Polish joint stock company. On February 3, 2007, through an in-kind contribution by Mirosław Kranik in exchange for a new issuance of shares in Sunset Suits, certain assets of Men’s Fashion, including rights under lease contracts to 74 shops, a Sunset Suits trademark, know-how and fixed shop-related assets, were acquired by Sunset Suits. The registration of the share capital increase through an in-kind contribution took place at the National Court Register in Poznań on March 23, 2007.

Fashion Service was originally incorporated in Poland as a limited liability company on November 29, 2007. At the time of its incorporation, all of the shares of Fashion Service were owned by Mirosław Kranik and Ewelina Ligocka-Kranik. Mirosław Kranik received his shares of Fashion Service in exchange for an in-kind contribution of certain assets of Men’s Fashion, including land, buildings, technical appliances and machinery, transportation means, other fixed assets, intangible good and legal rights, fixed assets in construction, inventory and legal obligations. The registration of the company took place at the National Court Register in Poznań on December 10, 2007. On January 28, 2008, pursuant to a share sale agreement, Mr. Kranik sold his shares of Fashion Service to Sunset Suits. As a result of these transactions, Fashion Service became a subsidiary of Sunset Suits, in which Sunset Suits holds 2,000 shares of Fashion Service and Ewelina Ligocka-Kranik holds two shares. Subsequently on March 10, 2008 Ewelina Ligocka-Kranik transferred the two shares held by her to Sunset Suits. Fashion Service is currently the primary source of clothing and accessories sold in the Sunset Suits shops, both in Poland and internationally.

Acquisition of Sunset Suits and Related Financing

On May 21, 2008, we acquired all of the business operations of Sunset Suits in a share exchange transaction pursuant to which all of the issued and outstanding shares of Sunset Suits were exchanged for 6,121,250 shares of our common stock. As a result of this transaction and following the private placement described below, the former stockholders of Sunset Suits now own 49% of our common stock and Sunset Suits is now our wholly-owned subsidiary. Additionally, Fashion Service, through which we conduct our manufacturing operations, became our indirect wholly-owned subsidiary.

Upon the closing of the reverse acquisition, Timothy P. Halter resigned from all offices of our Company that he held and from his position as our director. Donald Chodak and Mirosław Kranik were appointed to the board of the directors at the closing of the reverse acquisition. In addition, our executive officers were replaced by the Sunset Suits executive officers upon the closing of the reverse acquisition as indicated in more detail below.

For accounting purposes, the share exchange transaction was treated as a reverse acquisition with Sunset Suits as the acquirer and Sunset Suits Holdings, Inc. as the acquired party. When we refer in this prospectus to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Sunset Suits on a consolidated basis unless the context suggests otherwise.

Immediately following the acquisition of Sunset Suits, we completed a private placement in which we sold 5,128,217 new shares of our common stock to 71 accredited investors. As a result of this private placement, we raised approximately $16 million in gross proceeds, which left us with $13,432,000 in net proceeds after the deduction of offering expenses in the amount of approximately $1,128,000. In connection with this private placement, we paid the placement agent, Wentworth Securities, Inc., a placement agency fee of $1,440,000. We are under a contractual obligation to use commercially reasonable efforts register the shares of our common stock within 135 days of the initial filing of a registration statement, though there are no pre-determined penalties or liquidated damages for a failure to do so.

In connection with the private placement on May 21, 2008, Mirosław Kranik, our largest stockholder, entered into an escrow agreement, or Escrow Agreement, with us, Wentworth Securities, Inc and Securities Transfer Corporation, the escrow agent. Pursuant to the Escrow Agreement, Mr. Kranik agreed to place an aggregate of 3,125,000 shares of our common stock owned by him, to be equitably adjusted for stock splits, stock dividends and similar adjustments, into escrow with Securities Transfer Corporation. In the Escrow Agreement, the parties established minimum after tax net income thresholds of $3,377,000 for the fiscal year ending December 31, 2008 and $9,948,000 for the fiscal year ending December 31, 2009. In the event that the minimum after tax net income thresholds for fiscal year 2008 or fiscal year 2009 are not achieved, then the investors will be entitled to receive up to 100% of the shares in escrow for each applicable year based upon a pre-defined formula agreed to among the parties to the Escrow Agreement.

However, in the event that the release of such shares of common stock to the investors, Mr. Kranik or any other party is deemed to be an expense, charge or deduction from the revenue reflected on our financial statements for the applicable year, as required under U.S. generally accepted accounting principals, such expense or deduction will be excluded for purposes of determining whether or not the minimum after tax income thresholds for fiscal year 2008 and fiscal year 2009 are achieved.

Immediately following the reverse acquisition of Sunset Suits and the private placement described above, the former shareholders of Sunset Suits owned approximately 49% of our common stock, HFG owned approximately 8% of our common stock, the 455 holders of unsecured debt owned approximately 2% of our common stock and the investors in the private placement owned approximately 41% of our common stock, shown as follows:

Subsequent to the transactions described above, Mr. M. Kranik acquired 152,600 shares of our common stock from HFG and transferred 250,000 shares of our common stock to Mr. Donald Chodak, the Chairman of our Board of Directors. As a result, HFG currently owns approximately 6.78% of our common stock and the former shareholders of Sunset Suits own approximately 48% of our common stock.

OUR BUSINESS

Overview

We are a designer and retailer of high quality menswear based in Poland. Our merchandise includes suits, sport coats, slacks, dress shirts and ties. We offer an assortment of styles and maintain a broad selection of fabrics, colors and sizes. We manufacture our menswear through our subsidiary, Fashion Service, and we also purchase some of our inventory from third party suppliers.

Retail Sales Outlets

We distribute our clothing primarily through our sales outlets, which we operate, and which are dedicated exclusively to the sale of our clothing. As of March 31, 2009, our operations included 90 domestic retail stores located in Poland with total retail space of approximately 12,063 square meters, and 3 stores located in Latvia with total retail space of approximately 358 meters. Our sales outlets are located mainly in larger shopping centers in urban areas with populations in excess of 50,000 people. All of our Polish sales outlets are leased. We believe our sales outlets set, reinforce and capitalize on the image and distinct sensibility of our brand and provide a shopper-friendly environment. The display of our merchandise in our sales outlets varies depending upon the selling season and the size and location of the store. Generally, our sales outlets are leased for initial periods ranging from 5 to 10 years with renewal options for an additional 5 years. The outlets range in size from 60 square meters to 255 square meters.

As of March 31, 2009, Mirosław Kranik, our significant stockholder and Chief Executive Officer, owns 16 additional retail stores in Lithuania, Estonia and the Czech Republic. On January 22, 2009, we acquired 2 stores located in Latvia from Mr. Kranik, and we expect to consummate the acquisition of the remaining stores before the end of 2009. We entered into an agreement to acquire these additional stores from Mr. Kranik for nominal consideration ($1,000). Mr. Kranik agreed to sell these stores for nominal consideration based on the valuation of the Company as agreed to by the investors in our private placement that was consummated on May 21, 2008. The valuation agreed to by the investors assumed that the additional 17 stores that were in operation at that date were a part of the Company, though Mr. Kranik was unable to transfer these stores to the Company prior to the closing of the private placement. Accordingly, Mr. Kranik agreed to sell the stores to the Company following the close of the private placement for $1,000 in exchange for consummating the private placement at a price per share that contemplated the inclusion of the 17 stores that were in operation at that date.

Sales and Marketing

The menswear market consists of the following sectors: formal, smart casual, mainstream, jeans, and sport. We are focused on two sectors: formal and smart casual. The menswear market sector is divided into five price levels (segments), ranging from lowest to highest, as follows:  “budget”, “moderate", "better," "bridge" and "designer". We operate in medium price sector that spans from “moderate” through “better”. We refer to this segment as the “lower-medium” segment.

Management believes that the Polish market for formal attire is approximately a PLN 1 billion market. We have about a 9% market share. To achieve increased sales growth, we decided to focus on relatively non-expensive formal attire and smart casual medium price segments of the market.

We target our sales to men in the 18 to 35 year-old age group, one of the most rapidly developing demographics in our industry. Our products are targeted toward consumers of business attire, consumers who are purchasing attire for special events, and consumers who are shopping for “smart” casual attire.

Because we concentrate on men’s business attire, which is characterized by infrequent and more predictable fashion changes, we believe we are not as exposed to trends typical of more fashion-forward apparel retailers, where significant markdowns and promotional pricing are more common. In addition, because our inventory mix includes “business casual” merchandise, we are able to meet demand for such products resulting from the trend over the past decade toward more relaxed dress codes in the workplace. We believe that the quality and selection we provide to our customers have been significant factors in enabling us to consistently gain market share in Poland.

We market our clothing principally through the direct efforts of our in-house sales staff. We had 417 sales personnel as of March 31, 2009. We believe we provide a superior level of customer service relative to our competitors. Additionally, our in-store salespersons are trained as clothing consultants to provide customers with assistance and advice on their apparel needs, including product style, color coordination, fabric choice and garment fit. We encourage our sales staff to be friendly and knowledgeable.

Design

Fashion Service, our wholly-owned subsidiary, is the primary designer, manufacturer and supplier for our retail operations. We select our designers on the basis of their understanding of the retail industry and their ability to understand what consumers desire and which designs are most likely to be commercially viable. We maintain a staff of designers and merchandisers who are supported by a staff of design professionals. Our design staff designs substantially all of our products using computer aided design stations, which provide timely translation of designs into sample depictions varying in color, cut and style. We conduct the manufacturing of our merchandise primarily at our factory in Krzyżanowo, Poland. We had 299 employees working in our manufacturing facilities as of March 31, 2009.

Our design teams constantly monitor fashion trends and search for new inspiration. We seek to assist our designers in developing new ideas through various means. These include frequent meetings of the design teams to discuss current fashion trends, review of the fashion library and installation of a computer-aided design system which allows a designer to view and modify two- and three-dimensional images of a new design on a computer screen.

Manufacturing

Fashion Service, our subsidiary, manufactures the suits, jackets and slacks that we sell. We also acquire suits, dress shirts, ties and belts from third party manufacturers in Poland and abroad. The majority of our suit collections are manufactured in our factory (90% in 2006 and 2007). In 2006 and 2007 we also acquired suits from suppliers in China (2% and 8% of total volume of suits, respectively). In the case of shirts, in 2006 we acquired 30% of the shirts we sold from manufacturers based in China, another 30% from other Polish manufacturers and the remaining 40% from our own factory. In 2007, on the other hand, we acquired 70% of the shirts that we sold from China, 7% from domestic producers and 13% from our own factory.

We conduct the manufacturing of our merchandise primarily at our factory in Krzyżanowo, Poland. We have approximately 299 employees working in our manufacturing facilities. The normal production process from fabric cutting to finished production takes between 5 to 8 days. Our manufacturing operations require substantial amounts of raw materials, including fabric, yarn, buttons and other trim from domestic and foreign sources (around 60%, mainly from China).

Raw Materials and Suppliers

We currently purchase our raw materials, including fabric, yarn, buttons and other trim from domestic and foreign sources based on quality, pricing, fashion trends and availability. We have five domestic suppliers of main raw materials and nine international. Following are the names of our biggest suppliers JUNKER STOFFE GmbH–Germany, WOLBO-Germany, ITB-Italy, MIROGLIO-Italy, HEILAN- China, STAR-SUPERIOR- China, LONGOU- China, ZHENYA- China, AKORE – Korea, and ESTMAN–Great Britain.

Our principal raw material is fabric, including woolens, cottons, polyester and blends of wool and polyester. Approximately 90% of the raw materials that we purchased in 2007 were purchased from foreign mills, including mills in China, Korea and Europe. Purchases from foreign mills, especially with respect to higher quality fabrics, reflect enhanced diversity of available styles relative to Polish-sourced fabric. Purchases from our largest fabric supplier represented 45% of our total fabric requirements in 2007, compared to 40% in 2006. No other supplier accounted for over 25% of our 2007 total raw material requirements. As is customary in the industry, we have no long-term contracts with our suppliers.

We operate under substantial time constraints in producing our products. In order to deliver, in a timely manner, merchandise that reflects current tastes, we attempt to schedule a substantial portion of our raw material commitments relatively late in the production cycle, thereby favoring suppliers able to make quick adjustments in response to changing production needs. Since we operate our own manufacturing facilities, we do not have the same obligations to secure advance production facilities that face other companies in the clothing industry.

Advertising

Our advertising initiatives have been developed to elevate trademark awareness and increase customer acquisition and retention. Our advertising initiatives are relatively limited. We do not place advertisements in fashion magazines, on television, in the newspaper, on radio or on the internet. We mainly place our advertisements in shopping centers using billboards and point-of-purchase displays.

Inventory

The cyclical nature of the retail business requires us to carry a significant amount of inventory in our sales outlets, especially prior to peak selling seasons when we and other retailers generally build up our inventory levels. We review our inventory levels in order to identify slow-moving merchandise and use markdowns to clear merchandise. Because we do not carry much replacement inventory in our stores, much of our inventory is maintained in the warehouses located at our factory sites.

Our management reporting system provides flexibility, accountability, cost saving and time efficiency. This system has been designed to provide total control of distribution in our retail chain to secure: (1) product availability in our sales points - maintaining stock levels in an extensive range of sizes and collections, (2) value for money – durability of fabrics and detail in manufacturing make for long lasting garment appearance in relation to price, (3) accurate and up to date information reports, stock reviews, sales points order status and delivery performance, (4) personalized data reporting and analysis by individuals, business units or company summary, and (5) electronic transfer of information.

Our Competition

We compete with several designers and manufacturers of apparel, domestic and foreign. Our ability to continuously evaluate and respond to changing consumer demands and tastes, across multiple markets, is critical to our success. We emphasize fashion, quality and service in engaging in the apparel business. Our business depends on our ability to shape, stimulate, and respond to changing consumer trends and demands by producing innovative, attractive and exciting clothing as well as on our ability to remain competitive in the areas of quality and price.

Among all renowned brands, the brand owners have focused on rejuvenating their clientele by offering modern, braver designs. This is especially apparent among traditional designer brands, which to-date have relied on classical, toned down cuts. This marketing approach has been pioneered by Vistula & Wólczanka, which is assessed by market players as exceptionally innovative. A similar strategy has been undertaken by Bytom, which earlier had been associated with suits for middle-aged men. Vistula, Bytom and Próchnik sell menswear from the middle and middle-upper price segments. Other than Vistula, Bytom, Próchnik, and Ermenegildo Zegna shops (in Warsaw and Poznań) and Armani (in Warsaw), there are no chains offering premium formal menswear in Poland, such as Ralph Lauren or Bugati.

Market shares of the largest clothing companies in Poland according to our estimation are as follows: LPP S.A. – 2.6%, H&M Hennes & Mauritz AB – 1.6%, NG2 S.A. – 1.4% Artman S.A. – 0.7%, Wrangler International – 0.7%, Vistula & Wólczanka S.A. – 0.6%, Sunset Suits – 0.4% ..

Market share of largest retail chains selling formal menswear in 2007 (%)	Market share (%)
Sunset Suits	9
Vistula & Wólczanka	11
Bytom	5
Próchnik	2
Other chains	15
Independent shops, hypermarkets and other	58

Competition is intense in the segments of the fashion industry in which we operate. We compete with numerous designers and manufacturers of apparel, domestic and foreign, many of which are significantly larger and have substantially greater resources than us. Our ability to continuously evaluate and respond to changing consumer demands and tastes, across multiple markets, is critical to our success. We emphasize fashion, quality and service in engaging in the highly competitive apparel business. Our business depends on our ability to shape, stimulate, and respond to changing consumer tastes and demands by producing innovative, attractive and exciting clothing as well as on our ability to remain competitive in the areas of quality and price. Additionally, consumers have begun to migrate away from traditional department stores, turning instead to specialty retailers, national chains and off-price retailers. We have taken advantage of this trend through our sales outlets, which we believe set, reinforce and capitalize on the image and distinct sensibility of our trademark and provide a shopper-friendly environment.

We do not have any significant competitors in the lower-medium price segment of the Polish men’s fashion industry. Therefore, we deem our primary competitors to consist of entities in the medium-upper price segments. Our main competitors whose scope of activity is the design and distribution of men’s formal clothing within Poland are as follows in comparison with our sale network and apparel:

			Number of stores - 2006
Chain	Country of origin	Assortment	Owned	Franchise/ Partnership/ agency
Bytom	Poland	Mostly high quality classical collections, additionally a sports style casual line / medium- upper price segment	19	106
Digel	Poland	Suits, trousers, shirts – mainly casual style / medium-upper price segment	55	0
Ernemegildo Zegna	Italy	Upper price segment	2	0
Hugo Boss	Germany	Suits, trousers, shirts, coats / upper price segment	0	5
Intermoda	Poland	fashion clothing for men / medium-upper price segment	17	0
Franco Feruzzi,	Poland	Shirts, trousers, sweaters, t-shirts, jackets, short overcoats (jackets) – predominantly casual style / medium price segment	28	0
Próchnik	Poland	Suits, overcoats, shirts, trousers, jackets, ties, belts and accessories / upper-price segment	16	34
Royall Collection	Poland	fashion clothing for men / medium-upper price segment	23	0
Sunset Suits	Poland	Classical and casual clothes for young men / medium-lower price segment	84	0
Vistula	Poland	Classical suits and avant-garde men’s fashion / medium-upper price segment	68	0
Wólczanka	Poland	Shirts / medium-upper price segment	89	0

Our Industry

Overview of the Global Apparel Industry

Sales of menswear are spread relatively equally over Europe, USA and the Asia Pacific Region. According to SMI-ATI, clothing sales in Europe represent approximately 28.4% of global clothing sales. Approximately 90% of these sales derive from the countries in Europe other than Hungary, the Czech Republic, Poland and Russia. Sales of menswear in Poland are the highest in Central Europe, constituting 2.1% of total European sales. Sales of menswear in the Czech Republic and Hungary are much lower constituting only 0.8% and 0.7%, respectively, of total European sales. According to Datamonitor, Russia, which covers a much greater geographic area than Poland, generates only about 6.6% of total European sales (about 3 times more sales than Poland notwithstanding its significantly greater geographic size). According to SMI-ATI, the eastern European markets (e.g., Ukraine, Russia) will represent an increasingly larger segment of the European menswear market over the next several years both in terms of production and distribution of menswear products.

According to Eurostat in its 2008 report entitled “Textiles, Clothing, Leather and Footwear,” the textiles, clothing and leather manufacturing sector of the European Union (27 countries) consisted of about 266,000 enterprises in 2004, generating EUR 67.8 billion of value. According to Eurostat, this value corresponds to 1.3 % of the value generated by the non-financial business economy of the European Union. According to Eurostat, the textiles, clothing and leather manufacturing sector of the EU-27 employed 3.4 million workers in 2004, constituting 2.7% of the non-financial business economy workforce of the European Union.

According to Eurostat, over the last five years, clothing consumption has increased at a slow pace in the largest European markets (with the exception of Germany, where sales of clothing has slightly decreased). Sales of clothing in new European member states has grown slightly over the last several years, however, average consumption of clothing is still relatively low.

According to Eurostat, European clothing prices have shown relative stability notwithstanding an overall increase in prices for consumer goods generally. In some European countries such as Spain and Italy, clothing prices have steadily increased, while in other European countries such as the United Kingdom and most Northern European countries, clothing prices have declined.

The recent trend in clothing prices is likely to have been affected by macro-economic conditions, including slow economic growth in the European Union. We also believe that clothing prices were affected by the following factors: (1) changing consumption patterns (increasing concerns for price, increasing popularity of seasonal sales, outlets, and increasing appeal of other product categories), which resulted in a reduction in clothing consumption for the average European family; (2) the liberalization of international clothing and textile trade, which has exposed European manufacturers to the increasing pressure of low-cost Asian imports; (3) the consolidation of China as the world leading producer of clothing, and its increasing weight on European imports; and (4) the increasing appreciation of the European currency, which might have negatively affected the international competitiveness of European goods. Within the clothing industry, these changes have been associated with broad changes in international value chains and retail formats, resulting in increasing pressure for cost-reduction on European manufacturers.

Overview of the Polish Clothing Market

The Polish clothing market has grown significantly in recent years. According to GUS, the yearly average increase in the Polish clothing sector has been between approximately 5% and 18% over the period from 2005 through 2007. Many factors have contributed to this growth, including the consolidation of Polish clothing manufacturers, an increase in investments in, and restructuring of, Polish clothing manufacturers, an increase in Polish and foreign investment in the construction of shopping centers, the diversification of customers and the creation of trademarks tailored for specific customer groups and an increased focus on sales and marketing efforts.

The value of retail sales in Poland is subjected to significant fluctuation from year to year. According to GUS, in 2005, retail sales in Poland shrunk by 2.4%, in part as a reaction to the slower pace of economic growth and in part because of a high comparative base (material portion of retail sales growth in 2004 was generated by the one-off impact of Poland’s accession to the EU). In 2006 GUS noted a close to 13% increase in retail sales to over PLN 490 billion (approximately $207 billion). In Poland, 30% of the value of retail sales is generated on non-food goods. Clothing and footwear accounts for a relatively stable percentage share of total sales, oscillating around 5-6% (5.4% in 2006).

The following table illustrates the value of various indicators relating to the Polish clothing market and the year over year growth or forecasted growth over the period from 2005 through 2009:

Indicators	2005	2006	2007E	2008F	2009F
Value of retail sales in Poland (PLN billion)	437.4	493.8	576.3	651.2	735.9
Year over year growth of retail sales (%)	-2.4	12.9	16.7	13.0	13.0
Value of clothing market in Poland (PLN billion)	19.1	21.2	22.9	24.5	26.3
Year over year growth of clothing market (%)	1.1	10.0	8.1	7.5	7.4
Value of clothing sales in retail chains in Poland (PLN billion)	4.0	6.4	7.6	9.0	10.7
Year over year growth of clothing sales in retail chains in Poland (%)	5.6	13.6	18.0	18.9	18.9
Value of retail sales of formal menswear in Poland (PLN billion)	0.9	0.9	1.0	1.2	1.4
Year over year growth of retail sales of formal menswear in Poland (%)	2.0	3.0	15.0	15.4	15.2
Value of clothing discount / cut-price shops in Poland (PLN billion)	0.28	0.31	0.35	0.40	0.47
Year over year growth of clothing discount/cut-price shops in Poland (%)	3.0	11.0	13.5	15.6	15.6
Source: GUS, EROSTAT, The Economist, NBP

According to EIU and Gfk Polonia, clothing sales in Poland are also highly dependent upon price. According to Gfk Polonia, on average 91% of respondents to their survey claim that price is a key prerequisite for the purchase of clothing. Among other significant factors, discounts (88% of respondents), a wide range of products (84% of respondents), high quality (77%) were mentioned. Only 10-15% of Poles purchase clothing as a result of a real need. Moreover according to Gfk Polonia in its report titled "Fashion in Poland 2006", young Poles are becoming more and more attractive group of consumers for producers of clothing and they are more and more interested in fashion. This year already two-fifths of the surveyed respondents (out of which almost two-thirds are younger than 30) declared an interest in fashion.

Our Competitive Strengths

We believe that we have the following competitive strengths in our industry that allow us to compete effectively:

  Recognizable Brand in Our Markets. We believe that our brand has built a loyal following of fashion- conscious consumers who desire high-quality, well-designed apparel. We believe that brand recognition is critical in the apparel industry, where a strong brand name helps define consumer preferences. We are one of the most recognized brands in Poland, both in terms of overall brand recognition and in the category of elegant apparel.

  Distribution Through Our Specialty Retail Sales Outlets. Our sales outlets are located mainly in larger shopping centers located in urban areas. We believe our sales outlets set, reinforce and capitalize on the image and distinct sensibility of our brand.

  Company-Owned Manufacturing Operations. We own the manufacturing operations that supply us with most of the products that we sell. As a result, we do not have to outsource design or production of our products. We therefore have more control over the timing of delivery and quality of our products. Furthermore, since we manufacture our products, we do not have to seek advance production facilities and do not have scheduling conflicts or unavailability of production facilities, as is the case with some of our competitors.

  Design Expertise. Our design staff designs substantially all of our products using computer aided design stations, which provide timely translation of designs into sample depictions varying in color, cut and style. The use of these design tools provides our customers with products that meet current fashion trends. Since our design team is local, it is also more in tune with the local tastes and trends.

  Capacity for Growth. We intend to reach new and existing customers by increasing our sales network and increasing the number of our sales outlets.

  Experienced Management Team. Our management team has significant experience in the apparel industry and has extensive experience in growing brands and in the retail environment. Mirosław Kranik, our significant stockholder and Chief Executive Officer, has worked in the apparel industry for over 20 years.

Our Growth Strategy

We are committed to enhancing profitability and cash flows through the following strategies:

  Increased Sales Network. We plan to increase our sales network both in Poland and internationally. In Poland, we currently have a sales network of 417 salespersons and we plan to expand our network further during the 2009 fiscal year. Internationally, through the acquisition of outlets from Mirosław Kranik, our significant stockholder and Chief Executive Officer, and through the opening of new outlets, we plan to develop our sales networks in Lithuania, Latvia, Estonia, the Czech Republic, Slovakia, Romania, Hungary and Bulgaria.

  Opening of Additional Sales Outlets. We plan to open additional sales outlets in Poland and internationally. In Poland and internationally, we plan to increase the number of our sales outlets from 93 to 102 during fiscal year 2009, in addition to acquiring 16 additional outlets in the Czech Republic, Lithuania and Estonia from Mirosław Kranik, our significant stockholder and Chief Executive Officer, we also plan to increase the number of our sales outlets over the next several years.

  Building a New Business for our Commercial Network in Poland. We plan on revising our domestic business model in the following ways: (1) increasing our distribution channels, (2) concentrating on the mid-priced and traditional menswear sectors, (3) implementing a rewards program for loyal customers, and (4) enhancing our monitoring and forecasting of sales in our sales outlets.

Trademarks

We utilize the following primary trademarks in our business:

Our material trademark is registered with the Polish Patent Office under No. R-75309. An application dated January 24, 2008, was filed with the Polish Patent Office to update the register to reflect the transfer of the ownership of trademark from Mr. Mirosław Kranik to Sunset Suits. We regard our trademark and other proprietary rights as valuable assets that are critical in the marketing of our products, and therefore we vigorously protect our trademarks against infringements.

Properties

As of March 31, 2009, we operated 90 retail sales outlets in Poland. The following table sets forth the location, by city, of these sales outlets.

CITY	NUMBER OF OUTLETS
Warszawa	8
Wroclaw	7
Kraków	4
Bydgoszcz	3
Opole	3
Plock	3
Poznań	3
Rzeszów	3
Sosnowiec	3
Szczecin	3
Biala Podlaska	2
Bialystok	2
Bielsko Biala	2
Czestochowa	2
Gdańska	2
Gdynia	2
Gliwice	2
Kielce	2
Koszalin	2
Radom	2
Rybnik	2
Slupsk	2
Toruń	2
Zabrze	2
Zielona Góra	2
Bytom	1
Chelm	1
Cieszyn	1
Dabrowa Górnicza	1
Gorzów Wielkopolski	1
Jelenia Góra	1
Katowice	1
Kluczbork	1
Legnica	1
Lublin	1
Luboń	1
Lódz	1
Mikolów	1
Pila	1
Pisaeczno	1
Pulawy	1
Racibórz	1
Rumia	1
Slubice	1
Srem	1
TOTAL	90

All of our Polish sales outlets are leased. We believe our sales outlets set, reinforce and capitalize on the image and distinct sensibility of our brand and provide a shopper-friendly environment. The display of our merchandise in our sales outlets varies depending upon the selling season and the size and location of the store. Generally our sales outlets are leased for initial periods ranging from 5 to 10 years with renewal options for an additional 5 years. The outlets range in size from 60 square meters to 255 square meters.

Fashion Service owns our production facility in Krzyżanowo, Poland. The facility consists of six buildings with a total usable area of 9,234 square meters. The production facility is located on 4.47 acres of land. This facility also contains office space and conference rooms and is the location of our executive offices.

Sunset Suits has its Polish registered offices at ul. Garbary 57, 61-758, Poznań, Poland. Sunset Suits subleases its registered offices from Mirosław Kranik, our Chief Executive Officer, President and director. Sunset Suits pays a monthly rental rate of $84.39 for this space. This space consists of approximately 28.43 square meters and is the location where Sunset Suits maintains its corporate records. As of January 28, 2009, Fashion Service has its registered office at ul. Sienkiewicza 11, Miłosław, Poland 62-320 subleases its registered offices from Przedsicbiorstwo Odziezowe "Mikon" S.A. w likwidacji. Fashion Service pays a monthly rental rate of $312.50 for this space. This space consists of approximately 30 square meters and is the location where Fashion Service maintains its corporate records.

We believe that the properties we own and lease are sufficient for the proper operation of our business.

Environmental Matters

Regulations relating to the protection of the environment have not had a significant effect on our capital expenditures, earnings or the competitive position. Fashion Service production operations are not energy intensive, and we are not engaged in producing fibers or fabrics.

Regulation

Our current business operations are not subject to any material regulations.

Our Employees

As of March 31, 2009, we employed 728 full-time employees and a total of 760 employees. The following table sets forth the number of our full-time employees by function as of March 31, 2009.

Functions	Number
Production	256
Sales	417
Accounting	20
Human Resources	9
IT	2
Administration and other	37
Transport and logistics	19
TOTAL	760

The following table sets forth the number of full-time, part-time and total employees by operating company as of March 31, 2009.

	SUNSET SUITS S.A.			FASHION SERVICE			Total
	Total	Full Time	Part Time	Total	Full Time	Part Time	Total	Full Time	Part Time
		Employees	Employees		Employees	Employees		Employees	Employees

RETAIL OUTLETS	418	394	24	-	-	-	418	394	24
ADMINISTRATION	43	39	4	-	-	-	43	39	4
PRODUCTION	-	-	-	299	295	4	299	295	4
TOTAL	461	433	28	299	295	4	760	728	32

Insurance

We maintain property insurance for our sales outlets, for our production facility located in Krzyżanowo, Poland and for the premises in Poznań, Poland, where our registered offices are located. We do not maintain business interruption insurance or key-man life insurance. We believe our insurance coverage is customary and standard of companies of comparable size in comparable industries in Poland.

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MANAGEMENT

Directors, Executive Officers and Key Employees

The following sets forth the name and position of each of our current executive officers and directors and our key employees.

Name	Age	Position
Mirosław Kranik	54	Director, President, Chief Executive Officer and Acting Chief Financial Officer of Sunset Suits Holdings, Inc.
Eugeniusz Roszak	40	Finance Director of Sunset Suits S.A. and Treasurer and Secretary of Sunset Suits Holdings, Inc.
Donald Chodak	48	Chairman of the Board of Directors of Sunset Suits Holdings, Inc.
Tomasz Pawlik	45	Production Director of Fashion Service

MIROSŁAW KRANIK. Mr. Kranik has been our director and our Chief Executive Officer and President since May 21, 2008, and has served as Acting Chief Financial officer since March 21, 2009. Mr. Kranik has been the Chief Executive Officer of our subsidiary, Fashion Service, since November 2007 and is the founder of our predecessor company, Men’s Fashion (a sole proprietorship), which commenced operations in 1987. Mr. Kranik ran the operations of Men’s Fashion from 1987 until November 2007, when he transitioned to the position of Chief Executive Officer of Fashion Service.

EUGENIUSZ ROSZAK. Mr. Roszak became our Treasurer and Secretary on March 21, 2009. Mr. Roszak has also served as the Finance Director of Sunset Suits S.A. since September 1, 2008. Prior to joining Sunset Suits S.A. Since May 2005, Mr. Roszak has served as the Chairman of the Board of Polskie Drewno Sp. z o.o., a Polish company in the wood products sector. From August 2006 to June 2008, Mr. Roszak served as Chairman of the Board and Chief Accounting Officer for Luna Arts Sp. z o.o., a Polish company also in the wood products sector. From June 2003 to December 2004, Mr. Roszak served as the Chief Accountant of Forests and Wood Products Sp. z o.o. Since June 2001, Mr. Roszak has worked as an independent consultant providing financial advisory services to various Polish companies, and from March 2003 to December 2007 served as a judicial expert on financial and accounting matters for the district courts in Warsaw and Poznan. Previously, Mr. Roszak served as the Director of Finance for Kreisel Technika Budowlana Ltd. and BMT Leasing SA.

DONALD CHODAK. Mr. Chodak became the Chairman of our Board of Directors on May 21, 2008. From May 2002 until present, Mr. Chodak has acted as a business and management consultant to various enterprises, including Detecon International GmbH, Ernst & Young Poland, and Andersen Business Consulting Poland. From 1997 until May 2002, Mr. Chodak was the Chief Financial Officer of Telekomunikacja Polska S.A., a telecommunications company, which was listed on the Warsaw Stock Exchange and London Stock Exchange.

TOMASZ PAWLIK. Mr. Pawlik became the Production Director of Fashion Service in December 2007. During the period from 1987 through November 2007, he was the Production Director of our predecessor, Men’s Fashion (a sole proprietorship).

Family Relationships

There are family relationships among our directors or officers. Bartosz Kranik (a member of the Supervisory Board (board of directors equivalent) of Sunset Suits) is the son of Mirosław Kranik.

Involvement in Certain Legal Proceedings

On July 30, 2005, Mirosław Kranik was fined by the V Municipal Division of the Regional Court in Poznań, Poland for failure to pay personal income tax on time. Pursuant to the final decision of the court on August 25, 2005, Mr. Kranik received a fine of PLN 5,000 (approximately $1,500 at the then applicable exchange rate). Mr. Kranik has paid this fine.

On July 7, 2004, Mirosław Kranik was fined by the V Municipal Division of the Regional Court in Poznań, Poland for submitting untrue tax declarations or statements, which caused Mr. Kranik to undervalue the amount of tax owed to the Poznań tax office. Pursuant to the final decision of the court on July 20, 2004, Mr. Kranik received a fine of PLN 5,000 (approximately $1,500 at the then applicable exchange rate). Mr. Kranik has paid this fine.

To the best of our knowledge, except as set forth above, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS; DIRECTOR INDEPENDENCE” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

EXECUTIVE COMPENSATION

Summary Compensation Table – 2008 and 2007

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officers received total annual salary and bonus compensation in excess of $100,000.

							Non-
						Non-Equity	Qualified
Name						Incentive Plan	Deferred
and				Stock	Option	Compensation	Compensation	All Other
Principal		Salary	Bonus	Awards	Awards	Earnings	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Timothy
P. Halter,
former	2008	-	-	-	-	-	-	-	-
Chief
Executive
Officer,
President
and	2007	-	-	-	-	-	-	-	-
Director
(1)
Mirosław
Kranik,	2008	137,435	-	-	-	-	-	-	137,435
Chief
Executive
Officer,
President
and	2007	400,000	-	-	-	-	-	-	400,000
Director
(2)
Bogdan
Zegar,
Chief	2008	162,591	-	-	-	-	-	-	162,591
Financial
Officer,
Treasurer
and
Secretary	2007	124,300	-	-	-	-	-	-	124,300
(3)

Narrative to Summary Compensation Table

(1)

On May 21, 2008, we acquired Sunset Suits in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Mr. Halter tendered his resignation from his position as our director and from all offices he held in our Company effective immediately.

(2)	In connection with the reverse acquisition of Sunset Suits on May 21, 2008, Mr. Kranik was elected as our Chief Executive Officer and President and as a director of our Company effective immediately.

(3)

In connection with the reverse acquisition of Sunset Suits on May 21, 2008, Mr. Zegar was elected as our Chief Financial Officer, Treasurer and Secretary effective immediately. Subsequently, Mr. Zegar’s employment was terminated on March 21, 2009.

Employment Agreements

Fashion Service has entered into an employment agreement with Mirosław Kranik, the President of the Management Board (executive officer equivalent) of Fashion Service. The contract is for an indefinite period of time, but in accordance with Polish law, may be terminated upon three months’ notice by either Sunsets Suits or Mr. Kranik. Mr. Kranik receives a base salary of $12,489 per month. Mr. Kranik is entitled to receive a bonus in accordance with the Fashion Service’s bonus policies. Mr. Kranik has use of a company car and company mobile phones.

Sunset Suits has entered into an employment contract with Eugenicesz Roszak, the Financial Director of Sunset Suits The contract is for an indefinite period of time, but may be terminated upon three months’ notice by either Sunset Suits or Mr. Roszak. Mr. Roszak receives a base salary of 3,930 PLN per month (approximately, $6,330 per month). Mr. Roszak has use of a company mobile phone.

Outstanding Equity Awards at Fiscal Year End

We have not granted any equity-based awards to any of our named executive officers, nor do we provide retirement benefits or severance or change of control benefits to our named executive officers.

Compensation of Directors

The sole member of our board of directors prior to May 21, 2008 was Timothy Halter. The members of our board of directors after that date were and remain Mirosław Kranik and Donald Chodak. Mr. Halter did not receive any compensation for his services as a director and neither Mr. Kranik nor Mr. Chodak currently receive any compensation solely for their service as directors of the Company.

We expect that we will retain independent directors in the near future. Once we do so, we expect that we will pay those independent directors a fee for their service as our directors.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS; DIRECTOR INDEPENDENCE

Transactions with Related Persons

The following includes a summary of transactions since the beginning of the 2007 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

  On November 15, 2006, Sunset Suits entered into a Cooperation Agreement with Men’s Fashion, Mr. Kranik’s sole proprietorship. The Cooperation is a framework agreement governing the acquisition by Sunset Suits of certain assets of Men’s Fashion.

  On February 3, 2007, Sunset Suits entered into an agreement with “Mirosław Kranik SUNSET SUITS MEN'S FASHION MODA MESKA,” or Mr. Kranik, pursuant to which Mr. Kranik received 11,924,000 shares of Series B stock of Sunset Suits in exchange for the trademark of “Sunset Suits,” a network of 74 Sunset Suits retail stores in Poland, know-how, and equipment of those retail sales outlets. The approximate value of the shares received my Mr. Kranik pursuant to this transaction was $19.8 million.

  On December 24, 2007, Sunset Suits entered into the CSA with HFG, which was amended on January 24, 2008. Under the CSA, HFG agreed to provide Sunset Suits with financial advisory and consulting services in implementing a restructuring plan, advising Sunset Suits on matters related to a capital raising transaction and facilitating Sunset Suits’ going public transaction. In consideration for these services, HFG was paid a fee of $555,000 upon the closing of the going public transaction. Our former sole director and officer, Timothy P. Halter, is the Chairman of HFG.

  On May 21, 2008, we entered into a stock purchase agreement with Mirosław Kranik, our president and chief executive officer, and Ewelina Ligocka-Kranik, or the Kraniks, pursuant to which we acquired from Kraniks 100% of the interest in UAB Sunset Suits Vilnius, Osauhing Posnania, SIA Sunset Riga, and Sunset Suits Bohemia, s.r.o., companies engaged in the business of operating “Sunset Suits” retail stores that sell menswear that is primarily sourced from Sunset Suits. As consideration for the sale of these companies, we paid to the Kraniks an aggregate of $1,000.

Except as set forth in our discussion above, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Director Independence

None of our directors are independent under the independent director standard of the NASDAQ Global Market.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 14, 2009 for (a) each of our directors and our executive officers, (b) all directors and executive officers as a group (c) each stockholder known to be the beneficial owner of more than five percent of any class of our voting securities, and (d) each selling stockholder participating in this offering. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and does not necessarily bear on the economic incidents of ownership or the rights to transfer the shares described below. Unless otherwise indicated, (a) each stockholder has sole voting power and dispositive power with respect to the indicated shares, (b) the address of each stockholder who is a director or executive officer is c/o Sunset Suits S.A. ul. Garbary 57, 61-758 Poznań, Poland, and (c) none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer.

	Shares Beneficially			Shares Beneficially
	Owned Prior to the			Owned
	Offering (1)		Shares	After this Offering (1)
Name and Address of Beneficial			Being
Owner	Number	Percent(2)	Offered	Number	Percent
Executive Officers and Directors
Mirosław Kranik	5,972,940	47.78%	0	5,972,940	47.78%
Bogdan Zegar	0	*	0	0	*
Donald Chodak	250,000	2.0%	0	250,000	2.0%
Tomasz Pawlik	0	*	0	0	*
All officers and directors as a group (4 persons named above)	6,222,940	49.78%	0	6,222,940	49.78%
Over 5% Beneficial Owners
Mirosław Kranik	6,690,153	53.52%	0	6,690,153	53.52%
Halter Financial Investments, L.P.	847,700	6.78%	0	1,000,000	8.00%
12890 Hill Top Road
Argyle, TX 76226

	Shares Beneficially			Shares Beneficially
	Owned Prior to the			Owned
	Offering (1)		Shares	After this Offering (1)
Name and Address of Beneficial			Being
Owner	Number	Percent(2)	Offered	Number		Percent
Timothy P. Halter (3)	847,700	6.78%	0	1,000,000		8.00%
12890 Hill Top Road
Argyle, TX 76226
David Brigante (3)	847,700	6.78%	0	1,000,000		8.00%
12890 Hill Top Road
Argyle, TX 76226
George L. Diamond (3)	847,700	6.78%	0	1,000,000		8.00%
12890 Hill Top Road
Argyle, TX 76226
Marat Rosenberg (3)	847,700	6.78%	0	1,000,000		8.00%
12890 Hill Top Road
Argyle, TX 76226
Selling Stockholders
ALPEX Sp. z.o.o.	94,551	*	94,551	•	0	*
Parkowa 8
58-302 Walbrzych
Poland
Frantisek Ampapa	64,103	*	64,103	•	0	*
V Zatiší 298/9
58601 Jihlava 1
Czech Republic
Jerzy Andrzejak	64,103	*	64,103	•	0	*
Polna 20
Wolsztyn 64-200
Poland
Lajos Bako	64,103	*	64,103	•	0	*
Sertekapu u. 24
3300 Eger
Hungary
Ladislav Bobiš	64,426	1.28%	64,426	•	0	*
Robotnická 16
831 03 Bratislava
Slovakia
Jan Bürger	96,154	*	96,154	•	0	*
Kněžská 4/418
370 01 Ceské Budejovice
Czech Republic
Krzysztof Busma	16,026	*	16,026	•	0	*
ul. Konduktorska 3B/29
Warszawa 00-775
Poland
Carmentia Finance Limited	80,128	*	80,128	•	0	*
Revoluční 13
Praha 1
Czech Republic
Irena Olimpia Chlebicka	16,026	*	16,026	•	0	*
Gwarecka 25/1
Ruda Slaska 41-705
Poland
Juraj Dančišin	48,077	*	48,077	•	0	*
Opatovská Cesta 25A
040 01 Košice
Slovakia

	Shares Beneficially			Shares Beneficially
	Owned Prior to the				Owned
	Offering (1)		Shares	After this Offering (1)
Name and Address of Beneficial			Being
Owner	Number	Percent(2)	Offered	Number		Percent
Dana Danková	128,205	1.03%	128,205	•	0	*
Na Neklamce 16
Praha 5
Czech Republic
György Darida	128,205	1.03%	128,205	•	0	*
Petofi Sándor utca 13
Szarvas 5540
Hungary
Zbigniew Demidowicz	32,051	*	32,051	•	0	*
Wyganowska 18H
03-085 Warszawa
Poland
László Dudás	78,526	*	78,526	•	0	*
Szadai út. 2
Veresegyhaz 2112
Hungary
Érdi Ferenc	64,103	*	64,103	•	0	*
Mohái út 18
1113 Budapest
Hungary
Zdeněk Hochman	64,103	*	64,103	•	0	*
Jůzlova 3629
Havlíčkův Brod
Czech Republic
Karel Hruška	64,103	*	64,103	•	0	*
Rejskova 2369/11
Praha 2
Czech Republic
Krzysztof Kaczmarek	41,667	*	41,667	•	0	*
Jagodowa 49
62-090 Rokietnica-Bytkowo
Poland
Boguslaw Kajdrys	64,103	*	64,103	•	0	*
Zielona 25E
05-092 Lomianki
Poland
Kapp-Kapital EST.	128,205	1.03%	128,205	•	0	*
Boglárka u.1
5000 Szolnok
Hungary
Zygmunt Karski	118,590	*	118,590	•	0	*
Podmiejska 19
01-498 Warszawa
Poland
Slawomir Konarski	64,103	*	64,103	•	0	*
Žyrardow 96-300
Browarna 2
Poland
Gábor Kormos	64,103	*	64,103	•	0	*
Petofi u.8
Sajosenye 3712
Hungary

	Shares Beneficially			Shares Beneficially
	Owned Prior to the				Owned
	Offering (1)		Shares	After this Offering (1)
Name and Address of Beneficial			Being
Owner	Number	Percent(2)	Offered	Number		Percent
József Kovács	48,077	*	48,077	•	0	*
Templom u. 6
H-8600 Siófok
Hungary
Slawomir Krakowiak	57,692	*	57,692	•	0	*
Jarocin 123
37-405 Jarocin
Poland
Henryk Krauzy	64,103	*	64,103	•	0	*
Pod Lasem 79
44-210 Rybnik
Poland
Zbigniew Kreczko	32,051	*	32,051	•	0	*
Puncowska 134 B
Cieszyn 43-400
Poland
KROC Kft.	64,103	*	64,103	•	0	*
Hüvösvölgyi út 18
Budapest 1021
Hungary
Janusz Krzesinski	64,103	*	64,103	•	0	*
Krakowska 49
268 00 Bialobrzegi
Poland
Krzysztof Krzyczkowski	27,244	*	27,244	•	0	*
Ks. Piotra Skargi 10
Legionowo 05-120
Poland
Lubomír Kubánek	76,923	*	76,923	•	0	*
Veternó 4
926 01 Sered
Slovakia
Jaroslava Kubešová	62,500	*	62,500	•	0	*
Janáčkova 719
513 01 Semily 1
Czech Republic
Jaroslaw Lazur	64,103	*	64,103	•	0	*
Lustrzana 6
13-420 Warszawa
Poland
Vladimír Lein	64,103	*	64,103	•	0	*
Václavské nám. 48
Praha 1
Czech Republic
Tomasz Lewandowski	67,308	*	67,308	•	0	*
Niepodleglości 15/11
14-200 Ilawa
Poland

	Shares Beneficially			Shares Beneficially
	Owned Prior to the				Owned
	Offering (1)		Shares	After this Offering (1)
Name and Address of Beneficial			Being
Owner	Number	Percent(2)	Offered	Number		Percent
Wojciech Lis	32,051	*	32,051	•	0	*
Kalinowszczyna 12/19
Lublin 20-129
Poland
Jan Liszkiewicz	48,077	*	48,077	•	0	*
Wielicka 91/37
30-552 Kraków
Poland
Artur Piotr Maciejczyk	16,026	*	16,026	•	0	*
Jana Kochanowskiego 23/A
Radom 26-600
Poland
Rostislav Mareček	254,167	2.03%	254,167	•	0	*
Komenského 536/28
350 02 Cheb
Czech Republic
Vladimír Matejčík	46,474	*	46,474	•	0	*
Tajov 221
976 34 Tajov
Slovakia
Ksawery Najda	108,974	*	108,974	•	0	*
Kochanowskiego 57/8
43-410 Zebrzydowice
Poland
Rudolf Očenáš	48,077	*	48,077	•	0	*
Polǒvnícka 10
974 06 Banská Bystrica
Slovakia
Marian Okoń	32,051	*	32,051	•	0	*
Sobieskiego 62
05-520 Konstancin Jeziorna
Poland
Marcin Osiadacz	16,026	*	16,026	•	0	*
Slowackiego 23
Kozienice 26-900
Poland
Jan Padrnos	62,821	*	62,821	•	0	*
Podlužanská 1875
19016 Praha 9
Czech Republic
Eugeniusz Paprota	38,462	*	38,462	•	0	*
Kasztanowa 27
Miedzyrzec Podl 21-560
Poland
Peter Pavlo	80,128	*	80,128	•	0	*
Kuzmányho 21
040 01 Košice
Slovakia
Pavel Pěkný	48,077	*	48,077	•	0	*
Trojanova 16
120 00 Praha 2
Czech Republic

	Shares Beneficially			Shares Beneficially
	Owned Prior to the				Owned
	Offering (1)		Shares	After this Offering (1)
Name and Address of Beneficial			Being
Owner	Number	Percent(2)	Offered	Number		Percent
Štefan Petergáč	89,744	*	89,744	•	0	*
Matejkova 28
841 05 Bratislava
Slovakia
Slawomir Andrzej Piecka	96,154	*	96,154	•	0	*
Modrzewiowa 4 A
94-020 Plock
Poland
Ivan Plichta	144,228	*	144,228	•	0	*
Zg. Vrbického 4291/18
03101 Lipt.Mikuláš
Slovakia
Pavol Polakovič	48,077	*	48,077	•	0	*
Palkovičova 245/11
821 08 Bratislava
Slovakia
Zbigniew Polatyński	64,103	*	64,103	•	0	*
Stoklosy 7m4
02-787 Warszawa
Poland
Roland Sebestyen	64,103	*	64,103	•	0	*
Viola köz 2
2336 Budapest
Hungary
Martin Šedivý	64,103	*	64,103	•	0	*
K Habrovce 669/7
140 00 Praha 4
Czech Republic
Stanislav Šíma	80,128	*	80,128	•	0	*
Novy Malin 623
Novy Malin 788 03
Czech Republic
František Šimka	16,026	*	16,026	•	0	*
Police 127
675 34 Police u Jemnice
Czech Republic
František Šlehofer	57,692	*	57,692	•	0	*
Milevská 1105/22
140 00 Praha 4
Czech Republic
SOFT ELEKTRONIK S.P. z.o.o.	240,385	1.92%	240,385	•	0	*
ul. Jagiellonska 67
70-382 Szczecin
Poland
Wojciech Strep	64,103	*	64,103	•	0	*
Górna 13
21-560 Miedzyrzec Podlaski
Poland
Petr Švejnoha	80,128	*	80,128	•	0	*
Plzenska 213
150 00 Praha 5
Czech Republic

	Shares Beneficially			Shares Beneficially
	Owned Prior to the				Owned
	Offering (1)		Shares	After this Offering (1)
Name and Address of Beneficial			Being
Owner	Number	Percent(2)	Offered	Number		Percent
Malgorzata Świetoslawska	320,513	2.56%	320,513	•	0	*
Dlugoszyńska 26 D
43-605 Jaworzno
Poland
Daniusz Szaraniec	48,077	*	48,077	•	0	*
Przyjaźni 10
26-910 Magnuszew
Poland
Karel Sztogrýn	48,077	*	48,077	•	0	*
Marie Cibulkové 342/36
140 00 Praha 4
Czech Republic
Henryk Szubstarski	16,026	*	16,026	•	0	*
Jana Pawla II 16/53
14-100 Ostróda
Poland
Malgorzata Szymańska	62,500	*	62,500	•	0	*
Surowieckiego W. 4m27
02-785 Warszawa
Poland
Waclaw Tomaszewski	64,103	*	64,103	•	0	*
Platev 19-21
85-664 Bydgoszcz
Poland
Trídens KFT.	96,154	*	96,154	•	0	*
Tínódí n.40
4030 Debrecen
Hungary
Krzystof Pawel Urbaniec	32,051	*	32,051	•	0	*
Wesola 9
42-240 Rudniki
Poland
Béla Varga	64,103	*	64,103	•	0	*
Attila u. 17
3170 Szécsény
Hungary
Štefan Vodný	96,154	*	96,154	•	0	*
Pod Záhradami 2455/62
841 02 Bratislava
Slovakia
*Less than 1%.

_________

(1)

Under rules adopted by the SEC, a person is deemed to be a beneficial owner of securities with respect to which the person has or shares: (a) voting power, which includes the power to vote or direct the vote of the security, or (b) investment power, which includes the power to dispose of or to direct the disposition of the security. Unless otherwise indicated below, the persons named in the table above have sole voting and investment power with respect to all shares beneficially owned. Unless otherwise indicated in the chart, none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer.

(2)	As of May 8, 2009, there were 12,499,645 shares of our common stock outstanding.

(3)

Includes 1,000,000 shares of our common stock owned by HFI, of which Halter Financial Investments GP, LLC is the sole general partner. The limited partners of HFI are: (i) TPH Capital, L.P. of which TPH Capital GP, LLC is the general partner and Timothy P. Halter is the sole member of TPH Capital GP, LLC; (ii) Bellfield Capital, L.P. of which Bellfield Capital Management, LLC is the sole general partner and David Brigante is the sole member of Bellfield Capital Management, LLC; (iii) Colhurst Capital L.P of which Colhurst Capital GP, LLC is the general partner and George L. Diamond is the sole member of Colhurst Capital GP, LLC; and (iv) Rivergreen Capital, LLC of which Marat Rosenberg is the sole member. As a result, each of the foregoing persons may be deemed to be a beneficial owner of the shares held of record by HFI.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share. In connection with the reverse acquisition of Sunset Suits and related financing transaction on May 21, 2008, we issued 6,121,250 shares of our common stock to shareholders of Sunset Suits. As of May 1, 2009, we had a total of 12,499,645 shares of common stock outstanding and no shares of preferred stock outstanding.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that elections for directors shall be by a plurality of votes. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control.

No shares of preferred stock are currently outstanding. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Stockholder Rights Plan

On June 9, 2008, our board of directors enacted the Rights Plan for the purpose of impeding any effort to acquire our Company on terms that are inconsistent with its underlying value and which would not therefore be in the best interests of our stockholders. On June 9, 2008, the holders of a majority of our issued and outstanding common stock adopted a written consent approving the Rights Plan. The adoption of the Rights Plan and its approval by the holders of a majority of our outstanding common stock was not prompted by any prospective acquisition effort of which we are aware.

The Rights Plan provides that each share of our outstanding common stock will carry with it a right, or Right. Each Right will be generally exercisable for the purchase of one share of our common stock for $9.50 per share (such amount as may be adjusted from time to time being referred to herein as the Purchase Price). However, in the event that any person or entity acquires twenty percent or more of our outstanding common shares in a transaction not approved by our board of directors, each Right (other than Rights attached to shares of common stock held by the acquiror) will entitle its holder, upon payment of the Purchase Price, to receive a number of shares of our common stock (or, in certain circumstances, shares of the acquiror’s common stock) having a market value at the time equal to twice the Purchase Price of the Rights. The share dilution resulting from the exercise of the Rights would have the effect of discouraging an acquisition effort that our board of directors does not believe to be fair and in the interests of our stockholders. We will have the right at any time to reacquire the Rights by the payment of $.001 per Right. The Rights Plan terminates December 31, 2013 unless extended by us.

Transfer Agent and Registrar

Our independent stock transfer agent is Securities Transfer Corporation, located in Frisco, Texas. Their mailing address is 2591 Dallas Parkway, Suite 102, Frisco Texas 75034. Their phone number is 469-633-0101.

SHARES ELIGIBLE FOR FUTURE SALE

As of May 8, 2009, there were approximately 12,499,645 shares of our common stock outstanding.

Shares Covered by this Prospectus

All of the 5,128,217 shares being registered in this offering may be sold without restriction under the Securities Act.

Rule 144

The SEC recently adopted amendments to Rule 144 which became effective on February 15, 2008 and apply to securities acquired both before and after that date. Under these amendments, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (ii) we are subject to the Exchange Act reporting requirements for at least 90 days before the sale and (iii) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

  1% of the total number of securities of the same class then outstanding, which will equal approximately 125,018 shares immediately after this offering; or

  the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

However, since we anticipate that our shares will be quoted on the Over-the-Counter Bulletin Board, which is not an “automated quotation system,” our stockholders will not be able to rely on the market-based volume limitation described in the second bullet above. If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation. Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders will sell our shares at a price per share equal to $3.12 until our shares are quoted on the Over-the-Counter Bulleting Board, and thereafter at prevailing market prices or at privately negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  sales pursuant to Rule 144;

  a combination of any such methods of sale; and

  any other means permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

Any underwriters, agents or broker-dealers, and any selling stockholders who are affiliates of broker-dealers, that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling stockholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See “Selling Stockholders” for description of any material relationship that a stockholder has with us and the description of such relationship.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares. Such fees and expenses are estimated to be $658,099. We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

LEGAL MATTERS

The validity of the common stock offered by this prospectus has been passed upon for us by Thelen Reid Brown Raysman & Steiner LLP, Washington, D.C.

EXPERTS

The financial statements of Sunset Suits Holdings, Inc. included in this prospectus and in the registration statement have been audited by BDO Numerica International Auditors & Consultants Sp. z o.o., independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

SUNSET SUITS HOLDINGS, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND DECEMBER 31, 2007

SUNSET SUITS HOLDINGS, INC.

US GAAP Consolidated Financial Statements

For the year ended 31 December 2008 and 31 December 2007

The Report of the Independent Registered Public Accounting Firm

To the Shareholders and Supervisory Board of Sunset Suits Holdings, Inc.

We have audited the accompanying consolidated financial statements of Sunset Suits Holdings, Inc. as of December 31, 2008 and December 31, 2007. The consolidated financial statements consist of: consolidated balance sheet, consolidated statements of operations, consolidated statements of equity, consolidated cash flows and the notes to the consolidated financial statements for each of the two years ended December 31, 2008. These consolidated financial statements are the responsibility of Sunset Suits Holdings Inc. management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards established by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes consideration of internal control over financial reporting as a basis of designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sunset Suits Holdings Inc. at December 31, 2008 and at December 31, 2007, and the changes in their net assets and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Poznań, Poland

23 March, 2009

BDO Numerica
International Auditors & Consultants Sp. z o.o.
ul. Postepu 12, 02-676 Warsaw
Registration No. 3355

Acting as an auditor	Acting on behalf of BDO Numerica International
Auditors & Consultants Sp. z o.o.

Agata Wojtkowiak	Dr. Andre Helin
Polish Certified Auditor	State Authorized Public Accountant
Reg. No. 10784/7826	Expert Auditor 90004/502
President of BDO Numerica International Auditors &
Consultants Sp. z.o.o.

Sunset Suits Holdings, Inc.
Consolidated Balance Sheets
(All amounts in thousands except per share data)

Balance Sheet as of the end of	December 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and equivalents	$1 060	$928
Accounts receivable, less allowance for doubtful accounts	4 200	2 541
Inventories	5 069	5 146
Deferred taxes	502	116
Prepaid expenses and other current assets	47	109
Total current assets	10 878	8 841

Non-current assets
Property and equipment, less accumulated depreciation and amortization	10 258	11 993
Other intangible assets, net	2 060	2 505
Deposits and other assets	617	389
Total non-current assets	12 934	14 887

Total assets	$23 813	$23 727

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Current portion of finance lease payable	$124	$0
Current portion of long-term debt	1 394	763
Accounts payable	3 019	9 814
Income and other taxes payable	9 064	15 689
Accrued employee compensation and benefits	538	211
Accrued liabilities and other	84	41
Total current liabilities	14 223	26 517

Non-current liabilities:
Provisions	57	211
Deferred taxes and long-term obligations	1 335	1 725
Long-term debt	5 929	8 759
Long-term tax payable	3 691	0
Finance lease payable	24	0
Total non-current liabilities	11 037	10 695

Stockholders equity:
Preferred stock, $0.01 par value, shares authorized: 100,000,000; not issued or outstanding	0	0
Common stock, $0.001 par value, shares authorized: 12,499,645 and 6,121,250 respectively; shares issued and outstanding: 12,499,645 and 6,121,250 respectively	12	155
Additional paid-in capital	11 883	515
Retained earnings (deficit)	(6 410)	(8 184)
Accumulated other comprehensive income (loss)	(6 932)	(5 971)
Total stockholders equity	(1 447)	(13 486)

Total liabilities and stockholders' equity	$23 813	$23 727

See the accompanying notes to these consolidated financial statements

Sunset Suits Holdings, Inc.
Consolidated Statement of Operations
(All amounts in thousands except per share data)

Statement of Operations for the period of	Twelve Months Ended	Twelve Months Ended
	December 31,	December 31,
	2008	2007
Net sales	$38 076	$33 147
Cost of goods sold	15 763	15 555
Gross profit	22 314	17 592

Operating expenses:
Sales and marketing	14 957	12 057
General and administrative	3 285	2 531
Total operating expenses	18 243	14 588
Operating income	4 071	3 004

Interest income	29	190
Interest expense	1 015	688
Gain (loss) on transaction in foreign currency	(522)	0

Other gain, net	0	208
Income before income taxes and minority interest	2 564	2 714
Income tax provision	(789)	(563)

Net income	$1 774	$2 151

Basic net income per share	$0.18	$0.37

Diluted net income per share	$0.18	$0.37

Shares used in computing per share amounts:
Basic	10 019 158	5 840 693

Diluted	10 019 158	5 840 693

See the accompanying notes to these consolidated financial statements

Sunset Suits Holdings, Inc.
Consolidated Statements of Stockholders’ Equity
(All amounts in thousands except per share data)

Equity and Comprehensive income
	Common stock
	Number of				Accumu-	Totalstock-
	common		Additional	Retained	lated other	holders'
	shares	Amount	paid-in	earnings	comrehensive	equity
	outstanding		capital	(deficit)	income (loss)	(deficit)

Balance, December 31, 2006	2 754 563	$70	$0	$(10 335)	$(2 627)	$(12 893)

Year ended December 31, 2007:
Comprehensive income:
Net income				$2 151		$2 151
Foreign currency translation adjustments					$(3 344)	$(3 344)
Total comprehensive income		$0	$0	$2 151	$(3 344)	$(1 193)

Issuance of stock	3 366 687	$85				$85
Hypothetical tax			515			515
Balance, December 31, 2007	6 121 250	$155	$515	$(8 184)	$(5 971)	$(13 486)

Year ended December 31, 2008:
Comprehensive income:
Net income				$1 774		$1 774
Foreign currency translation adjustments					$(961)	$(961)
Total comprehensive income				$1 774	$(961)	$813

Issuance of stock	5 128 217	$5	$11 220			$11 225
Recapitalization transaction ("reverse merger")	1 250 178	(148)	148			0
Balance, December 31, 2008	12 499 645	$12	$11 883	$(6 410)	$(6 932)	$(1 447)

See the accompanying notes to these consolidated financial statements

Sunset Suits Holdings, Inc.
Consolidated Cash Flow
(All amounts in thousands except per share data)

Cash Flow for the period of	Twelve Months Ended	Twelve Months Ended
	December 31,	December 31,
	2008	2007
Cash flows from operating activities:
Net income (loss)	$1 774	$2 151
Adjustments to reconcile net income (loss) to cash (used in) provided by operating activities:
Depreciation and amortization	893	913
Deferred income taxes	(602)	18
Changes in assets and liabilities:
Accounts receivable	(2 595)	(2 236)
Inventories	(1 031)	809
Other assets	(312)	1 575
Accounts payable	(5 784)	3 396
Other liabilities	374	(3 342)

Net cash (used in) provided by operating activities	$(7 283)	$3 283

Cash flows from investing activities:
Purchases of property and equipment	(1 439)	(1 591)

Net cash (used in) provided by investing activities	$(1 439)	$(1 591)

Cash flows from financing activities:
Cash proceeds from issuances of common stock	16 000	155
Stock issue cost	(4 775)	0
Principal payments under capital lease	(151)	0
Repayments of borrowings	(2 225)	(1 045)

Net cash provided by financing activities	$8 849	$(890)

Effect of exchange rate changes on cash and equivalents	5	59

Net change in cash and equivalents during period	$132	$861

Cash and equivalents, beginning of period	928	67

Cash and equivalents, end of period	$1 060	$928

See the accompanying notes to these consolidated financial statements

Sunset Suits Holdings, Inc.
Notes to Consolidated Financial Statements

1. ORGANIZATION AND BASIS OF PREPARATION FINANCIAL STATEMENTS

Sunset Suits Holdings, Inc.

Sunset Suits Holdings, Inc. (“Sunset Suits Holdings”) is a corporation incorporated in accordance with the Laws of Nevada, United States of America. Its former business name was SMSA III Acquisition Corp. Through the reverse merger transaction dated May 21, 2008, SMSA III Acquisition Corp. acquired all shares of Sunset Suits S.A., by which it took a legal control over Sunset Suits S.A., and changed its business name to Sunset Suits Holdings, Inc. In the result of the reverse merger transaction, Mr. Mirosław Kranik became an owner of 49% of share equity of Sunset Suits Holdings, Inc..

Sunset Suits SA.

Sunset Suits S.A. (“Sunset Suits”) is a company incorporated in Poland in July 2006 in accordance with the Laws of Republic of Poland by a sole shareholder, Bartosz Kranik, through a money contribution. In February 2007 Mirosław Kranik contributed to Sunset Suits a part of its sole proprietorship consisting of assets of the retail sale segment of Men’s Fashion. Currently Sunset Suits S.A. is wholly owned by Sunset Suits Holdings, Inc., a corporation established in accordance with the laws of Nevada. Sunset Suits S.A. is currently engaged in the sale and marketing of a broad range of men's collection suits, coats, trousers, shirts, ties and suit accessories. Sunset Suits S.A. sells products through a broad array of distribution channels, primarily in Poland. It operates its own network of retail and factory outlet stores. The activities of Sunset Suits S.A. are principally conducted in Poland. For accounting purposes the predecessor of Sunset Suits S.A. was a retail segment of Men’s Fashion.

Fashion Service Sp. z o. o.

Fashion Service Sp. z o. o. (“Fashion Service”) was incorporated in Poland in November 2007 in accordance with the Laws of Republic of Poland. Fashion Service Sp. z o. o. was created through an in-kind contribution consisting of assets of the manufacturing and wholesale segments of Sunset Suits Men’s Fashion Moda Męska. Currently, it is owned solely by Sunset Suits S.A.. Fashion Service Sp. z o. o. designs, manufactures and engages in wholesale sales of a broad range of men's collection suits, coats, trousers and shirts. It contracts for manufacture and wholesale sales a range of men’s ties and suit accessories. All activities of Fashion Service Sp. z o. o. are principally conducted in Poland. For accounting purposes the predecessor for Fashion Service was a production segment of Men’s Fashion.

Sunset Suits Men’s Fashion Moda Męska

Sunset Suits Men’s Fashion Moda Męska Mirosław Kranik sole proprietorship (“Men’s Fashion”) was formed in 1987 by Mr. Mirosław Kranik.

Men’s Fashion, manufactured and marketed a broad range of men's collection suits, coats, trousers and shirts. It contracted for manufacture of and marketed a range of men’s ties and suit accessories. Men’s Fashion had been selling branded products through a broad array of distribution channels primarily in Poland. It operated its own network of retail and factory outlet stores. All activities of the Men’s Fashion were principally conducted in Poland.

In 2006 Mr. Mirosław Kranik made a decision to reorganize the legal structure of the business and set up Sunset Suits S.A. primarily for the purpose of transferring the network of retail and factory outlet stores and the trademark “Sunset Suits”. Subsequently a new entity under the name of “Fashion Service Sp. z o. o.” was created in 2007 with the aim of transferring all production facilities and wholesale operations.

Basis for preparation

The consolidated financial statements of Sunset Suits Holdings, Inc. including, Sunset Suits S.A and Fashion Service Sp. z o. o. (the “Group”) have been prepared by the Group in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Intercompany transactions and intercompany balances have been eliminated. All financial data in the consolidated financial statements is expressed in thousands of US dollars, unless otherwise noted.

Sunset Suits Holdings, Inc.
Notes to Consolidated Financial Statements

The consolidated financial statements include the accounts of Sunset Suits Holdings, Inc., Sunset Suits S.A. and Fashion Service Sp. z o. o. (with the accounts of their predecessor – Sunset Suits Men’s Fashion Moda Męska for prior periods).

Principles of consolidation

These consolidated financial statements include entities under common control of Mr. Mirosław Kranik – Sunset Suits Holdings, Inc., Sunset Suits S.A. and Fashion Service Sp. z o. o.. Consistent with the provisions of FAS 141 par. 11, FAS 141 does not apply to transfer of net assets or exchanges of shares between entities under common control. However paragraphs D11–D18 of Appendix D of FAS 141 provide detailed guidance on consolidation. Since the transfer of net assets from Sunset Suits Men’s Fashion - Moda Męska to its successors – Sunset Suits S.A. and Fashion Service Sp. z o. o. resulted in a change of a reporting entity in practice the accounting method used for consolidation is similar to the pooling of interest method. The recorded assets and liabilities of separate entities are consolidated in the financial statements. The consolidated financial statements report results of operations for the period in which the combination occurs as though the companies had been consolidated as of the beginning of the earliest period presented. The consolidated financial information as of the beginning of the earliest period presented is presented as though the assets and liabilities had been transferred at that date. The financial statements of the Group are therefore called consolidated financial statements.

The consolidated financial statements, prepared in accordance with generally accepted accounting principles in the United States of America, include the assets, liabilities, revenues, expenses and cash flows of Sunset Suits Holdings, Inc., Sunset Suits S.A. and Fashion Service Sp. z o. o.. This basis of accounting differs in certain material respects from that used for the preparation of the books and records of Sunset Suits S.A. and Fashion Service Sp. z o. o., which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with corporations and sole proprietorships established in Poland (“Polish GAAP”). The accompanying consolidated financial statements reflect necessary adjustments not recorded in the books and records of Sunset Suits S.A., Fashion Service Sp. z o. o. and Sunset Suits Men’s Fashion - Moda Męska to present them in conformity with US GAAP. All adjustments are applied retrospectively and financial statements of reporting entities have been restated. All significant intercompany accounts, transactions and cash flows are eliminated on consolidation.

The FASB has issued Interpretation No. 46 (FIN-46R) (Revised December 2003), Consolidation of Variable Interest Entities. FIN-46R clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. It separates entities into two groups: (1) those for which voting interests are used to determine consolidation and (2) those for which variable interests are used to determine consolidation (the subject of FIN-46R). FIN-46R clarifies how to identify a variable interest entity and how to determine when a business enterprise should include the assets, liabilities, noncontrolling interests and results of activities of a variable interest entity in its consolidated financial statements. The Group has determined that FIN-46R does not apply to the consolidated financial statements at December 31, 2008.

Sunset Suits Holdings, Inc.
Notes to Consolidated Financial Statements

2. SUMMARY OF ACCOUNTING POLICIES

Cash and cash equivalents

Cash and cash equivalents include cash on hand, cash accounts, interest bearing savings accounts and time certificates of deposit with a maturity of three months or less when purchased.

Accounts Receivable

Accounts receivable are reported at amounts management expects to be collected, net of trade discounts and an allowance for estimated sales returns.

Outstanding account balances are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. None of Sunset Suits Holding, Inc., Sunset Suits S.A. or Fashion Service Sp. z o. o. has any off-balance-sheet credit exposure to its customers.

Allowances for doubtful accounts receivable balances are recorded when circumstances indicate that collection is doubtful for particular accounts receivable or as a general reserve for all accounts receivable. Management estimates such allowances based on historical evidence such as amounts that are subject to risk. Accounts receivable are written off if reasonable collection efforts are not successful.

Inventories and Cost of Sales

Inventories are valued at the lower of cost or market. The Group reduces the carrying cost of inventories for obsolete or slow moving items as necessary to properly reflect inventory value. The cost elements included in inventory consist of all direct costs of merchandise (net of purchase discounts and vendor allowances), allocated overhead (primarily design and indirect production costs), inbound freight and import fees.

Cost of sales includes the inventory cost elements listed above as well as warehouse outbound freight and internally transferred merchandise freight. The Group’s cost of sales may not be comparable to those of other entities, since some entities include all of the costs associated with their distribution functions in cost of sales while the Group includes these costs in selling, general and administrative expenses.

Long-Lived Assets

Management reviews certain long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In that regard, management assesses the recoverability of such assets based upon estimated non-discounted cash flow forecasts. If asset impairment is identified, the asset is written down to fair value based on discounted cash flow or other fair value measures. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

Property, Plant, Equipment and Depreciation and Amortization

Property, plant and equipment are recorded at cost. Depreciation and amortization are computed by the straight-line method over the estimated useful lives of the assets. Leasehold improvements recorded at the inception of a lease are amortized using the straight-line method over the life of the lease or the useful life of the improvement, whichever is shorter; for improvements made during the lease term, the amortization period is the shorter of the useful life or the remaining lease term (including any renewal periods that are deemed to be reasonably assured). Property under capital leases is amortized over the lives of the respective leases or the estimated useful lives of the assets, whichever is shorter.

The exact historical cost of buildings, machinery and equipment and leasehold improvements acquired prior to 2006, substantially all of which were acquired in the mid to late 1990s, could not be reasonably determined due to a lack of accounting documentation. For buildings and machinery and equipment groups of tangible fixed assets, all of which were acquired in the mid to late 1990s, the

Sunset Suits Holdings, Inc.
Notes to Consolidated Financial Statements

historical cost was estimated using, as a starting point, an engineer’s estimate of the historical cost of past investment. Management is of the opinion that this valuation is the reasonable estimation of historical cost for these groups of tangible fixed assets. For leasehold improvements, all of which were acquired in 2000s, historical cost was recreated by identifying all bills and invoices related to retail outlets fittings, even if, they were not properly recorded in the accounting system in the past.

Operating Leases

Total rent payments under operating leases that include scheduled payment increases and rent holidays are amortized on a straight-line basis over the term of the lease. Rent expense on our buildings and retail stores is classified as an SG&A expense and, for certain stores, includes contingent rents that are based on a percentage of retail sales over stated levels. Landlord allowances are amortized by the straight-line method over the original term of the lease as a reduction of rent expense.

Other Intangibles

Other intangibles represent trademarks and know-how. Management annually tests other intangibles without determinable lives (primarily tradenames and trademarks) for impairment. Other intangibles with determinable lives, including license agreements, are amortized on a straight-line basis over the estimated useful lives of the assets.

Foreign Currency Translation

The consolidated financial statements of the Group are presented in United States Dollars (“US$”). Transactions in foreign currencies during the year are translated into US$ at the exchange rates prevailing at the transaction dates. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated into US$ at the exchange rates prevailing at that date. All transaction differences are recorded in the income statement.

The Group uses local currency, Polish zloty (“PLN”), as their functional currency. On consolidation, the financial statements of the Group is translated from PLN into US$ in accordance with SFAS No. 52, "Foreign Currency Translation". Accordingly, all assets and liabilities are translated at the exchange rates prevailing at the balance sheet dates and all income and expenditure items are translated at the average rates for each of the years. Gains and losses resulting from translation are accumulated in a separate component of stockholders' equity. The exchange rate adopted for the foreign exchange transactions are the rates of exchange quoted by the Polish National Bank, which are determined largely by supply and demand.

Translation of amounts from PLN into United States dollars (“US$”) has been made at the following exchange rates for the respective years:

December 31, 2008
Balance sheet	PLN 2.9618 to US$1.00
Statement of income and comprehensive income	PLN 2.4092 to US$1.00

December 31, 2007
Balance sheet	PLN 2.4350 to US$1.00
Statement of income and comprehensive income	PLN 2.7667 to US$1.00

Defined Benefit Plans

Sunset Suits S. A. and Fashion Service Sp. z o. o. contribute to a state pension scheme in respect of their Polish employees according to Polish law. Other than the above, neither Sunset Suits S.A. nor Fashion Service Sp. z o. o. provides any other post-retirement or post-employment benefits.

Sunset Suits Holdings, Inc.
Notes to Consolidated Financial Statements

Treasury Stock

Treasury stock is recorded at net acquisition cost. Gains and losses on disposition are recorded as increases or decreases to additional paid-in capital with losses in excess of previously recorded gains charged directly to retained earnings. There were no treasury stock transactions in the presented consolidated financial statements.

Revenue Recognition

The Group recognizes retail revenues when products are delivered and the customer takes ownership and assumes risk of loss. In general retail sales are recognized at the time of a cash receipt register in our retail stores.

The Group recognizes the wholesale revenues when products are shipped and when all risk and rewards are transferred to the customer in accordance with shipping documents, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable.

Net sales of products represent the invoiced value of goods, net of value added taxes (“VAT”), sales returns, trade discounts and allowances. According to the current Group policies no sales returns from customers are accepted. According to the current Group contracts there are neither trade discounts nor trade allowances.

The Group is subject to VAT which is levied on the majority of the products of the Group at the rate of 22% on the invoiced value of sales. Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by the Group in addition to the invoiced value of purchases to the extent not refunded for export sales. Provision for sales returns are recorded as a reduction of revenue in the same period that revenue is recognized. The provision for sales returns, which is based on historical sales returns data, is the Group’s best estimate of the amounts of goods that will be returned from its customers.

Cost of goods sold

Cost of goods sold consists primarily of the costs of the raw materials, direct labor, depreciation of plant and machinery, and overhead associated with the manufacturing process of our products.

Shipping and handling cost

Shipping and handling costs related to delivery of finished goods are included in selling expenses.

Advertising Expense

We record national advertising campaign costs as an expense when the advertising takes place and we expense advertising production costs as incurred, net of reimbursements for cooperative advertising.

Income Taxes

The Group uses the asset and liability method of accounting for income taxes. Current tax assets and liabilities are recognized for the estimated corporate income taxes payable or refundable on the tax returns for the current year. Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred income tax provisions are based on the changes to the respective assets and liabilities from period to period. Valuation allowances are recorded to reduce deferred tax assets when uncertainty regarding their realizability exists.

Earnings per Share

Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the effect of common shares issuable upon exercise of stock options and the conversion of any convertible bonds. The difference between reported basic and diluted weighted-average common shares results from the assumption that all dilutive stock options outstanding were exercised and all convertible bonds have been converted into common stock.

Sunset Suits Holdings, Inc.
Notes to Consolidated Financial Statements

Use of estimates

The preparation of the Group’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The financial statements include some amounts that are based on management’s best estimates and judgments. The most significant estimates relate to allowance for uncollectible accounts receivable, inventory obsolescence, depreciation, intangible asset valuations and useful lives, goodwill impairments, employee benefit plans, environmental accruals, warranty costs, taxes and contingencies. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

3. RECENT CHANGES IN ACCOUNTING STANDARDS

FASB Interpretation No. (“FIN”) 48, “Accounting for Uncertainty in Income Taxes” — an Interpretation of FASB Statement No. 109

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes” — an Interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that the Group recognizes in its consolidated financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for the Group on January 1, 2007, with the cumulative effect of the change in accounting principle, if any, recorded as an adjustment to opening retained earnings. The adoption of FIN 48 did not have a material impact on the Group’s consolidated financial statements or results of operations.

SFAS No. 157, “Fair Value Measurements”

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute. The standard does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In February 2008 the FASB provided a one year deferral for the implementation of SFASD No. 157 for nonfinancial assets and liabilities recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The adoption of SFAS 157 did not have a material impact on the Group’s consolidated financial statements or results of operations.

SFAS No. 141, "Business Combinations”

In December 2007, the FASB issued SFAS 141 (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R will significantly change the accounting for business combinations in a number of areas including the treatment of contingent consideration, contingencies, acquisition costs, in-process research and development and restructuring costs. In addition, under SFAS 141R, changes in deferred tax asset valuation allowances and acquired income tax uncertainties in a business combination after the measurement period will impact income tax expense. SFAS 141R is required to be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009.

SFAS No. 160, "Non Controlling Interest In Consolidated Financial Statements and an amendment of ARB No. 51 ”

In December 2007, the FASB issued SFAS 160, “Non Controlling Interest In Consolidated Financial Statements and an amendment of ARB No. 51”. SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as non-controlling interests (NCI) and classified as a component of equity. This new consolidation method will significantly change the accounting for transactions with minority interest holders. SFAS 160 is effective for fiscal years beginning after December 15, 2008. As of December 31, 2007, we did not have any minority interest transactions.

Sunset Suits Holdings, Inc.
Notes to Consolidated Financial Statements

4. ACCOUNTS RECEIVABLE

Accounts receivable by major categories are summarized as follows:

	December 31,	December 31,
	2008	2007
Trade receivables to related parties	$2 501	$2 323
Other trade receivables	$1 699	218

	$4 200	$2 541

All amounts in the above table are presented net of bad debt allowance. As of December 31, 2008 and as of December 31, 2007 there was no allowance for doubtful debts recorded.

Accounts Receivable pledged to banks - At December 31, 2008 and December 31, 2007, all trade receivables amounting to $4,200 thousand and $ 2,541 thousand, respectively, were pledged to banks pursuant to loan agreements.

5. INVENTORIES

Inventories are summarized as follows:

	December 31,	December 31,
	2008	2007
Finished goods	$84	$583
Work-in-process	172	169
Raw materials	980	1 075
Merchandise	3 833	3 319

	$5 069	$5 146

All amounts in the above table are presented net of any slow moving or obsolete inventory allowance. As of December 31, 2008 and as of December 31, 2007 there were neither any allowance for slow moving nor obsolete inventory recorded.

Inventories pledged to banks - At December 31, 2008 and at December 31, 2007, all inventories amounting to $ 5,069 thousand and $ 5,146 thousand, respectively, were pledged to banks pursuant to loan agreements.

Sunset Suits Holdings, Inc.
Notes to Consolidated Financial Statements

6. PROPERTY, PLANT AND EQUIPMENT

	December 31,	December 31,	Useful lives
	2008	2007	(years)
Land	$56	$63	N/a
Buildings	5 365	6 490	40
Leasehold improvements	3 148	2 746	5 - 10
Machinery and equipment	7 128	7 563	3 - 20
Vehicles	148	683	3 - 5
Construction in progress	718	955	N/a
Gross	16 564	18 501

Less: accumulated depreciation and amortization	6 077	6 509

Net	$10 486	$11 993

$14,410 thousand (PLN 42,680 thousand) and $17,528 thousand (PLN 42,680 thousand) of historical costs at December 31, 2008 and December 31, 2007, respectively, are presented as described in Property, Plant, Equipment and Depreciation and Amortization Note included in the Buildings, leasehold improvements and machinery and equipment costs shown above.

Included in the group of vehicles and machinery and equipment of property, plant and equipment are capitalized leases amounting to $180 thousand and $121 thousand (net book value) for the years ended December 31, 2008 and December 31, 2007, respectively.

Depreciation and amortization expense relating to property, plant and equipment (including capitalized leases) was $893 thousand and $913 thousand for the years ended December 31, 2008 and December 31, 2007, respectively. At December 31, 2008 and December 31, 2007, we had no outstanding commitments relating to the construction or remodeling of retail store locations. At December 31, 2008, we had of approximately $108 thousand in outstanding commitments relating to the design and implementation of new computer software systems. During twelve months of the year 2008 and twelve months of the year 2007 we did not capitalize any interest as part of the cost of major capital projects.

Property Plant and Equipment pledged to banks - At December 31, 2008 and at December 31, 2007, all property plant and equipment amounting to $10,486 thousand and $ 11,993 thousand, respectively, were pledged to banks pursuant to loan agreements.

7. OTHER INTANGIBLE ASSETS

Trademark is an indefinite intangible asset that represents the cost of acquired brand registered for the name of Sunset Suits S.A.. The trademark has been registered since 1994 by Men’s Fashion. In 2007 the legal right to trademark was transferred from Men’s Fashion to Sunset Suits S.A. according to a transfer agreement of an in-kind contribution, including the trademark, concluded in February 2007.

The carrying value of the trademark, which has no determinable life, constitutes its historical cost of acquisition. The fair value of the trademark as at December 31, 2008 amounts to $12,266 thousand and exceeds its historic cost by $10,206 thousand. The fair value of the trademark is recognized in the consolidated financial statements that the Group prepares in accordance with Polish Accounting Rules.

In the consolidated financial statements that the Group prepares in accordance with Polish Accounting Rules, the Group recognizes other intangible assets with indefinite useful life that were acquired in 1990s. These assets include technology and know-how. The fair value of technology amounted to $10,737 thousand and $13,059 thousand as of December 31, 2008 and as of December 31, 2007, respectively. The fair value of know-how amounted to $7,655 thousand and $9,311 thousand as of December 31, 2008 and as of December 31, 2007, respectively. These intangible assets are presented at its fair values and are not recognized according to US GAAP.

Sunset Suits Holdings, Inc.
Notes to Consolidated Financial Statements

Accounting rules require that the Group test at least annually for possible goodwill impairment. Management also performs an annual impairment test for trademark. The Group performs tests for impairment in the fourth quarter of each year using a discounted cash flow analysis that requires that certain assumptions and estimates be made regarding industry economic factors and future profitability. As a result of the 2007 impairment analysis, the Group did not determine any intangible assets impairment. Accordingly, the Group did not record an impairment.

	December 31,			December 31,
	2008			2007
		Accumulated			Accumulated
	Gross	Amortization	Net	Gross	Amortization	Net
Trademark	$2 060	$0	$2 060	$2 505	$0	$2 505

	$2 060	$0	$2 060	$2 505	$0	$2 505

We did not recognize amortization expense for intangible assets for the years ended December 31, 2008 and December 31, 2007, respectively. Amortization expense for intangible assets subject to amortization for each of the years in the five-year period ending December 31, 2013 is estimated to be nil.

Intangible assets pledged to banks - At December 31, 2008 and December 31, 2007, the trademark carrying value amounting to $2,060 thousand and 2,505 thousand, respectively, was pledged to banks pursuant to loan agreements.

8. ACCOUNTS PAYABLE

Accounts payable by major categories are summarized as follows:

	December 31,	December 31,
	2008	2007
Trade payables to related parties	$596	$2 805
Other trade payables	2 423	7 009

	$3 019	$9 814

9. INCOME AND OTHER TAX PAYABLES

Income and other tax payables consist of the following:

	December 31,	December 31,
	2008	2007
Corporate income tax payable	$1 141	$53
Personal income tax payable	674	371
Value added tax payable	4 489	5 299
Social security tax payable	6 451	9 967

	$12 755	$15 689

Less: Settled in long term	3 691	0

	$9 064	$15 689

Sunset Suits Holdings, Inc.
Notes to Consolidated Financial Statements

Personal income tax in Poland in the years 2007 and 2008 was charged at 19%, 30% and 40% of the assessable personal income. Employee part of social security tax in Poland is charged at approx. 19% on the employee salaries.

Overdue Tax Payable

At December 31, 2008, corporate income tax payable amounting to $483 thousand, was overdue. At December 31, 2008 and at December 31, 2007, personal income tax payables amounting to $484 thousand and $371 thousand, respectively, were overdue. At December 31, 2008 and December 31, 2007, value added tax payables amounting to $3,966 thousand and $5,299 thousands were overdue. There is a signed settlement with polish tax authorities according to which overdue personal income tax payable and value added tax payable is due in the years 2009 – 2011.

At December 31, 2008 and at December 31, 2007, social security tax payables amounting to $5,914 thousand and $9,967 thousand, respectively, were overdue. In 2009 management submitted a final application for a settlement with the Polish social security authority enclosing a proposed overdue social security tax payable schedule according to which overdue social security tax payable is due in the years 2009 – 2014. Management is in the opinion that the settlement with Polish social security authority will be signed shortly. Following table presents an agreed schedule of payment of overdue tax payables with polish tax authorities and a proposed schedule of payment of overdue social security tax payables with Polish social security authority:

	2009	2010	2011	2012	2013	2014	Total
Personal income tax payable	$19	$271	$18				$308
Value added tax payable	230	3 402					3 632
Agreed overdue tax payable Payment schedule	$248	$3 673	$18				$3 940
Social security tax payable	$152	$203	$726	$1 080	$3 292	$54	$5 507
Proposed overdue tax payable payment schedule	$400	$3 876	$744	$1 080	$3 292	$54	$9 447

10. INCOME TAXES

Corporate income tax in Poland is charged at 19% of the assessable profit. Members of the Group that are incorporated in Poland are subject to Polish corporate income tax at the applicable tax rates on the taxable income as reported in their Polish statutory accounts in accordance with the relevant enterprises income tax laws applicable to foreign enterprises.

The Group uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes.

Sunset Suits Holdings, Inc.
Notes to Consolidated Financial Statements

The following summarizes the provision for income taxes and a summary of the significant components of the Group’s deferred tax assets and liabilities:

		December 31,	December 31,
Corporate Income Tax (expense) benefit:		2008	2007
Current	$	( 1 385)	$(562)
Deferred		595	(1)
		(789)	(563)
Deferred tax assets (liabilities):
Nondeductible accruals and allowances		$26	$116
Depreciation		(1 321)	(1 725)
Deferred compensation		318	0
Other (net)		158	0
Net deferred tax asset (liability)		(819)	(1 608)
Included in:
Current assets		$502	$116
Noncurrent liabilities		(1 321)	(1 725)
Net deferred tax asset (liability)		(819)	(1 608)

A deferred tax liability is recognized primarily on our fixed assets that has been already amortized for tax purposes but are being depreciated for accounting purposes.

The Group has not recognized deferred tax assets relating to the excess of its income tax bases in its non-U.S. subsidiaries over their financial statement carrying value because the Group expects to hold the investments and reinvest future earnings indefinitely.

A reconciliation of the expected income tax derived by the application of the 34% U.S. corporate income tax rate to the Group’s income before income tax benefit is as follows:

December 31,
2008
Net income before income taxes	$2 564
Expected income tax charge at 34%	(872)
Non deductible expenses	(302)
Rate differential on foreign income invested indefinitely	385
Income tax charge recognized	(789)

11. FINANCIAL INSTRUMENTS

At December 31, 2008 and December 31, 2007, the fair values of cash and cash equivalents, receivables and accounts payable approximated carrying values due to the short-term nature of these instruments. The fair value of long-term debt approximated its carrying value because of the variable rate interest rates of the debt.

As a result of the Group’s credit facilities, the Group is exposed to changes in interest rates and foreign currency exchange rates which may adversely affect results of operations and financial condition. The Group does not use derivative financial instruments to minimize the risks and or costs associated with such risks.

The Group provides cash deposits to Landlords for rent facilities. These deposits are returned upon the end of lease period. The majority of the deposits are returned in nominal amount with no interest accounted, according to lease agreements. The nominal value of the deposits amounted to $633 thousand and $453 thousand, respectively, as of December 31, 2008 and December 31, 2007. The assets are recoverable in the period more than one year. Therefore the Group recorded the deposits at the present value of eventual repayment resulting in amortization of deposits amounting to $65 thousand and $56 thousand, for the years ended December 31, 2008 and December 31, 2007, respectively.

Sunset Suits Holdings, Inc.
Notes to Consolidated Financial Statements

12. LONG-TERM DEBT

Long-term debt consists of the following:

	December 31,	December 31,
	2008	2007
Secured Notes due 2013, net of unamortized discount, in USD (BGŻ) with interest at LIBOR+2.5% p.a.	$3 832	$4 182
Secured Notes due 2012, net of unamortized discount, in USD (BWE) with interest at LIBOR+2.6% p.a.	101	118
Secured Notes due 2012, net of unamortized discount, in USD (Meritum, formerly BWE) with interest at LIBOR+2.6% p.a.	411	483
Secured Notes due 2013, net of unamortized discount, in PLN (BGŻ) with interest at WIBOR+1.5% p.a.	771	1 160
Secured Notes due 2012, net of unamortized discount, in PLN (Meritum, formerly BWE) with interest at WIBOR+3.0% p.a.	1 106	1 572
Secured Notes due 2011, net of unamortized discount, in PLN (Bank Śląski) with interest at WIBOR+2.0% p.a.*	1 104	2 007
	$7 324	$9 522
Less: current portion	1 394	763
	$5 929	$8 759

Long-term debt maturities for each of the next five years are $1,394 thousand in 2009, $1,076 thousand in 2010, $1,497 thousand in 2011, $1.202 thousand in 2012 and $1,187 in 2013. All of our notes contain certain covenants, including, among others, restrictions on liens and additional secured debt, and pay interest semiannually. The weighted-average interest rate of our long-term debt was 6.48% and 7.34% at December 31, 2008 and December 31, 2007, respectively.

All loans are secured by the Company’s assets.

LIBOR is the basis for variable interest rate for credits denominated in USD defined as the London Inter Bank Offer Rate. WIBOR is the basis for variable interest rate for credits denominated in PLN defined as the Warsaw Inter Bank Offer Rate.

13. EMPLOYEE BENEFITS

Sunset Suits S.A. and Fashion Service Sp. z o. o. both contribute to a pension scheme organized by the Polish government in respect of their employees in Poland on a monthly basis and accrue for retirement benefits that equals one monthly salary payable at the retirement of each employee who is employed in at that date. Neither Sunset Suits S.A. nor Fashion Service Sp. z o. o. is required by law or entered into any other form of employee benefits plan.

The Group incurred $1,712 thousand and $1,457 thousand of employee benefits for the year ended December 31, 2008 and December 31, 2007, respectively.

14. COMMITMENTS AND CONTINGENCIES

Contingent Liabilities

Members of the Group have been named as defendants in various actions and proceedings, including actions brought by certain employees whose employment has been terminated arising from the Group’s ordinary business activities. Although the amount of any liability that could arise with respect to these actions cannot be accurately predicted, in our opinion, any such liability will not have a material adverse effect on the Group’s financial position or results of operations.

Trouble Debt Restructuring

Sunset Suits Holdings, Inc.
Notes to Consolidated Financial Statements

Predecessors or affiliates of the Group had defaulted payment of certain long term debts in the past. As the result of bank settlements, part of the interest was suspended. If the bank settlements are breached, the interests might be claimed by financial institutions. Total interest suspended amounted to $ 3,597 thousand at December 31, 2008. Management is of the opinion that there is no risk of breaching the bank settlement agreements.

Operating Leases

In the normal course of business, the Group rents retail and factory outlet stores space under operating lease agreements. The operating lease agreements generally contain renewal options that may be exercised at the applicable Group member’s discretion after the completion of the base rental terms. Certain of the rental agreements provide for payment of occupancy costs. In addition, many of the rental agreements provide for payment by us of a percentage of outlet net sales or increases to the base rental rate upon the outlet turnover or at specified intervals, which usually occur on an annual basis. Sales outlets are leased for initial periods ranging from 5 to 10 years. As of December 31, 2008 there were rent agreements that lasted for the periods from 3 months up to 10 years. Following table presents the future minimum rental payments as of the date of the latest balance sheet presented:

	2009	2010	2011	2012	2013	Total
Future minimum rental payments	$4 588	$4 256	$3 562	$2 114	$1 244	$17 162

The Group recognizes lease expense on a straight-line basis over the life of the lease agreement. Contingent rent expense is recognized as it is incurred. Total rent expense in continuing operations from operating lease agreements (including occupancy costs) were $6,924 thousand and $5,369 thousand for the twelve months of the year ended December 31, 2008 and December 31, 2007, respectively. Approximately 75% (in money terms) of lease agreements are denominated in foreign currencies – U.S. dollars and Euro. These two foreign currencies are commonly used in Poland in rentals of retail outlets agreements.

Obligations under material contracts

On November 27, 2008, our subsidiary Sunset Suits S.A., entered into a services agreement, with LST Sp. z o. o. (“LST”). Under this agreement LST acts as the IT integrator in the process of implementation of the new software in Sunset Suits S.A. – an integrated retail store sales register system. The contract fee is fixed and amounts to $140 thousand approximately. The majority of the work will be performed in 2009.

On August 1, 2008, our subsidiary Sunset Suits S.A., entered into a services agreement, with Ernst&Young Advisory Sp. z o. o. (“Ernst&Young”). Under this agreement Ernst&Young acts as the advisor in the process of re-design and implementation of Sunset Suits Holdings Inc., Sunset Suits S.A. and Fashion Service Sp. z o. o. internal control systems, in order to make them compliant with Section 404 of Sarbanes Oxley Act of 2002. The contract fee is based upon total working hours. Management estimates that the overall budget for this arrangement will not exceed $150 thousand. The majority of the work will be performed in 2009.

15. SHAREHOLDERS’ EQUITY

Common Stock

The Board of Directors has authorized 12,499,645 of ordinary shares at $0.001 PAR value. At May 21, 2008 Sunset Suits Holdings acquired 6,121,250 ordinary shares of Sunset Suits in a share exchange transaction. The number of shares of the Company issued prior to the reverse takeover has been restated to reflect the reverse takeover transaction. As the result of the reverse takeover transaction a total number of 1,250,178 ordinary shares were recapitalized. Following the acquisition of sunset Suits, Sunset Suits Holdings issued 5,128,217 ordinary shares in a private placement transaction. The computation of loss per share was also affected by this transaction for all years presented. All shares were issued at that dates.

Reverse takeover transaction

On May 21, 2008, Sunset Suits Holdings, Inc. acquired all of the business operations of Sunset Suits S.A. in a share exchange transaction pursuant to which all of the issued and outstanding shares of Sunset Suits S.A. were exchanged for 6,121,250 shares of common stock of Sunset Suits Holdings, Inc. As a result of this transaction and following the private placement described below, the former stockholders of Sunset Suits S.A. – Mr. Mirosław Kranik is a majority shareholder of Sunset Suits Holdings, Inc. owing approximately 49% of our common stock, and Sunset Suits S.A. is now our wholly-owned subsidiary. Additionally, Fashion Service Sp. z o. o., through which we conduct our manufacturing operations, became our indirect wholly-owned subsidiary. For accounting purposes, the above transaction was a capital transaction in substance for Sunset Suits S.A.. The number of shares of Sunset Suits S.A. issued prior to the reverse takeover has been restated to reflect the reverse takeover transaction. The computation of income per share was also affected by this transaction for all years presented.

Sunset Suits Holdings, Inc.
Notes to Consolidated Financial Statements

Immediately following the acquisition of Sunset Suits S.A., we completed a private placement in which we sold 5,128,217 new shares of our common stock to 71 accredited investors. As a result of this private placement, we raised approximately $16,000 thousand in gross proceeds, which left us with $11,225 thousand in net proceeds after the deduction of offering expenses in the amount of approximately $4,775 thousand.

Deemed contribution - hypothetical income tax expense

Included in retained earnings is a hypothetical income tax expense amounting to 515 thousands. The net result for the year ended December 31, 2007 is derived mainly from profits of Men’s Fashion that was organized as a sole proprietorship. Men’s Fashion as a sole proprietorship was not obliged to pay corporate income tax. Instead Mr. Kranik was obliged to pay personal income tax on his own. In order to present a true and fair presentation of net results for the year ended December 31, 2007 there was an adjustment to net income made for a hypothetical corporate income tax being the 19% charge on the Men’s Fashion profit before tax. As this charge is not a Sunset Suits Holdings Inc. consolidated obligation (the credit does not meet the conceptual definition of a liability) the credit side of the adjustment has been presented as deemed contribution to additional paid-in-capital.

16. OPERATING RISK

Interest rate risk

The interest rates and terms of repayment of bank and other borrowings are disclosed in the Note 12. Other financial assets and liabilities do not have material interest rate risk.

Credit risk

The Group is exposed to credit risk from its cash in banks and fixed deposits and bills and accounts receivable. The credit risk on cash in banks and fixed deposits is limited because the counterparties are recognized financial institutions. Bills and accounts receivable are subjected to credit evaluations. An allowance has been made for estimated irrecoverable amount which has been determined by reference to past default experience and the current economic environment.

Foreign currency risk

Most of the transactions of the Group were settled in Polish zloty. The Group financial results are bare to foreign currency exposure risk. As described in the note 11, part of long term debt is denominated in U.S. dollars. Therefore the Group financial results are exposed to the U.S. dollar to polish zloty foreign exchange rate fluctuations.

The Group operating results are considerably bare to foreign currency exposure risk. As described in the Note 14, majority of rental agreements for retail and factory outlet stores space are denominated in foreign currencies. Therefore the Group operating results are exposed to the U.S. dollar to Polish zloty and Euro to Polish zloty foreign exchange rates fluctuations.

17. SHIPPING AND HANDLING COST

Summarized below are shipping and handling costs related to delivery of finished goods included in selling expenses:

	December 31,	December 31,
	2008	2007
Shipping and handling cost	$273	$336
	$273	$336

Sunset Suits Holdings, Inc.
Notes to Consolidated Financial Statements

18. ADVERTISING EXPENSES

Summarized below are advertising and marketing expenses included in selling expenses:

	December 31,	December 31,
	2008	2007
Advertising and marketing expenses	$379	$383
	$379	$383

19. BUSINESS SEGMENT GEOGRAPHIC AREA INFORMATION

Business segment

Management identifies operating segments based on, among other things, differences in products sold and the way the Group’s management organizes the components of the Group’s business for purposes of allocating resources and assessing performance. The Group’s operations are comprised of two reportable segments: production and retail. Segment revenues are generated from manufacturing and the sale of suits and accessories through wholesale channels and in the Group’s own retail locations. The production segments include design, manufacture and wholesale operations with third party departments and other foreign stores. The retail segment includes operations by the Group’s stores. The Group defines segment profit as operating income before net interest expense, goodwill impairment charges, equity in earnings of unconsolidated affiliates and income taxes. Summarized below are the Group’s revenues, income and total assets by reportable segments.

			Eliminations
	Production	Retail	& other	Consolidated
For the year ended December 31, 2008:
Revenue	$21 813	$32 225	$(15 961)	$38 076
Gross profit	4 439	17 907	(33)	22 314
Operating expense	1 941	16 302	0	18 243
Operating income (loss)	2 499	1 605	(33)	4 071

For the year ended December 31, 2007:
Revenue	$10 117	$28 517	$(5 487)	$33 147
Gross profit	4 552	13 104	(63)	17 592
Operating expense	4 469	10 119	0	14 588
Operating income (loss)	82	2 985	(63)	3 004

Total Assets Information

The Group's segment total assets are analyzed as follows:

	December 31,	December 31,
	2008	2007
Production	$15 375	$12 192
Retail	15 745	14 350
Elimination&Other	(4 560)	(2 815)
Total assets	$26 559	$23 727

Sunset Suits Holdings, Inc.
Notes to Consolidated Financial Statements

Geographical Information

The Group's sales by geographic destination are analyzed as follows:

	December 31,	December 31,
	2008	2007
Poland	$35 153	$30 153
Other	2 924	2 994
	$38 076	$33 147

20. RELATED PARTY TRANSACTIONS

Following entities are related parties through direct dependence on our Chief Financial Officer – Mr. Mirosław Kranik: Sunset Suits Bohemia s.r.o. operating in Czech Republic, SIA Sunset Riga operating in Latvia, UAD Sunset Vilnius operating in Lithuania and OU Posnania operating in Estonia.

Following tables disclose the Group's related party transactions:

Revenues to related party	December 31,	December 31,
	2008	2007
Sunset Suits Bohemia, s.r.o.	$1 477	$1 311
SIA Sunset Riga	435	506
UAD Sunset Vilnius	984	755
OU Posnania	128	150
Total	$3 024	$2 723

The presented above revenues to related party constitute a wholesale of merchandise.

Receivables to related party	December 31,	December 31,
	2008	2007
Sunset Suits Bohemia, s.r.o.	$1 248	$1 311
SIA Sunset Riga	355	397
UAD Sunset Vilnius	784	343
OU Posnania	114	272
Total	$2 501	$2 323

The presented above receivables to related party is an effect of transactions resulting from a wholesale of merchandise.

Expenditures to related party	December 31,	December 31,
	2008	2007
Miroslaw Kranik	$5 956	$3 575
Total	$5 956	$3 575

Sunset Suits Holdings, Inc.
Notes to Consolidated Financial Statements

The presented above expenditures to related party results from purchases of services and furniture and fixtures from Mirosław Kranik’s Men’s Fashion sole proprietorship.

Payables to related party	December 31,	December 31,
	2008	2007
Miroslaw Kranik	$596	$2 805
Total	$596	$2 805

The presented above payables to related party is an effect of transactions with Mirosław Kranik’s Men’s Fashion sole proprietorship.

As a result of the reverse merger transaction described in the Note 15, Mr. Mirosław Kranik acquired 6,070,340 of common stock of Sunset Suits Holdings, Inc.. On November 17, 2008 Mr. Mirosław Kranik acquired additional 50,000 of common stock of Sunset Suits Holdings, Inc.. At December 31, 2008 Mr. Mirosław Kranik owed 48.96% of the share equity of Sunset Suits Holdings, Inc..

21. SUBSEQUENT EVENTS

On January 22, 2009 the Group acquired SIA Sunset Riga from Mr. Mirosław Kranik. SIA Sunset Riga is a limited liability corporation registered in Latvia in accordance with the Laws of Republic of Latvia. The entity operates with a network of two retail stores in Riga.

On January 23, 2009 Mr. Kranik acquired 102,600 common shares of Sunset Suits Holdings Inc.. On February 24, 2009 Mr. Kranik sold 250,000 common shares of Sunset Suits Holdings Inc.

On January 29, 2009 the shareholders of Fashion Service made a formal decision to increase the total shareholders’ equity of Fashion Service by PLN 6,100,000 (approximately $2,060,000). As a result of this decision, Sunset Suits became liable to make a cash payment to Fashion Service within 6 months from the date of the decision.

Other than the above, there were no material subsequent events since the date the financial statements were prepared.

Poznań, 23 March 2009

Mirosław Kranik
Chief Executive Officer
Sunset Suits Holdings, Inc.

5,128,217 Shares

SUNSET SUITS HOLDINGS, INC. Common Stock

PROSPECTUS

For the 40 days following the effectiveness of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

___________, 2009

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

	Amount to
	Be Paid
SEC Registration Fee	$628.80
Printing Fees and Expenses	$12,500	*
Legal Fees and Expenses	$500,000	*
Accounting Fees and Expenses	$143,000	*
Blue Sky Fees and Expenses	$2,000	*
Transfer Agent and Registrar Fees	$2,000	*
Miscellaneous	$5,000	*
Total	$665,128.80	*

*Estimated amount

Item 14. Indemnification of Directors and Officers.

Our Bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities.

Since January 1, 2005, we have issued and sold the following unregistered securities:

On August 1, 2007, the United States Bankruptcy Court for the Northern District of Texas confirmed the Plan as presented by the SMS Companies, including the predecessor company of Sunset Suits Holdings, Inc. (formerly, SMSA III Acquisition Corp.), and their creditors. HFG participated with the SMS Companies and their creditors in structuring the Plan. As part of the Plan, HFG provided $115,000 to be used to pay professional fees associated with the Plan confirmation process. HFG was granted an option to be repaid through the issuance of equity securities in 23 of the SMS Companies, including Senior Management Services of El Paso Sunset, Inc. In June 2007, HFG exercised the option and, as provided in the Plan, 80% of our outstanding common stock, or 1,000,000 shares, was issued to HFG in satisfaction of HFG’s administrative claims. The remaining 20% of our outstanding common stock, or 250,178 shares, was issued to 455 holders of unsecured debt. The issuance of our shares to HFG and the unsecured debtors was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

On May 21, 2008 we issued 6,121,250 shares of our common stock to stockholders of Sunset Suits. The total consideration for the 6,121,250 shares of our common stock was 100,000 shares of Series A Privileged Shares of Sunset Suits and 11,924,000 shares of Series B Privileged Shares, which is all the issued and outstanding capital stock of Sunset Suits. We did not receive any cash consideration in connection with the share exchange. The number of our shares issued to the stockholders of Sunset Suits was determined based on an arms-length negotiation. The issuance of our shares to these individuals was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder, as well as on Regulation S promulgated under the Securities Act.

On May 21, 2008 we issued 5,128,217 shares of our common stock in a private placement with 71 accredited investors in which we raised $16 million in gross proceeds. The issuance of our shares to these individuals was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder, as well as on Regulation S promulgated under the Securities Act.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are Accredited Investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

In instances described above where we issued securities in reliance upon Regulation S, we relied upon Regulation S promulgated under the Securities Act. The stockholders who received the securities in such instances made representations that (i) acknowledged that all offers and sales by such stockholder of the securities received by such stockholder shall be made pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from, or a transaction not subject to the registration requirements of, the Securities Act, (ii) the offer to purchase the securities was made to such stockholder outside of the United States, and such stockholder was, at the time of the representation and the offer, and will be, at the time of the sale, outside the United States, (iii) such stockholder had not engaged in or directed any unsolicited offers to purchase such securities in the United States, (iv) such stockholder was neither a U.S. Person nor a Distributor (as such terms are defined in Section 902(a) and 902(c), respectively, of Regulation S), (v) such stockholder purchased the securities for its own account and not for the account or benefit of any U.S. Person, (vi) such stockholder was the sole beneficial owner of the securities and had not pre-arranged any sale with a purchaser in the United States, and (vii) such stockholder was familiar with and understood the terms and conditions and requirements contained in Regulation S, specifically, that such stockholder understood that the statutory basis for the exemption claimed for the sale of the securities would not be present if the sale, although in technical compliance with Regulation S, was part of a plan or scheme to evade the registration provisions of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
2.1 *	Share Exchange Agreement, dated May 8, 2008, among the Registrant, Sunset Suits S.A. and its shareholders.
3.1 *	Articles of Incorporation of the Registrant, as amended to date.
3.2 *	Amended and Restated Bylaws of the Registrant, adopted June 9, 2008.
4.1 *	Shareholder Rights Plan by the Registrant, dated June 9, 2008.
5 *	Opinion of Thelen Reid Brown Raysman & Steiner LLP as to the legality of the shares.
10.1 *	Form of Securities Purchase Agreement, dated May 21, 2008.
10.2 *	Make Good Escrow Agreement, dated May 21, 2008, by and among the Registrant, Mirosław Kranik, Wentworth Securities, Inc., Halter Financial Group, L.P. and Securities Transfer Corporation.
10.3 *	Form of Escrow Agreement, dated May 21, 2008.
10.4 *	Stock Purchase Agreement, dated as of May 21, 2008, among Mirosław Kranik, Ewelina Ligocka-Kranik and the Registrant.
10.5 *	Transfer Agreement, dated February 3, 2007, between Sunset Suits Men’s Fashion–Moda Męska and Sunset Suits S.A. (English Translation)
10.6 *	Assumption Agreement, dated February 8, 2007, between ING Bank Slaski S.A. and Sunset Suits S.A. (English Translation)
10.7 *	Assumption Agreement, dated May 15, 2007, between Bank Gospodarki Zywnosciowej S.A. and Sunset Suits S.A. (English Translation)
10.8 *	Preferential Investment Loan Agreement (Annex 2), dated January 31, 2006, between Sunset Suits Men’s Fashion–Moda Męska and Bank Wspolpracy Europejskiej (BWE), as amended and assumed by operation of law by Fashion Service Sp. z o.o. (English Translation)
10.9 *	Investment Loan Agreement (Annex 3), dated January 31, 2006, between Sunset Suits Men’s Fashion–Moda Męska and BWE, as amended and assumed by operation of law by Fashion Service Sp. z o.o. (English Translation)
10.10 *	Loan Agreement (Annex 3), dated January 31, 2006, between Men’s Fashion–Moda Męska and BWE, as amended and assumed by operation of law by Fashion Service Sp. z o.o. (English Translation)
10.11 *	Commercial Cooperation Agreement, dated November 15, 2006, between Sunset Suits S.A. and Sunset Suits Men’s Fashion–Moda Męska. (English Translation)
10.12 *	Agreement for Regular Business Cooperation, dated April 2, 2008, between Fashion Service Sp. z.o.o. and Sunset Suits S.A. (English Translation)
10.13 *	Cooperative Services Agreement, dated December 24, 2007, between Halter Financial Group, L.P. and Sunset Suits S.A.
10.14 *	Fist Amended Cooperative Services Agreement, dated January 24, 2008, between Halter Financial Group, L.P. and Sunset Suits S.A.
10.15 *	Lease Agreement, January 9, 2008, between Sunset Suits S.A. and Fashion Service Sp. z o.o. (English Translation)
10.16 *	Sublease Agreement, dated September 6, 2006, between Sunset Suits and Sunset Suits Men’s Fashion–Moda Męska. (English Translation)
10.17	Agreement for taking over a debt and accession into a loan debt dated December 23, 2008, among Bank Wspolpracy Europejskiej Spolka Akryjna, Fashion Service s.p. z.o.o. and Sunset Suits S.A.
10.18	Business Premises Lease Agreement, dated January 27, 2009 between Przedsiebiorstwo Odziezowe "Mikon" Spolka Akcyjna w likwidacji and Fashion Service s.p. z.o.o.
10.19	Annex No. 4 to the Restructuring Agreement dated February 2, 2007, dated March 31, 2009 among ING Bank Slaski Spolka Akcyjna, Mirosław Kranik and Fashion Service s.p. z.o.o.

Exhibit No.	Description
14 *	Code of Ethics, adopted June 9, 2008.
21 *	Subsidiaries of the Registrant.
23.1	BDO Numerica International Auditors & Consultants Sp. z o.o.
23.2 *	Consent of Thelen Reid Brown Raysman & Steiner LLP, included in Exhibit 5.
24	Power of Attorney (included on the signature page of this Registration Statement).

* filed with the original filing of this S-1 on July 3, 2008

Item 17. Undertakings.

The undersigned registrant hereby undertakes to:

File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

For determining liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Poznań, Poland, on the 3rd day of July, 2008.

SUNSET SUITS HOLDINGS, INC.

By:	/s/ Mirosław Kranik
Mirosław Kranik
Chief Executive Officer (Principal Executive Officer) and
Acting Chief Financial Officer (Principal Financial and
Accounting Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Mirosław Kranik and Donald Chodak, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title
/s/ Mirosław Kranik	Director, President, Chief Executive Officer (Principal
Mirosław Kranik	Executive Officer) and Acting Chief Financial Officer (Principal
Date: May 14, 2009	Financial and Accounting Officer)

/s/ Donald Chodak	Chairman of the Board of Directors
Donald Chodak
Date: May 14, 2009

EXHIBIT INDEX

Exhibit No.	Description
2.1 *	Share Exchange Agreement, dated May 8, 2008, among the Registrant, Sunset Suits S.A. and its shareholders.
3.1 *	Articles of Incorporation of the Registrant, as amended to date.
3.2 *	Amended and Restated Bylaws of the Registrant, adopted June 9, 2008.
4.1 *	Shareholder Rights Plan by the Registrant, dated June 9, 2008.
5 *	Opinion of Thelen Reid Brown Raysman & Steiner LLP as to the legality of the shares.
10.1 *	Form of Securities Purchase Agreement, dated May 21, 2008.
10.2 *	Make Good Escrow Agreement, dated May 21, 2008, by and among the Registrant, Mirosław Kranik, Wentworth Securities, Inc., Halter Financial Group, L.P. and Securities Transfer Corporation.
10.3 *	Form of Escrow Agreement, dated May 21, 2008.
10.4 *	Stock Purchase Agreement, dated as of May 21, 2008, among Mirosław Kranik, Ewelina Ligocka-Kranik and the Registrant.
10.5 *	Transfer Agreement, dated February 3, 2007, between Sunset Suits Men’s Fashion–Moda Męska and Sunset Suits S.A. (English Translation)
10.6 *	Assumption Agreement, dated February 8, 2007, between ING Bank Slaski S.A. and Sunset Suits S.A. (English Translation)
10.7 *	Assumption Agreement, dated May 15, 2007, between Bank Gospodarki Zywnosciowej S.A. and Sunset Suits S.A. (English Translation)
10.8 *	Preferential Investment Loan Agreement (Annex 2), dated January 31, 2006, between Sunset Suits Men’s Fashion–Moda Męska and Bank Wspolpracy Europejskiej (BWE), as amended and assumed by operation of law by Fashion Service Sp. z o.o. (English Translation)
10.9 *	Investment Loan Agreement (Annex 3), dated January 31, 2006, between Sunset Suits Men’s Fashion–Moda Męska and BWE, as amended and assumed by operation of law by Fashion Service Sp. z o.o. (English Translation)
10.10 *	Loan Agreement (Annex 3), dated January 31, 2006, between Men’s Fashion–Moda Męska and BWE, as amended and assumed by operation of law by Fashion Service Sp. z o.o. (English Translation)
10.11 *	Commercial Cooperation Agreement, dated November 15, 2006, between Sunset Suits S.A. and Sunset Suits Men’s Fashion–Moda Męska. (English Translation)
10.12 *	Agreement for Regular Business Cooperation, dated April 2, 2008, between Fashion Service Sp. z.o.o. and Sunset Suits S.A. (English Translation)
10.13 *	Cooperative Services Agreement, dated December 24, 2007, between Halter Financial Group, L.P. and Sunset Suits S.A.
10.14 *	Fist Amended Cooperative Services Agreement, dated January 24, 2008, between Halter Financial Group, L.P. and Sunset Suits S.A.
10.15 *	Lease Agreement, January 9, 2008, between Sunset Suits S.A. and Fashion Service Sp. z o.o. (English Translation)
10.16 *	Sublease Agreement, dated September 6, 2006, between Sunset Suits and Sunset Suits Men’s Fashion–Moda Męska. (English Translation)
10.17	Agreement for taking over a debt and accession into a loan debt dated December 23, 2008, among Bank Wspolpracy Europejskiej Spolka Akryjna, Fashion Service s.p. z.o.o. and Sunset Suits S.A.
10.18	Business Premises Lease Agreement, dated January 27, 2009 between Przedsiebiorstwo Odziezowe "Mikon" Spolka Akcyjna w likwidacji and Fashion Service s.p. z.o.o.
10.19	Annex No. 4 to the Restructuring Agreement dated February 2, 2007, dated March 31, 2009 among ING Bank Slaski Spolka Akcyjna, Mirosław Kranik and Fashion Service s.p. z.o.o.

Exhibit No.	Description
14 *	Code of Ethics, adopted June 9, 2008.
21 *	Subsidiaries of the Registrant.
23.1	BDO Numerica International Auditors & Consultants Sp. z o.o.
23.2 *	Consent of Thelen Reid Brown Raysman & Steiner LLP, included in Exhibit 5.
24	Power of Attorney (included on the signature page of this Registration Statement).

* filed with the original filing of this S-1 on July 3, 2008